    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 20, 2000

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933
                            ------------------------

                       CABOT MICROELECTRONICS CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                              3291                             36-4324765
  (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL              (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                            ------------------------
                            870 NORTH COMMONS DRIVE

                             AURORA, ILLINOIS 60504
                                 (630) 375-6631
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                MATTHEW NEVILLE
                       CABOT MICROELECTRONICS CORPORATION
                            CHIEF EXECUTIVE OFFICER
                            870 NORTH COMMONS DRIVE
                             AURORA, ILLINOIS 60504
                                 (630) 375-6631
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:

            THOMAS W. CHRISTOPHER, ESQ.                           DUNCAN C. MCCURRACH, ESQ.
      FRIED, FRANK, HARRIS, SHRIVER & JACOBSON                       SULLIVAN & CROMWELL
                 ONE NEW YORK PLAZA                                    125 BROAD STREET
              NEW YORK, NEW YORK 10004                             NEW YORK, NEW YORK 10004
                   (212) 859-8000                                       (212) 558-4000

                            ------------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
                            ------------------------
    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the registration statement for the same offering. [ ]
---------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------
                                                                 PROPOSED MAXIMUM
                                                                AGGREGATE OFFERING         AMOUNT OF
     TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED              PRICE(1)           REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per share.....................       $75,000,000              $19,800
-----------------------------------------------------------------------------------------------------------
Preferred Share Purchase Rights(2)..........................            --                     --
-----------------------------------------------------------------------------------------------------------
Total.......................................................       $75,000,000              $19,800
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

(2) The rights will initially trade together with the common stock. The value attributable to the rights, if any, is reflected in the market price of the common stock.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THE REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

       THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION. DATED JANUARY 20, 2000.

                                            Shares
                       CABOT MICROELECTRONICS CORPORATION
                                  Common Stock
[CABOT MICROELECTRONICS LOGO]
                            ------------------------

     This is an initial public offering of shares of common stock of Cabot
Microelectronics Corporation. All of the          shares of common stock are
being sold by Cabot Microelectronics. All or substantially all of the net proceeds of this offering will be paid to Cabot Corporation, our parent corporation, in the form of a dividend.

     Prior to this offering, there has been no public market for the common stock. It is currently estimated that the initial public offering price per
share will be between $          and $          . We will apply to have the
common stock included for quotation on the Nasdaq National Market under the symbol "CCMP".

     Upon completion of this offering, Cabot Corporation will directly own at least 80% of our outstanding common stock and will continue to control us.

     See "Risk Factors" beginning on page 8 to read about factors you should consider before buying shares of the common stock.

                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                                                            PER SHARE       TOTAL
                                                            ---------       -----
Initial public offering price.............................  $             $
Underwriting discount.....................................  $             $
Proceeds, before expenses, to Cabot Microelectronics......  $             $

     To the extent that the underwriters sell more than           shares of
common stock, the underwriters have the option to purchase up to an additional shares from us at the initial public offering price less the underwriting discount.

                            ------------------------

     The underwriters expect to deliver the shares on               , 2000.

                            ------------------------

GOLDMAN, SACHS & CO.

                                   MERRILL LYNCH & CO.
                                                   ROBERTSON STEPHENS

                            ------------------------

                     Prospectus dated               , 2000.

                               INSIDE FRONT COVER

[ARTWORK]

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information about our company and common stock and our financial statements and the notes to those statements appearing elsewhere in this prospectus.

     Unless otherwise indicated, all references in this prospectus to us include Cabot Microelectronics and its subsidiaries, to Cabot Corporation include Cabot and its subsidiaries other than us, and to years are to our fiscal years ended September 30 of the year indicated.

     Unless otherwise indicated, all information in this prospectus assumes the underwriters' option to purchase additional shares in this offering will not be exercised.

                                  OUR BUSINESS

     We are the leading supplier of slurries used in chemical mechanical planarization, or CMP, a polishing process used in the manufacturing of integrated circuit, or IC, devices. CMP is an increasingly important part of the IC device manufacturing process because it helps manufacturers make smaller, faster and more complex IC devices and improves their production efficiency. CMP slurries are liquids containing abrasives and chemicals that facilitate and enhance the CMP polishing process. We believe that we sell approximately 80% of all CMP slurries sold to IC device manufacturers worldwide. For the fiscal year ended September 30, 1999, our sales increased 68% over the prior year to approximately $98.7 million and our net income increased 190% over the prior year to approximately $12.3 million. On a pro forma basis, for the fiscal year ended September 30, 1999, our sales would be approximately $97.7 million and our net income would be approximately $8.7 million. For a discussion of the pro forma adjustments, see "Unaudited Pro Forma Combined Statement of Income".

     CMP is a polishing process used by IC device manufacturers to planarize many of the multiple layers that are built upon silicon wafers to produce advanced IC devices. Planarization means to level and smooth, and to remove excess material from, the surfaces of these layers. CMP is currently used primarily to polish the insulating layers of IC devices and the tungsten plugs that go through the insulating layers and connect the multiple wiring layers of IC devices. By using CMP, manufacturers are able to produce smaller IC devices with more electronic components, both of which improve performance. By reducing the size of IC devices, manufacturers increase their throughput, or the number of IC devices that they manufacture in a given time period. CMP also helps reduce the number of defective or substandard IC devices produced, which increases the device yield. Improvements in throughput and yield reduce an IC device manufacturer's total production costs.

     We began developing CMP slurries 15 years ago for IBM, the company that pioneered CMP processing of IC devices. The first significant commercial sales of CMP slurries to the semiconductor industry occurred in the early 1990s. Since that time, use of CMP in the production of IC devices and CMP slurry sales have grown rapidly. We estimate that sales of CMP slurries have grown at an average annual compound rate of 60% since 1997 and increased to a total of approximately $120 million for 1999. CMP is used in the production of logic devices, such as microprocessors, and memory devices, such as DRAM chips. The benefits of CMP become increasingly important to IC device manufacturers as the size of the devices shrink and their complexity increases. Based on existing technology, we believe that CMP is required for the efficient manufacturing of today's advanced IC devices, which typically have feature sizes of less than 0.25 microns (about one thousandth of the thickness of a human hair). The feature sizes of most advanced IC devices are projected to decrease to less than 0.15 microns by 2003.

     We believe we offer the most technologically advanced and broadest selection of CMP slurries. We are constantly improving and enhancing our products to keep pace with technological advances in the IC manu-facturing process and the evolving needs of our customers. We have developed several different types and generations of slurries for polishing the insulating layers of IC devices, historically the most common use of CMP. We developed and introduced in 1994 a CMP slurry for polishing the tungsten plugs used to connect the multiple wiring layers of IC devices. The market for this type of slurry has grown rapidly in recent years and we have a majority market share of these CMP slurry sales to IC device manufacturers. In 1999, sales of CMP slurries for polishing insulating layers represented approximately two-thirds of our total sales and sales of CMP slurries for polishing tungsten plugs represented almost all of the balance.

     In 1996 we started developing CMP slurries for polishing the aluminum and copper wiring layers of IC devices. While most IC device manufacturers do not currently use CMP to polish these wiring layers and there have not yet been commercially significant sales of these slurries, we believe CMP will be used on these layers in the future.

     We are using our experience in CMP polishing and slurry manufacturing to expand our product range to include a broader range of consumables used in the CMP process. We have begun selling new slurries for CMP polishing of the substrates and magnetic heads used in hard disk drives. After evaluating the market for CMP polishing pads and developing new polishing materials, we recently began limited production of these pads for customer evaluation and qualification.

     We have advanced research and development capabilities and facilities to support our product development efforts. We have also assembled a highly skilled work force that includes a wide range of scientists and applications specialists, many of whom have significant experience in the semiconductor industry. We believe our people, technology and experience enable us to refine our existing products and optimize our new products to better meet our customers' needs and to provide our customers with strong customer service, applications support, and a reliable supply chain.

     Our headquarters and research and development center are located in Aurora, Illinois. Our slurries are manufactured at four sites: Aurora, Illinois; Hammond, Indiana; Barry, Wales; and Geino, Japan.

                                INDUSTRY TRENDS

     The rapid growth of the CMP slurry market has been driven in large part by the significant growth and technological advances the semiconductor industry has experienced over the past decade. IC devices are critical components in an increasingly wide variety of products and applications, including computers, data processing, communications, telecommunications, the Internet, automobiles and consumer and industrial electronics. As the performance of IC devices has increased and their size and cost have decreased, the use of IC devices in these applications has grown significantly. According to industry sources, the worldwide semiconductor market as measured by total sales grew at an average annual compound rate of 11% in the period from 1988 through 1998. Dataquest and other industry sources project continued growth at similar rates in the future.

     The rapid growth in the semiconductor industry, increasing demand for smaller, higher performance and more complex IC devices and pressure on IC device manufacturers to reduce their costs have led to increased use of CMP and consumption of CMP slurries and polishing pads. We believe that worldwide revenues from the sale of CMP slurries to IC device manufacturers grew to approximately $120 million in 1999. Industry surveys project that annual worldwide revenues in this market will grow to between approximately $350 and $450 million by 2002. This projected growth assumes increases in the number of IC devices produced, the percentage of IC devices that are produced using CMP and the number of polishing steps used to produce each device.

     Although some sectors of the semiconductor industry have been highly cyclical, sales of CMP slurries and polishing pads have not been adversely affected by these trends. We believe this is because sales of CMP slurries and polishing pads are driven primarily by the number of IC devices sold, which has been much less cyclical than the prices of IC devices. In addition, we believe that IC manufacturers have continued to increase their use of CMP because the CMP process represents only a small percentage of the total production cost of an IC device and is very important to the continued improvement of IC device performance.

                                    STRATEGY

     Our objective is to maximize our profitability and stockholder value by maintaining and leveraging our leading position in the CMP slurry market. We believe our leading market position provides us with significant competitive advantages. We will pursue the following strategies to achieve our objective:

REMAIN THE TECHNOLOGY LEADER IN CMP SLURRIES

     We believe technology is key to success in the CMP slurry market and we plan to continue to devote significant resources to our research and development and the introduction of new and improved CMP slurry products.

BUILD AND MAINTAIN CUSTOMER INTIMACY

     We will continue to build and maintain close relationships with our customers by working closely with them in product development, applications support, customer service, inventory management and other areas.

EXPAND GLOBALLY

     We intend to expand our production capacity, technical support and sales in many of the locations around the world where IC device production is concentrated, particularly in Asia where IC device manufacturing has increased recently.

ATTRACT AND RETAIN TOP QUALITY PERSONNEL

     We intend to continue to attract and retain top quality personnel committed to providing high performance products and strong customer and applications support.

MAINTAIN TOP QUALITY PRODUCTS AND SUPPLY

     Because our customers demand high quality products and reliable supply, we will continually advance our strict quality controls to improve the uniformity, consistency and performance of our CMP products. We will also continue to expand and use our strategically located production facilities and utilize our manufacturing experience to provide our customers with a proven and reliable source of CMP slurries.

EXPAND INTO NEW APPLICATIONS AND PRODUCTS

     We intend to leverage our CMP experience and technology into new applications and products such as CMP polishing pads and slurries for CMP polishing of substrates and magnetic heads used in hard disk drives.

                      RELATIONSHIP WITH CABOT CORPORATION

     We are a wholly owned subsidiary of Cabot Corporation, a global chemical manufacturing company based in Boston, Massachusetts. Prior to our incorporation in October 1999, we were a division of Cabot. After this offering, we will continue to be controlled by Cabot, which will own at least 80% of the outstanding shares of our common stock. As our controlling stockholder, Cabot will be able to approve or reject major corporate transactions without the support of any other stockholder, including a merger, consolidation or sale of substantially all our assets.

     Cabot has indicated that, following this offering, it intends to divest its remaining equity interest in us by means of a distribution to its stockholders in a transaction intended to be tax free to those stockholders. This transaction is sometimes referred to in this prospectus as the spin-off. While Cabot expects the spin-off to occur six to twelve months after this offering, we cannot give any assurance that Cabot will complete its divestiture of its remaining equity interest in us in this time frame or at all.

     We have entered into agreements with Cabot governing various interim and ongoing relationships between us and Cabot. For a further discussion of these agreements, see "Relationships Between Our Company and Cabot Corporation".

                                  THE OFFERING

Common stock offered by us...................  shares
Common stock to be outstanding after this
offering.....................................  shares or           shares if the underwriters
                                               exercise their over-allotment option in full. These
                                               shares do not include           options reserved for
                                               issuance or           options granted and not
                                               exercised pursuant to our stock option plans as of
                                                         , 2000.
Use of proceeds..............................  To pay a dividend to Cabot in the amount of $     .
Proposed Nasdaq symbol.......................  CCMP

                             ----------------------

     We were incorporated in Delaware in October 1999. Our principal executive offices are located at 870 North Commons Drive, Aurora, Illinois, 60504. Our telephone number at that location is (630) 375-6631.

                      SUMMARY AND PRO FORMA FINANCIAL DATA

     The following table presents our summary and pro forma condensed combined financial data and has been derived from our audited financial statements for the fiscal years ended September 30, 1997, 1998 and 1999 which are included elsewhere in this prospectus, and from our unaudited financial statements for the fiscal years ended September 30, 1995 and 1996. The unaudited pro forma combined financial data give effect to our new fumed metal oxide supply agreement and new dispersion services agreement with Cabot, each of which will become effective upon completion of this offering, as if they had been in effect since October 1, 1998 and do not purport to represent our results of operations for any future period. Because we began to operate as a separate division of Cabot in July 1995, the statement of operations data for 1995 include only three months of activity. As adjusted balance sheet data give effect to the proceeds
from the sale of           shares of common stock in this offering and the
dividend payment to Cabot. The data below should be read in conjunction with "Selected Financial Data", "Unaudited Pro Forma Combined Statement of Income", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our combined financial statements and the notes to our combined financial statements, each of which is included elsewhere in this prospectus.
     An income tax benefit was recorded in 1997 as a result of a tax credit for research and development activities that exceeded our statutory taxes for that period.

                                                                YEAR ENDED SEPTEMBER 30,
                                   THREE MONTHS    ---------------------------------------------------
                                       ENDED                                                   PRO
                                   SEPTEMBER 30,                                              FORMA
                                       1995         1996      1997      1998      1999        1999
                                   -------------    ----      ----      ----      ----        -----
                                                             (IN THOUSANDS)
COMBINED STATEMENT OF OPERATIONS
  DATA:
Revenue..........................     $5,003       $24,334   $35,211   $58,831   $98,690     $97,695
Gross profit.....................      1,978        10,987    15,290    29,176    50,799      45,233
Income (loss) before income
  taxes..........................        577        (1,513)      663     6,448    19,076      13,500
Net income (loss)................        355          (866)      708     4,237    12,280       8,691

                                                               AS OF SEPTEMBER 30,
                                                                       1999
                                                              ----------------------
                                                                             AS
                                                              ACTUAL      ADJUSTED
                                                              ------      --------
                                                                     ) (IN THOUSANDS
COMBINED BALANCE SHEET DATA:
Cash........................................................  $    38     $
Working capital.............................................   18,345
Total assets................................................   70,274
Current liabilities.........................................    7,775
Total liabilities...........................................    8,197
Division equity.............................................   62,077
Total liabilities and division equity.......................   70,274

                                  RISK FACTORS

     You should carefully consider the risks described below before you decide to buy our common stock. If any of the following risks were to occur, our business, financial condition or results of operations could suffer. In that event, the trading price of our common stock could decline, and you may lose all or part of your investment.

     This prospectus contains forward-looking statements based on our current expectations, assumptions, estimates and projections about our company and our industry. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, as more fully described below and elsewhere in this prospectus.

                         RISKS RELATING TO OUR BUSINESS

WE HAVE NEVER OPERATED AS A STAND-ALONE ENTITY AND OUR BUSINESS COULD SUFFER IF WE FAIL TO DEVELOP THE SYSTEMS AND INFRASTRUCTURE NECESSARY TO SUPPORT OUR BUSINESS AS A STAND-ALONE ENTITY

     We have been a part of Cabot since we began developing CMP slurries in 1985. We were organized as a separate division of Cabot in July 1995. Cabot has historically provided us with operational, financial and other support. Following this offering, we will operate as a stand-alone entity and, accordingly, must develop and implement the systems and infrastructure necessary to support our current and future business. Although Cabot has agreed to provide us with the various interim and ongoing services described in "Relationships Between Our Company and Cabot Corporation", these arrangements will terminate upon the spin-off. We cannot give any assurance that, after the expiration of these various arrangements, we will be able to replace the interim and ongoing services on terms and conditions, including costs, as favorable as those that we had as a division of Cabot or pursuant to these arrangements. We also cannot give any assurance we will be able to develop the necessary systems and infrastructure to operate as a stand-alone entity. Any failure to do so could have a material adverse effect on our business, results of operations and financial condition.

OUR HISTORICAL FINANCIAL INFORMATION MAY NOT BE REPRESENTATIVE OF OUR RESULTS AS A SEPARATE COMPANY

     The historical financial information we have included in this prospectus may not reflect what our results of operations, financial position and cash flows would have been had we been a separate, stand-alone entity during the periods presented and may not be indicative of what our results of operations, financial position and cash flows will be in the future. This is because:

- as a division of Cabot, Cabot provided us with various services and allocated expenses for these services to us in amounts that may not have been the same as the expenses we would have incurred had we performed or acquired these services ourselves;

- we are changing our fumed metal oxide supply and dispersion services arrangements with Cabot and the prices under our new agreements will be different from the prices we paid in the past; and

- the information does not reflect other events and changes that will occur as a result of our separation from Cabot, including the establishment of our capital structure, the incurrence of debt and changes in our expenses as a result of new employee, tax and other structures and matters.

WE HAVE A NARROW PRODUCT RANGE AND OUR PRODUCTS MAY BECOME OBSOLETE, OR TECHNOLOGICAL CHANGES MAY REDUCE OR LIMIT INCREASES IN CMP CONSUMPTION

     Our business is substantially dependent on a single class of products, CMP slurries, which accounted for almost all of our revenue in 1999. Our success depends on our ability to keep pace with technological changes and advances in the semiconductor industry and to adapt and improve our products in response to evolving customer needs and industry trends. Since its inception the semiconductor industry has experienced rapid technological changes and advances in the design, manufacture, performance and application of IC devices and these changes and advances are expected to continue in the future. One or more developments in the semiconductor industry may render our products obsolete or less important to the IC device manufacturing process, including:

- increased competition from new or existing producers of CMP slurries, including the introduction of new or substitute products;

- a shift toward recycling slurries;

- the adoption of a new process to create the wiring in IC devices known as dual damascene, which may reduce the number of CMP steps required to produce an IC device and which we expect will become predominant in IC device manufacturing in the next five to ten years; and

- advances in CMP technology that make it possible to perform CMP without a slurry.

There may also be physical and other limits on the ability of IC device manufacturers to continue to shrink the size and increase the density of IC devices, which are trends currently driving the growth in CMP. Any of the foregoing developments could have a material adverse effect upon the CMP slurry market in general or our business, financial condition and results of operations in particular.

WE HAVE A LIMITED NUMBER OF LARGE CUSTOMERS

     Our customer base is concentrated among a limited number of large customers. For the year ended September 30, 1999, our five largest customers accounted for approximately 58% of our revenue, with Intel accounting for approximately 22% of our revenue, Marketech accounting for approximately 15% of our revenue, and Takasago accounting for approximately 10% of our revenue. Marketech and Takasago are distributors. We believe that in the same year sales of our products to our five largest end user customers accounted for approximately 45% of our revenue. One or more of these principal customers may stop buying CMP slurries from us or may substantially reduce the quantity of CMP slurries purchased from us. Any cancellation, deferral or significant reduction in CMP slurries sold to these principal customers or a significant number of smaller customers could have a material adverse effect on our business, financial condition and results of operations. See "Business -- Customers, Sales and Marketing" for more information relating to our customers.

WE ARE CURRENTLY DEFENDING CLAIMS OF INFRINGEMENT AND MAY BE SUBJECT TO FUTURE CLAIMS

     In June 1998, Rodel, Inc. commenced a lawsuit against Cabot in the United States District Court for the District of Delaware seeking injunctive relief and damages relating to allegations that Cabot is infringing a United States patent owned by an affiliate of Rodel that relates to polishing metal surfaces. The action is presently in discovery and trial is scheduled to begin in November 2000. In April 1999, Rodel commenced a second lawsuit against Cabot in the same court seeking injunctive relief and damages relating to allegations that Cabot is infringing two other United States patents owned by an affiliate of Rodel. In the first lawsuit, the only product that is specifically alleged to infringe a Rodel patent is our W2000 slurry, which is used to polish tungsten and which currently accounts for a significant portion of our total revenue. The second lawsuit does not allege infringement by any specific products; instead, it cites one of our patents (which relates to a CMP polishing slurry for metal surfaces including, among other things, aluminum and copper) as evidence of infringement by us through the manufacture and sale of unspecified products. At this stage, we cannot predict whether or to what extent Rodel will make specific infringement claims with respect to any of our products other than our W2000 slurry in these or any future proceedings. It is possible that Rodel will claim that many of our products infringe its patents.

     Although Cabot is the only named defendant in these lawsuits, we have agreed to indemnify Cabot for any and all losses and expenses arising out of this litigation as well as any other litigation arising out of our business. While we believe we have meritorious defenses to the pending actions and intend to defend them vigorously, we can give you no assurance that we will be successful in our defense. If Rodel wins either of these cases, we may have to pay damages and, in the future, may be prohibited from producing any products found to infringe those patents or required to pay Rodel royalty and licensing fees with respect to sales of those products. In addition, we cannot assure you that we will not be subject to future infringement claims by Rodel or others with respect to our products and processes. These claims, even if they are without merit, could be expensive and time consuming to defend and if we were to lose any future infringement claims we could be subject to injunctions, damages and/or royalty or licensing agreements. Royalty or licensing agreements, if required as a result of any pending or future claims, may not be available to us on acceptable terms or at all. Successful claims of infringement against us could adversely affect our business, financial condition and results of operations.

ANY PROBLEM OR INTERRUPTION IN OUR SUPPLY FROM CABOT OF FUMED METAL OXIDES, OUR MOST IMPORTANT RAW MATERIALS, COULD DELAY OUR SLURRY PRODUCTION AND ADVERSELY AFFECT OUR SALES

     Fumed metal oxides are the primary raw materials we use in many of our CMP slurries. These slurries represented approximately 98% of our revenue in 1999. Cabot is currently our exclusive supplier of fumed metal oxides. We have entered into a fumed metal oxide supply agreement with Cabot, which will be effective upon completion of this offering and under which Cabot will continue to be our exclusive supplier of fumed metal oxides for our current slurry products. Although the agreement does not require us to purchase from Cabot fumed metal oxides for slurry products that we develop in the future, we expect that Cabot will be our primary supplier of fumed metal oxides for these products as well. Over 80% of the fumed metal oxides that we currently purchase from Cabot are manufactured at its facility in Tuscola, Illinois. Our continued supply of fumed metal oxides from Cabot is subject to a number of risks, including:

- the destruction of one of Cabot's fumed metal oxides manufacturing facilities, particularly its Tuscola facility, or its distribution infrastructure;

- a work stoppage or strike by Cabot employees who manufacture fumed metal oxides;

- the failure of Cabot to provide fumed metal oxides of the requisite quality for production of our various CMP slurries;

- the failure of essential fumed metal oxides manufacturing equipment at a Cabot plant;

- the failure or shortage of supply of raw materials to Cabot; and

- contractual amendments and disputes with Cabot, including those relating to the fumed metal oxide supply agreement.

     A significant reduction in the amount of fumed metal oxides supplied by Cabot, a problem with the quality of those fumed metal oxides or a prolonged interruption in their supply by Cabot could interfere with our ability to produce our CMP slurries in the quantities and of the quality required by our customers and in accordance with their delivery schedules. It may also be difficult to secure alternative sources of fumed metal oxides in the event Cabot encounters supply problems. Any of these events could have a material adverse effect on our business, financial condition and results of operations.

     Prior to introducing a new CMP slurry into its manufacturing process, an IC device manufacturer generally requires that the slurry be qualified through a series of tests and evaluations intended to ensure that the slurry will function properly in the manufacturing process and to optimize its application. Our customers would have to requalify our CMP slurries if we changed the supplier or type of fumed metal oxides we use to make them. A requalification might also be required if we were to purchase fumed metal oxides from a different Cabot manufacturing facility. The requalification process would likely take a significant amount of time to complete, during which our sales of CMP slurries to these customers could be interrupted or reduced. Any interruption or reduction of this type could have a material adverse effect on our business, financial condition and results of operations.

     We have also specifically engineered our slurry chemistries with the fumed metal oxides currently used in the production of our CMP products. A change in the fumed metal oxides we use to make our slurry products could require us to modify our chemistries. This modification may involve a significant amount of time and cost to complete, which may result in a material adverse effect on our business, financial condition and results of operations.

WE MAY EXPERIENCE COMPETITION FROM NEW ENTRANTS INTO THE CMP SLURRY MARKET AND CUSTOMERS THAT DEVELOP IN-HOUSE SLURRY MANUFACTURING PROCESSES

     We are aware of only four other manufacturers of CMP slurries currently selling significant volumes to IC device manufacturers. Opportunities exist for companies with sufficient financial or technological resources to emerge as potential competitors by developing their own CMP slurry products. Some of our major customers, and some potential customers, currently manufacture slurries in-house and others have the financial and technological capability to do so. Increased competition from current CMP slurry manufacturers, new entrants to the CMP slurry market or a decision by any of our major customers to produce slurry products in-house could have a material adverse effect on our business, financial condition and results of operations. The existence or threat of increased competition and in-house production could also limit or reduce the prices we are able to charge for our slurry products. In addition, our competitors may obtain intellectual property rights which may restrict our ability to market our existing products and/or to innovate and develop new products.

OUR INABILITY TO ATTRACT AND RETAIN KEY MANAGEMENT PERSONNEL OR TECHNICAL EMPLOYEES COULD CAUSE OUR BUSINESS TO SUFFER

     If we fail to recruit and retain the necessary management personnel, our business and our ability to maintain existing and obtain new customers, develop new products and provide acceptable levels of customer service could suffer. The success of our business is also heavily dependent on the leadership of our key management personnel, all of whom are employees-at-will. We have no key man insurance on any of our personnel. The loss of any number of our key management personnel could have a material adverse effect on our business and results of operations.

     Our success also depends on our ability to recruit, retain and motivate technical personnel for our research and development activities. Competition for qualified personnel, particularly those with significant experience in the CMP and IC device industries, is intense, and we may not be able to successfully recruit, train or retain these employees. The loss of the services of any key technical employee could have a material adverse effect on our business generally as well as our ability to research and develop new and existing products and to provide technical support and service to our customers.

EXPANSION OF OUR BUSINESS INTO NEW PRODUCT AREAS AND APPLICATIONS MAY NOT BE SUCCESSFUL

     An element of our strategy is to leverage our current customer relationships and technological experience and capabilities to expand our business into new product areas and applications, including manufacturing CMP polishing pads and slurries for CMP polishing of substrates and magnetic heads used in hard disk drives. Since we have had limited experience in developing and marketing these products, we cannot give any assurance that the expansion of our business into these new product areas or new applications will be successful.

OUR INTELLECTUAL PROPERTY MAY BE MISAPPROPRIATED

     Our intellectual property is important to our success and ability to compete. We attempt to protect our intellectual property rights through a combination of patent, trademark, copyright and trade secret laws, as well as employee and third-party nondisclosure and assignment agreements. Our failure to obtain or maintain adequate protection of our intellectual property rights for any reason could have a material adverse effect on our business, financial condition or results of operations.

     Policing the unauthorized use of our intellectual property is difficult, and we cannot give any assurance that the steps we have taken will prevent the misappropriation or unauthorized use of our technologies. In addition, we cannot give any assurance that we will be able to prevent other parties from designing and marketing unauthorized technologies or that others will not independently develop or otherwise acquire the same or substantially equivalent technologies to ours.

WE ARE SUBJECT TO SOME RISKS ASSOCIATED WITH OUR FOREIGN OPERATIONS

     We currently have operations and a large customer base outside the United States. In 1999, approximately 45.9% of our revenue was generated by sales to customers outside the United States. We encounter potential risks in doing business in foreign countries, including:

- the difficulty of enforcing agreements and collecting receivables through some foreign legal systems;

- foreign customers may have longer payment cycles than customers in the United States;

- tax rates in some foreign countries may exceed those of the United States and foreign earnings may be subject to withholding requirements or the imposition of tariffs, exchange controls or other restrictions;

- general economic and political conditions in the countries where we operate may have an adverse effect on our operations in those countries;

- the difficulties associated with managing a large organization spread throughout various countries; and

- the potential difficulty in enforcing intellectual property rights in some foreign countries.

As we continue to expand our business globally, our success will depend, in part, on our ability to anticipate and effectively manage these and other risks. We cannot assure you that these and other factors will not have a material adverse effect on our international operations or on our business, financial condition or results of operations.

EXCHANGE RATE FLUCTUATIONS COULD ADVERSELY AFFECT OUR FINANCIAL RESULTS

     As a result of our international operations, we expect to generate an increasing portion of our revenue and incur a significant portion of our expenses in currencies other than U.S. dollars. To the extent we are unable to match revenue received in foreign currencies with costs paid in the same currency, exchange rate fluctuations in any foreign currency could have a material adverse effect on our business, financial condition or results of operations.

     The financial condition and results of operations of some of our operating entities are reported in various foreign currencies and then translated into U.S. dollars at the applicable exchange rate for inclusion in our consolidated financial statements. As a result, appreciation of the U.S. dollar against these foreign currencies will have a negative impact on our reported revenue and operating profits. Conversely, depreciation of the U.S. dollar against these foreign currencies will have a positive impact on our reported revenue and operating profit. For information about the impact of foreign currency translation on our financial condition, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Effect of Currency Exchange Rate and Exchange Rate Risk Management" and "-- Market Risk and Sensitivity Analysis".

OUR ABILITY TO RAISE CAPITAL IN THE FUTURE MAY BE LIMITED

     We believe that cash generated by our operations, the net proceeds of this offering, borrowings under our credit facility and up to $10 million of additional financing which we expect to be able to borrow on acceptable terms will be sufficient to pay the $ dividend to Cabot and to fund our operations and capital expenditures for the next 24 months. However, we plan to expand our business and continue to improve our technology and, to do so, we may be required to raise additional funds in the future through public or private equity or debt financing, strategic relationships or other arrangements. We cannot be certain any financing will be available on acceptable terms, or at all, and our failure to raise capital when needed could have a material adverse effect on our business, financial condition or results of operations. Additional equity financing may be dilutive to the holders of our common stock and debt financing, if available, may involve restrictive covenants.

YEAR 2000 ISSUES COULD HARM OUR BUSINESS AS A RESULT OF REDUCED DEMAND FOR OUR PRODUCTS AND INTERNAL AND EXTERNAL OPERATIONS DIFFICULTIES

     The Year 2000 problem is the potential for system and processing failures of date-related data arising from the use of two digits by computer-controlled systems, rather than four digits, to define the applicable year. Cabot and our company rely, directly and indirectly, on the systems of business enterprises such as customers, suppliers, utilities, creditors and financial institutions, both domestic and international, which could be subject to operational difficulties arising out of Year 2000 issues. Any failure on the part of Cabot's or our principal internal systems or other business' systems as a result of the Year 2000 problem could harm our business, reputation, financial condition or results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Readiness Disclosure".

                  RISKS RELATING TO OUR SEPARATION FROM CABOT

WE WILL BE CONTROLLED BY CABOT AS LONG AS IT OWNS A MAJORITY OF OUR COMMON STOCK AND OUR OTHER STOCKHOLDERS WILL BE UNABLE TO AFFECT THE OUTCOME OF STOCKHOLDER VOTING DURING THAT TIME

     After the completion of this offering, Cabot will beneficially own
approximately      % of our outstanding shares of common stock, or      % if the
underwriters exercise their over-allotment option in full. As long as Cabot owns a majority of our outstanding common stock, Cabot will continue to be able to elect our entire board of directors and generally to determine the outcome of all corporate actions requiring stockholder approval. As a result, Cabot will be in a position to continue to control all matters affecting our company, including:

- a change of control of our company, including a merger;

- the acquisition or disposition of assets by our company;

- future issuances of common stock or other securities of our company;

- the incurrence of debt by our company;

- amendments, waivers and modifications to our fumed metal oxide supply agreement with Cabot and the other interim and ongoing agreements we have entered into with Cabot;

- the payment of dividends on our common stock; and

- some determinations with respect to treatment of items in our tax returns which are consolidated or combined with Cabot's tax returns.

     Cabot has indicated that, following this offering, it intends to divest its remaining equity interest in our company within six to twelve months after this offering. We cannot give any assurance, however, that Cabot will complete a divestiture of its equity interest in our company in this time frame or at all.

A NUMBER OF OUR DIRECTORS MAY HAVE CONFLICTS OF INTEREST BECAUSE THEY ARE ALSO DIRECTORS OR EXECUTIVE OFFICERS OF CABOT OR OWN CABOT STOCK

     We currently anticipate that three members of our board of directors will be directors or executive officers of Cabot. Our directors who are also directors or executive officers of Cabot will have obligations to both companies and may have conflicts of interest with respect to matters involving or affecting us, such as acquisitions and other corporate opportunities that may be suitable for both us and Cabot. In addition, after this offering and the spin-off, a number of our directors and executive officers will continue to own Cabot stock and options on Cabot stock they acquired as directors or employees of Cabot. This ownership could create, or appear to create, potential conflicts of interest when these directors and officers are faced with decisions that could have different implications for our company and Cabot. While there are provisions in our certificate of incorporation designed to resolve these conflicts between us and Cabot fairly, we cannot assure you that any conflicts will be so resolved. See "Description of Capital Stock".

WE MAY HAVE POTENTIAL BUSINESS CONFLICTS OF INTEREST WITH CABOT WITH RESPECT TO OUR PAST AND ONGOING RELATIONSHIPS

     Upon the completion of this offering, Cabot will continue to be our exclusive supplier of fumed metal oxides for our existing slurries under a fumed metal oxide supply agreement between Cabot and our company. While we are not required to do so under the terms of that agreement, we expect we also will purchase from Cabot most of the fumed metal oxides we require for any new slurries we develop. Furthermore, we currently have and, after this offering and the spin-off, will continue to have, contractual arrangements with Cabot requiring Cabot and its affiliates to provide us with various interim, ongoing and other services. As a result, conflicts of interest may arise between Cabot and us in a number of areas relating to our past and ongoing relationships, including:

- the terms of our fumed metal oxide supply agreement and other interim and ongoing agreements with Cabot;

- Cabot's ability to control our management and affairs;

- the nature, quality and pricing of transitional services Cabot has agreed to provide us;

- business opportunities that may be attractive to both Cabot and us;

- litigation, labor, tax, employee benefit and other matters arising from our separation from Cabot;

- the incurrence of debt and major business combinations by us; and

- sales or distributions by Cabot of all or any portion of its ownership interest in us.

     We cannot assure you that we will be able to resolve any conflicts we may have with Cabot or, if we are able to do so, that the resolution will be as favorable as if we were dealing with an unaffiliated party. The contractual agreements we have entered into with Cabot may be amended from time to time upon agreement between the parties and, as long as Cabot is our controlling stockholder, it will have the ability to require us to agree to any such amendments. These agreements were made in the context of an affiliated relationship and were negotiated in the overall context of our separation from Cabot. The prices and other terms under these agreements may be less favorable to us than what we could have obtained in arm's-length negotiations with unaffiliated third parties for similar services or under similar leases. It is particularly difficult to assess whether the price for fumed metal oxides provided for under our fumed metal oxide supply agreement with Cabot is the same as or different than the price we could have obtained in arm's-length negotiations with an unaffiliated third party in light of the long-term nature of the contract, the volumes provided for under the agreement and our particular quality requirements. For more information about these arrangements, see "Relationships Between Our Company and Cabot Corporation".

WE FACE RISKS ASSOCIATED WITH BEING A MEMBER OF CABOT'S CONSOLIDATED GROUP FOR FEDERAL INCOME TAX PURPOSES

     For so long as Cabot continues to own 80% of the vote and value of our capital stock, we will be included in Cabot's consolidated group for federal income tax purposes. Under a tax sharing agreement with Cabot that will become effective prior to the completion of this offering, we will pay Cabot the amount of federal, state and local income taxes that we would be required to pay to the relevant taxing authorities if we were a separate taxpayer not included in Cabot's consolidated or combined returns. In addition, by virtue of its controlling ownership and the tax sharing agreement, Cabot will effectively control substantially all of our tax decisions. Under the tax sharing agreement, Cabot will have sole authority to respond to and conduct all tax proceedings including tax audits relating to Cabot consolidated or combined income tax returns in which we are included. Moreover, notwithstanding the tax sharing agreement, federal law provides that each member of a consolidated group is liable for the group's entire tax obligation. Thus, to the extent Cabot or other members of the group fail to make any federal income tax payments required of them by law, we could be liable for the shortfall. Similar principles may apply for state income tax purposes in many states.

IF THE ANTICIPATED SPIN-OFF IS NOT TAX FREE, WE COULD BE LIABLE TO CABOT FOR THE RESULTING TAXES

     As described above under "Prospectus Summary -- Relationship with Cabot Corporation", we will, after this offering, continue to be controlled by Cabot and Cabot intends to divest itself of its remaining equity interest in us by means of a tax free spin-off. We have agreed to indemnify Cabot in the event that the spin-off is not tax free to Cabot as a result of various actions taken by or with respect to us or our failure to take various actions, all as set forth in our tax sharing agreement with Cabot. We may not be able to control some of the events that could trigger this liability. In particular, any acquisition of us by a third party within two years of the spin-off could result in the spin-off becoming a taxable transaction and give rise to our obligation to indemnify Cabot for any resulting tax liability.

                        RISKS RELATING TO THIS OFFERING

SINCE OUR COMMON STOCK HAS NOT TRADED PUBLICLY, THE INITIAL PUBLIC OFFERING PRICE MAY NOT BE INDICATIVE OF THE MARKET PRICE OF OUR COMMON STOCK AFTER THIS OFFERING, AND THE MARKET PRICE OF OUR COMMON STOCK MAY FLUCTUATE WIDELY AND RAPIDLY

     There is currently no public market for our common stock, and we cannot assure you that an active trading market will develop or be sustained after this offering. The initial public offering price has been determined through negotiation between us and representatives of the underwriters and may not be indicative of the market price for our common stock after this offering.

     The market price of our common stock could fluctuate significantly as a result of:

- economic and stock market conditions generally and specifically as they may impact participants in the semiconductor industry;

- changes in financial estimates and recommendations by securities analysts following our stock;

- earnings and other announcements by, and changes in market evaluations of, participants in the semiconductor industry;

- changes in business or regulatory conditions affecting participants in the semiconductor industry;

- announcements or implementation by us or our competitors of technological innovations or new products; and

- trading volume of our common stock.

     The securities of many companies have experienced extreme price and volume fluctuations in recent years, often unrelated to the companies' operating performance. Specifically, market prices for securities of technology related companies have frequently reached elevated levels, often following their initial public offerings. These levels may not be sustainable and may not bear any relationship to these companies' operating performances. If the market price of our common stock reaches an elevated level following this offering, it may materially and rapidly decline. In the past, following periods of volatility in the market price of a company's securities, stockholders have often instituted securities class action litigation against the company. If we were involved in a class action suit, it could divert the attention of senior management, and, if adversely determined, have material adverse effect on our business, results of operations and financial condition.

SHARES ELIGIBLE FOR FUTURE SALE COULD REDUCE THE MARKET PRICE FOR OUR COMMON
STOCK

     The market price of our common stock could drop as a result of sales of a large number of shares of our common stock in the market after this offering or the perception that these sales could occur. These factors also could make it more difficult for us to raise funds through future offerings of our common stock.

     Upon the completion of this offering, there will be
outstanding shares of our common stock. The shares of our common stock sold in this offering will be freely tradable without restriction, except for any shares acquired by an affiliate of our company (which can be sold under Rule 144 under
the Securities Act, subject to various volume and other limitations).      % of
the shares of our common stock will be beneficially owned by Cabot. Cabot is not obligated to retain these shares, except that subject to limited exceptions, it has agreed not to sell or otherwise dispose of any shares of common stock for 180 days after the completion of this offering without the consent of our underwriters. After the expiration of this 180 day period, Cabot could dispose of its shares of our common stock through a public offering, spin-off or other transaction and has indicated its intention to do so through a spin-off.

ANTI-TAKEOVER PROVISIONS OF DELAWARE'S GENERAL CORPORATION LAW AND OUR CERTIFICATE OF INCORPORATION AND BYLAWS, AS WELL AS OUR STOCKHOLDERS RIGHTS PLAN, COULD DELAY OR DETER A CHANGE IN CONTROL OF OUR COMPANY

     Amendments we intend to make to our certificate of incorporation and our bylaws, as well as our stockholders' rights plan and various provisions of the Delaware General Corporation Law, may make it more difficult to effect a change in control of our company. These amendments, our stockholders' rights plan and the various provisions of Delaware General Corporate Law may adversely affect the price of our common stock, discourage third parties from making a bid for our company or reduce any premiums paid to our stockholders for their common stock. For example, we intend to amend our certificate of incorporation to
authorize our board of directors to issue up to                million shares of
blank check preferred stock and to attach special rights and preferences to this preferred stock. The issuance of this preferred stock may make it more difficult for a third party to acquire control of us. We also intend to amend our certificate of incorporation to provide for the division of the board of directors into three classes as nearly equal in size as possible with staggered three-year terms. This classification of our board of directors could have the effect of making it more difficult for a third party to acquire our company, or of discouraging a third party from acquiring control of our company. In addition, the rights issued to our stockholders under our stockholders' rights plan may make it more difficult or expensive for another person or entity to acquire control of us without the consent of our board of directors. See "Description of Capital Stock -- Preferred Stock", "-- Anti-takeover Effects of Our Certificate of Incorporation and Bylaws and Provisions of Delaware Law" and "-- Rights Plan" for a more complete description of our capital stock, our certificate of incorporation, our stockholders' rights plan and the effects of the Delaware General Corporation Law that could hinder a third party's attempts to acquire control of us.

INVESTORS IN THIS OFFERING WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION

     If you purchase common stock in this offering, you will pay more for your shares than the amounts paid by Cabot for its shares. As a result, you will
experience immediate and substantial dilution of approximately $          per
share, representing the difference between the initial public offering price of
$          per share and our net tangible book value per share as of

, 1999 after giving effect to this offering. In addition, you may experience further dilution to the extent that shares of our common stock are issued upon the exercise of stock options or under our employee stock purchase plan. Substantially all of the shares issuable upon the exercise of currently outstanding stock options, or under our employee stock purchase plan, will be issued at a purchase price less than the public offering price per share in this offering. See "Dilution" for a more complete description of how the value of your investment in our common stock will be diluted upon the completion of this offering.

                                USE OF PROCEEDS

     We estimate the net proceeds from our sale of                shares of
common stock will be $          , after deducting the underwriting discount and
estimated offering expenses payable by us. If the underwriters' over-allotment option is exercised in full, we estimate the net proceeds will be $ million.

     We presently intend to use all of the net proceeds from this offering to
pay a dividend to Cabot in the amount of $          .

                                DIVIDEND POLICY

     Except for the dividend that we expect to pay to Cabot immediately following the completion of this offering, we have never declared or paid any cash dividends on our capital stock. We presently intend to retain future earnings, if any, to finance the expansion of our business and do not expect to pay any cash dividends in the foreseeable future. Payment of future cash dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

                                 CAPITALIZATION

     The following table sets forth our capitalization (1) on an actual basis as of September 30, 1999, and (2) as adjusted to give effect to:

- the proceeds from the sale of                shares of common stock offered
  hereby at an assumed initial public offering price of $          per share,
  after deducting estimated underwriting discounts and expenses and assuming the underwriters do not exercise their option to purchase additional shares; and

- the payment of the dividend to Cabot in the amount of $       .

     This table should be read in conjunction with "Selected Financial Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our combined financial statements and the notes to our combined financial statements, each of which is included in this prospectus.

                                                              AS OF SEPTEMBER 30, 1999
                                                              ------------------------
                                                               ACTUAL     AS ADJUSTED
                                                               ------     -----------
                                                                   (IN THOUSANDS)
Long-term debt..............................................  $    --       $    --
Division equity.............................................   62,077
                                                              -------       -------
          Total capitalization..............................  $62,077       $
                                                              =======       =======

                                    DILUTION

     Our net tangible book value as of September 30, 1999 was approximately
$58.0 million, or $     per share. Net tangible book value per share is equal to
our total tangible assets minus our total liabilities divided by the number of shares of our common stock outstanding. Assuming we had sold the shares of common stock offered by this prospectus at an initial public offering
price of $          , and after deducting discounts and commissions and
estimated offering expenses payable by us and the dividend payment to Cabot, our pro forma net tangible book value at September 30, 1999 would have been
approximately $     million, or $     per share. This represents an immediate
increase in net tangible book value of $     per share to Cabot and an immediate
dilution of $     per share to new investors. Dilution is determined by
subtracting net tangible book value per share after the offering from the amount of cash paid by a new investor for a share of common stock. The following table illustrates the substantial and immediate per share dilution to new investors:

                                                                 PER SHARE
                                                              ----------------
Assumed initial public offering price.......................            $
Net tangible book value as of September 30, 1999............  $
  Dividend payment to Cabot.................................
  Increase in pro forma net tangible book value attributable to new investors.......................................
                                                              ------
Pro forma net tangible book value after this offering.......
                                                                        ------
Dilution to new investors...................................            $
                                                                        ======

     The following table summarizes as of September 30, 1999 the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by Cabot and by new investors at an assumed
offering price of $     per share and without giving effect to the underwriting
discount and assumed offering expenses:

                                       SHARES PURCHASED     TOTAL CONSIDERATION
                                      ------------------    -------------------    AVERAGE PRICE
                                      NUMBER     PERCENT     AMOUNT     PERCENT      PER SHARE
                                      ------     -------     ------     -------    -------------
Existing stockholders...............                   %    $                 %       $
New investors.......................
                                      -------     -----     --------     -----
  Total.............................                   %    $                 %
                                      =======     =====     ========     =====

     If the underwriters exercise their over-allotment option in full, the net tangible book value per share of common stock as of September 30, 1999 would have been $
per share, which would result in dilution to the new investors of $     per
share, and the number of shares held by the new investor will increase to
          , or      % of the total number of shares to be outstanding after this
offering, and the number of shares held by Cabot will be           shares, or
     % of the total number of shares to be outstanding after this offering.

     The foregoing computation of dilution excludes an aggregate of
approximately           shares of stock purchasable at $     per share upon the
exercise of outstanding employee stock options.

                            SELECTED FINANCIAL DATA

     The following selected financial data should be read in conjunction with, and are qualified by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our combined financial statements and the notes to our combined financial statements, each of which is included elsewhere in this prospectus. The selected financial data presented is for the five-year period ended September 30, 1999. The statement of operations data for the fiscal years ended September 30, 1997, 1998 and 1999 and the balance sheet data as of September 30, 1998 and 1999 are derived from our combined financial statements, which have been audited by PricewaterhouseCoopers LLP, independent public accountants, and are included elsewhere in this prospectus. The statement of operations data for the fiscal years ended September 30, 1995 and 1996 and the balance sheet information as of September 30, 1995, 1996 and 1997 are derived from our unaudited combined financial statements, which are not included in this prospectus. Because we began to operate as a separate division of Cabot in July 1995, the statement of operations data for 1995 includes only three months of activity.
     Unaudited pro forma basic and diluted net income per share has been calculated by dividing net income for the most recent fiscal year by the common shares issued to Cabot by us and the shares to be issued in this offering. See the notes to our combined financial statements.

     An income tax benefit was recorded in 1997 as a result of a tax credit for research and development activities that exceeded our statutory taxes for that period.

                                                        THREE
                                                       MONTHS
                                                        ENDED             YEAR ENDED SEPTEMBER 30,
                                                    SEPTEMBER 30,   -------------------------------------
                                                        1995         1996      1997      1998      1999
                                                    -------------   -------   -------   -------   -------
                                                       (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
COMBINED STATEMENT OF OPERATIONS DATA:
Revenue...........................................     $4,242       $23,373   $33,851   $56,862   $95,701
Revenue -- related party..........................        761           961     1,360     1,969     2,989
                                                       ------       -------   -------   -------   -------
                                                        5,003        24,334    35,211    58,831    98,690
                                                       ------       -------   -------   -------   -------
Cost of goods sold................................      2,264        12,386    18,561    27,686    44,902
Cost of goods sold -- related party...............        761           961     1,360     1,969     2,989
                                                       ------       -------   -------   -------   -------
                                                        3,025        13,347    19,921    29,655    47,891
                                                       ------       -------   -------   -------   -------
    Gross profit..................................      1,978        10,987    15,290    29,176    50,799
Operating expenses:
  Research and development........................         27         6,984     8,411    10,139    14,551
  Selling and marketing...........................        591           674     1,028     3,293     4,572
  General and administrative......................        604         4,122     4,468     8,576    11,880
  Amortization of goodwill and other
    intangibles...................................        179           720       720       720       720
                                                       ------       -------   -------   -------   -------
    Total operating expenses......................      1,401        12,500    14,627    22,728    31,723
                                                       ------       -------   -------   -------   -------
Income (loss) before income taxes.................        577        (1,513)      663     6,448    19,076
Provision for (benefit from) income taxes.........        222          (647)      (45)    2,211     6,796
                                                       ------       -------   -------   -------   -------
    Net income (loss).............................     $  355       $  (866)  $   708   $ 4,237   $12,280
                                                       ======       =======   =======   =======   =======
Unaudited pro forma basic and diluted net income
  per share.......................................                                                $
                                                                                                  =======
Unaudited pro forma basic and diluted weighted
  average shares outstanding......................
                                                                                                  =======

                                                                   AS OF SEPTEMBER 30,
                                                     -----------------------------------------------
                                                      1995      1996      1997      1998      1999
                                                      ----      ----      ----      ----      ----
                                                        (UNAUDITED)
                                                                     (IN THOUSANDS)
COMBINED BALANCE SHEET DATA:
Total current assets...............................  $ 3,957   $ 5,817   $ 8,781   $15,581   $26,120
Property, plant and equipment, net.................    4,045    16,797    17,195    24,713    40,031
Other assets.......................................    6,928     6,284     5,547     4,837     4,123
                                                     -------   -------   -------   -------   -------
Total assets.......................................  $14,930   $28,898   $31,523   $45,131   $70,274
                                                     =======   =======   =======   =======   =======
Total current liabilities..........................  $   651   $ 2,649   $ 2,980   $ 4,870   $ 7,775
Other long-term liabilities........................       61        40       119       233       422
                                                     -------   -------   -------   -------   -------
Total liabilities..................................      712     2,689     3,099     5,103     8,197
Division equity....................................   14,218    26,209    28,424    40,028    62,077
                                                     -------   -------   -------   -------   -------
Total liabilities and division equity..............  $14,930   $28,898   $31,523   $45,131   $70,274
                                                     =======   =======   =======   =======   =======

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

     The following unaudited pro forma combined statement of income has been prepared to reflect adjustments to our historical results of operations to give effect to certain transactions, as if such transactions had been consummated at earlier dates, as described herein.

     We historically sold various dispersion products to Cabot at our cost of manufacturing. We have entered into a new dispersion services agreement with Cabot, which will become effective upon the completion of this offering, under which we will provide dispersion products to Cabot at our cost plus a standard margin. Under the new agreement, Cabot will supply us with the fumed metal oxide raw materials for these dispersions at no cost to us, which will reduce both our cost of goods sold and revenue for these dispersions. The unaudited pro forma combined statement of income has been adjusted to reflect the reduction in revenue and related cost of goods sold which would have resulted had the dispersion services agreement been in effect for the year ended September 30, 1999.

     We historically purchased fumed metal oxides, critical raw materials for our slurries, from Cabot at Cabot's budgeted standard cost. We have entered into a new fumed metal oxide supply agreement with Cabot which will become effective upon the completion of this offering under which we will purchase fumed metal oxides at a contractually agreed upon price. The agreement provides for fixed price increases each year and other price increases if Cabot's cost of producing fumed metal oxides increases. The unaudited pro forma combined statement of income has been adjusted to reflect the additional costs that we would have incurred based on the initial contractual price if the fumed metal oxide supply agreement had been in effect for the year ended September 30, 1999.

     The effective tax rate derived from our income tax expense for the year ended September 30, 1999 was applied to the pro forma adjustments to determine the income tax expense or benefit associated with pro forma adjustments.

     Unaudited pro forma basic and diluted earnings per share has been calculated by dividing net income for the most recent fiscal year by the common shares issued to Cabot by us and the shares to be issued in this offering. See the notes to our combined financial statements.

     The unaudited pro forma combined statement of income should be read in connection with, and are qualified by reference to, our combined financial statements and related notes, as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations", included elsewhere in this prospectus. We believe that the assumptions used provide a reasonable basis for presenting the significant effects directly attributable to the transactions discussed above. The unaudited pro forma combined statement of income is not necessarily indicative of the results that would have been reported had such events actually occurred on the dates specified, nor are they indicative of our future results.

                                                   FOR THE YEAR ENDED SEPTEMBER 30, 1999
                                                   --------------------------------------
                                                                  PRO FORMA
                                                   HISTORICAL    ADJUSTMENTS    PRO FORMA
                                                   ----------    -----------    ---------
                                                    (IN THOUSANDS, EXCEPT SHARE AND PER
                                                                SHARE DATA)
Revenue..........................................   $95,701        $             $95,701
Revenue -- related party.........................     2,989           (995)        1,994
                                                    -------        -------       -------
                                                     98,690           (995)       97,695
                                                    -------        -------       -------
Cost of goods sold...............................    44,902          5,925        50,827
Cost of goods sold -- related party..............     2,989         (1,344)        1,645
                                                    -------        -------       -------
                                                     47,891          4,581        52,472
                                                    -------        -------       -------
     Gross profit................................    50,799         (5,576)       45,223
Operating expenses:
  Research and development.......................    14,551                       14,551
  Selling and marketing..........................     4,572                        4,572
  General and administrative.....................    11,880                       11,880
  Amortization of goodwill and other
     intangibles.................................       720                          720
                                                    -------                      -------
     Total operating expenses....................    31,723                       31,723
                                                    -------        -------       -------
Income before income taxes.......................    19,076         (5,576)       13,500
Provision for income taxes.......................     6,796         (1,987)        4,809
                                                    -------        -------       -------
     Net income..................................   $12,280        $(3,589)      $ 8,691
                                                    =======        =======       =======
Pro forma basic and diluted earnings per share...                                $
                                                                                 =======
Pro forma weighted average shares outstanding....
                                                                                 =======

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with our historical combined financial statements and the notes to those financial statements and our unaudited pro forma combined statement of income, which are included in this prospectus. This prospectus contains forward-looking statements relating to future events and our future financial performance. Actual results could be significantly different from those discussed in this prospectus. Factors that could cause or contribute to such differences include those summarized in the section entitled "Risk Factors", as well as those discussed in other sections of this prospectus.

                                    OVERVIEW

     We develop, manufacture and supply CMP slurries to the semiconductor industry. Our revenue consists of (1) sales of CMP slurry products to IC device, DRAM and hard disk drive manufacturers and (2) related party revenue from fumed metal oxide dispersions sold to Cabot. We recognize revenue and accrue for anticipated warranty costs upon delivery of products.

     The primary factors affecting our revenue are sales volumes, average selling prices and foreign currency effects. In recent years, sales volumes have been positively impacted by the growth of the semiconductor industry, increased demand for smaller, faster and more complex IC devices, pressure on IC device manufacturers to reduce costs, successful new product introductions and the competitive dynamics within our industry.

     For the year ended September 30, 1999, our five largest customers accounted for approximately 58% of our revenue, with Intel accounting for approximately 22% of our revenue, Marketech accounting for approximately 15% of our revenue, and Takasago accounting for approximately 10% of our revenue. Marketech and Takasago are distributors. We believe that in the same year sales of our products to our five largest end user customers accounted for approximately 45% of our revenue.

     A portion of our revenue is derived from sales in international markets. Revenue from sales in Europe was 10% of our total revenue in 1999, 8% of our total revenue in 1998 and 6% of our total revenue in 1997. Revenue from sales in Asia was 35% of our total revenue in 1999, 23% of our total revenue in 1998 and 17% of our total revenue in 1997. We expect our sales in Asia to continue to increase significantly in the future and intend to use our Geino, Japan facility to support these sales.

     Our revenue from Cabot was $1.4 million in 1997, $2.0 million in 1998 and $3.0 million in 1999. In the past we sold fumed metal oxide dispersions to Cabot on a cost basis which included the cost of the fumed metal oxide raw materials we purchased from Cabot. We have entered into a new dispersion services agreement with Cabot which will be effective upon the completion of this offering. Under the new agreement with Cabot, Cabot will supply the fumed metal oxide raw materials for these dispersions to us at no cost. Because the cost of the fumed metal oxide raw materials will not be included in our cost of goods sold, it will also not be included in the price we charge to Cabot for our dispersion services. Consequently, we expect our revenue from Cabot and our cost of goods sold attributable to this revenue to decrease in the future.

     Our cost of goods sold consists primarily of the cost of fumed metal oxides, the primary raw materials used in the manufacture of most of our CMP slurries. We have entered into a fumed metal oxide supply agreement with Cabot, effective as of the completion of this offering, pursuant to which Cabot will continue to be our exclusive supplier of fumed metal oxides for our currently existing slurry products. Although the agreement does not require us to purchase from Cabot fumed metal oxides for slurry products that we develop in the future, we expect that Cabot will be our primary supplier of fumed metal oxides for these products as well. Under the new agreement, the prices we will pay to Cabot in the future for fumed metal oxides will be higher than we have paid in the past and will increase each year. See "Business -- Cabot as Our Raw Materials Supplier".

     We currently pay a royalty to a third party from whom we purchased assets in July 1995. This royalty is equal to approximately 2.5% of all revenue derived from the sale of our CMP slurry products, including our slurries for polishing substrates and magnetic heads in hard disk drives. This obligation will expire in the third quarter of 2002.

     We have entered into a management services agreement with Cabot, effective as of the completion of this offering, pursuant to which Cabot will provide administrative and corporate support services to us on an interim or transitional basis. These services will be similar in scope to what Cabot provided to us prior to this offering. Cabot will charge us for these services at a price that reflects its cost to provide these services. We expect that the cost to us will be similar to what our corporate charges were prior to this offering.

     We are, and, after this offering but prior to the spin-off, will continue to be, included in Cabot's consolidated federal income tax group, and our federal income tax liability will be included in the consolidated federal income tax liability of Cabot. We have entered into a tax sharing agreement with Cabot under which we will pay Cabot an amount equal to our income tax liability calculated as if we were an independent company. Under the terms of the tax sharing agreement, Cabot will not be required to make any payment to us for the use of our tax attributes that come into existence prior to the spin-off until the time that we would otherwise be able to utilize those attributes.

     We have been a part of Cabot since we began developing CMP slurries in 1985. We were organized as a separate division of Cabot in July 1995. Our financial statements reflect our historical results of operations, financial position and cash flows. These financial statements have been carved out from the financial statements and records of Cabot using the historical results of operations and cash flows and historical basis of the assets and liabilities of our business, as adjusted to reflect allocations of certain corporate charges that our management believes are reasonable. Our historical financial information may not necessarily reflect the results of our operations, financial position and cash flows in the future or what the results of operations, financial position and cash flows would have been had we been a separate, stand-alone entity during those periods.

                             RESULTS OF OPERATIONS

     The following table sets forth for the periods indicated the percentage of revenue of certain line items included in our combined statement of operations data:

                                                       YEAR ENDED
                                                     SEPTEMBER 30,          PRO FORMA
                                                  --------------------    SEPTEMBER 30,
                                                  1997    1998    1999        1999
                                                  ----    ----    ----    -------------
Revenue.........................................  100%    100%    100%         100%
Cost of goods sold..............................   56      50      49           54
                                                  ---     ---     ---          ---
Gross profit....................................   44      50      51           46
  Research and development......................   24      17      15           15
  Selling and marketing.........................    3       6       4            4
  General and administrative....................   13      15      12           12
  Amortization of goodwill and other
     intangibles................................    2       1       1            1
                                                  ---     ---     ---          ---
Income before income taxes......................    2      11      19           14
Provision for income taxes......................    0       4       7            5
                                                  ---     ---     ---          ---
Net income......................................    2       7      12            9
                                                  ===     ===     ===          ===

YEAR ENDED SEPTEMBER 30, 1999 VERSUS YEAR ENDED SEPTEMBER 30, 1998

REVENUE

     Revenue from sales of CMP slurry products was $95.7 million in 1999, which represented an increase of 68%, or $38.8 million, from 1998. The increase in revenue was primarily due to a 53% increase in volume and, to a lesser extent, a 10% increase in average selling prices. The volume growth was driven by the increased use of CMP slurries in the manufacture of IC devices. In particular, our sales to customers in Asia increased significantly, and we began to recognize revenue from the sale of slurry products used in the manufacture of the substrates in hard disk drives. Average selling prices rose from 1998 to 1999 due to the sale of higher performance products which had higher average selling prices. Related party revenue was $3.0 million in 1999, which represented an increase of 52%, or $1.0 million, from 1998. This increase was due to higher volumes sold. On a pro forma basis, for the fiscal year ended September 30, 1999, related party revenue would have been $2.0 million. This decrease reflects the fact that under our existing arrangement with Cabot, we purchase the fumed metal oxide raw materials required to make the dispersions and the cost of these raw materials is included in the price we charge to Cabot, while under our new dispersion services agreement Cabot will provide these raw materials to us at no cost. As a result, our revenue and cost of goods sold will decrease as a result of the new arrangements.

COST OF GOODS SOLD

     Cost of goods sold was $47.9 million in 1999, which represented an increase of 61%, or $18.2 million, from 1998. Of that increase, $14.6 million was due to higher sales volume and the remainder was primarily due to higher manufacturing costs associated with improved quality requirements and start up costs of our Geino, Japan facility. On a pro forma basis, for the year ended September 30, 1999, cost of goods sold would have been $52.5 million, which reflects a $5.9 million increase for the fumed metal oxides we purchase from Cabot to produce our slurries, partially offset by a $1.3 million decrease in the cost of goods sold attributable to our new dispersion services agreement with Cabot, in each case for the reasons described above.

GROSS PROFIT

     Our gross profit as a percentage of revenue was 51% for 1999 and 50% for 1998. Higher margins from new products in 1999 were offset by increased spending for expanded capacity and support capabilities. On a pro forma basis, for the year ended September 30, 1999, gross profit as a percentage of revenue was 46%.

RESEARCH AND DEVELOPMENT

     Research and development expenses were $14.6 million in 1999, which represented an increase of 44%, or $4.4 million, from 1998. Of this increase, $2.3 million was due to higher clean room costs for personnel, laboratory supplies and depreciation expenses in order to enhance development of new products. Increased staffing and consumption of supplies in other research and development areas contributed to the rest of the increase in 1999. Key activities during 1999 involved the development of advanced particle technology, new or enhanced slurry products and new CMP polishing pad products.

SELLING AND MARKETING

     Selling and marketing expenses were $4.6 million in 1999, which represented an increase of 39%, or $1.3 million, from 1998. The increase was primarily due to the hiring of additional customer support personnel and business development activities.

GENERAL AND ADMINISTRATIVE

     General and administrative expenses were $11.9 million in 1999, which represented an increase of 39%, or $3.3 million, from 1998. Charges for corporate services provided by Cabot increased $1.8 million from 1998 to 1999 to keep pace with the growth of our business. The remaining increase was primarily due to additional personnel costs and outside legal fees.

AMORTIZATION OF GOODWILL AND OTHER INTANGIBLES

     Amortization of goodwill and other intangibles was $720,000 in 1999 and 1998 and related to goodwill and other intangible assets associated with the acquisition of selected assets from a third party in 1995.

PROVISION FOR INCOME TAXES

     The effective tax rate on income from operations was 36% in 1999 and 34% in 1998.

NET INCOME

     Net income was $12.3 million in 1999, which represented an increase of 190%, or $8.0 million, from 1998 as a result of the factors discussed above.

YEAR ENDED SEPTEMBER 30, 1998 VERSUS YEAR ENDED SEPTEMBER 30, 1997

REVENUE

     Revenue from sales of CMP slurry products was $56.9 million in 1998, which represented an increase of 68%, or $23.0 million, from 1997. The increase in revenue was primarily due to a 61% increase in volume and, to a lesser extent, a 4% increase in average selling prices. The volume growth was driven by the increased use of CMP slurries in the manufacture of IC devices. Average selling prices rose due to the sale of higher performance products which had higher average selling prices. Related party revenue was $2.0 million in 1998, an increase of 45% from $1.4 million in 1997, and increased due to higher volumes sold.

COST OF GOODS SOLD

     Cost of goods sold was $29.7 million in 1998, which represented an increase of 49%, or $9.7 million, from 1997. This increase was primarily due to higher sales volume.

GROSS PROFIT

     Our gross profit as a percentage of revenue increased to 50% in 1998 from 44% in 1997. The improvement was primarily the result of higher volumes and improved operating efficiencies, as well as a greater percentage of higher margin new products.

RESEARCH AND DEVELOPMENT

     Research and development expenses were $10.1 million in 1998, which represented an increase of 21%, or $1.7 million, from 1997. The increase was due to additional personnel and operating supply costs for new product development. Key activities during 1998 involved the development of new CMP slurry and polishing pad products.

SELLING AND MARKETING

     Selling and marketing expenses were $3.3 million in 1998, which represented an increase of 220%, or $2.3 million, from 1997. The increase resulted primarily from the establishment of an international customer support organization in Asia and Europe. The increase was also due to increased spending to perform market research and conduct promotional activities such as participation in trade shows and creation and distribution of product literature.

GENERAL AND ADMINISTRATIVE

     General and administrative expenses were $8.6 million in 1998, which represented an increase of 92%, or $4.1 million, from 1997. The increase in 1998 was primarily due to $2.0 million of increased legal expenses relating to patent litigation and $1.2 million of increased charges from Cabot for corporate services and additional personnel hired to support our growth.

AMORTIZATION OF GOODWILL AND OTHER INTANGIBLES

     Amortization of goodwill and other intangibles was $720,000 in 1998 and 1997 related to goodwill and other intangible assets associated with the acquisition of selected assets from a third party in 1995.

PROVISION FOR INCOME TAXES

     The effective tax rate on income from operations was 34% in 1998 as compared to a tax benefit of 7% in 1997. An income tax benefit was recorded in 1997 as a result of a tax credit for research and development activities that exceeded our statutory taxes for that period.

NET INCOME

     Net income was $4.2 million in 1998, which represented an increase of 498%, or $3.5 million, from 1997 as a result of the factors discussed above.

                      SELECTED QUARTERLY OPERATING RESULTS

     The following table presents our unaudited financial information for the eight quarters ended September 30, 1999. This unaudited financial information has been prepared in accordance with generally accepted accounting principles applied on a basis consistent with the annual audited financial statements and in the opinion of management, they include all necessary adjustments, which consist only of normal recurring adjustments necessary to present fairly the financial results for the periods. The results for any quarter are not necessarily indicative of results for any future period.

                                                                    QUARTER ENDED
                              -----------------------------------------------------------------------------------------
                              DEC. 31,   MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,   JUNE 30,   SEPT. 30,
                                1997       1998        1998       1998        1998       1999        1999       1999
                              --------   ---------   --------   ---------   --------   ---------   --------   ---------
                                                         (IN THOUSANDS, EXCEPT PERCENTAGES)
Revenue.....................  $12,090     $14,001    $15,120     $17,620    $20,875     $21,867    $22,864     $33,084
Cost of Goods Sold..........    6,323       7,343      7,554       8,435     10,036      10,177     11,007      16,671
                              -------     -------    -------     -------    -------     -------    -------     -------
Gross Profit................    5,767       6,658      7,566       9,185     10,839      11,690     11,857      16,413
                                 47.7%       47.6%      50.0%       52.1%      51.9%       53.5%      51.9%       49.6%
Operating Expenses
  Research and
    development.............    2,283       2,501      2,455       2,900      3,445       3,067      3,669       4,370
  Selling and Marketing.....      649       1,077      1,013         554        954       1,083      1,108       1,427
  General and
    administrative..........    1,769       1,869      2,106       2,832      2,570       2,989      3,232       3,089
  Amortization of goodwill
    and other intangible
    assets..................      180         180        180         180        180         180        180         180
                              -------     -------    -------     -------    -------     -------    -------     -------
Total operating expenses....    4,881       5,627      5,754       6,466      7,149       7,319      8,189       9,066
                              -------     -------    -------     -------    -------     -------    -------     -------
Income before income taxes..      886       1,031      1,812       2,719      3,690       4,371      3,668       7,347
Provision for income
  taxes.....................      304         353        622         932      1,313       1,559      1,307       2,617
                              -------     -------    -------     -------    -------     -------    -------     -------
Net Income..................  $   582     $   678    $ 1,190     $ 1,787    $ 2,377     $ 2,812    $ 2,361     $ 4,730
                              =======     =======    =======     =======    =======     =======    =======     =======

                        LIQUIDITY AND CAPITAL RESOURCES

     We had cash flows from operating activities of $9.0 million in 1999, $2.3 million in 1998 and $361,000 in 1997. Our principal capital requirements have been to fund working capital needs and to support our expansion.

     In 1999, cash flows used in investing activities were $17.1 million, primarily due to the completion of our Geino, Japan facility and construction of our Aurora, Illinois headquarters building. In 1998, cash flows used in investing activities were $9.3 million due to manufacturing capacity increases and the acquisition of research and development equipment. In 1997, cash flows used in investing activities were $1.7 million, primarily related to additions for the purchase of machinery and equipment used in the production and research and development.

     Cash flows from financing activities of $8.1 million in 1999, $6.8 million in 1998, and $1.2 million in 1997 resulted from capital contributions from Cabot.

     Upon the completion of this offering, we will have a $25 million revolving credit facility with BankBoston, N.A. Loans under this facility will be used primarily for general corporate purposes, including working capital and capital expenditures. There is a sublimit for letters of credit of $5 million. We may elect to borrow at either:

- the higher of BankBoston's base rate as announced from time to time or the federal funds rate plus 0.50%; or

- the LIBOR rate plus a margin of between 1.5% and 2.0%, determined quarterly.

     Interest for base rate loans will be payable at the end of each calendar quarter, and for LIBOR loans at the earlier of the end of each interest period or quarterly.

Borrowings under the credit facility may be prepaid at any time, subject to payment of normal breakage costs, if any, in the case of LIBOR loans.

     During the term of the facility, we will be required to maintain the following financial ratios:

- a ratio of (A) cash plus short-term investments plus net accounts receivable to (B) total current liabilities equal or above 1.25 to 1;

- a leverage ratio of (A) total funded indebtedness to (B) EBITDA below 2.25 to 1; and

- a minimum coverage ratio of (A) EBIT to (B) interest expense greater than 3.0 to 1.

     EBITDA is our net income before taxes plus interest expense, depreciation and amortization. EBIT would take into account depreciation and amortization.

     We would breach the credit facility if we were to incur losses greater than $7.5 million in a single fiscal quarter or greater than $10 million in two consecutive quarters. In addition to customary covenants, the credit facility contains certain restrictions on our ability to incur additional indebtedness, create liens, make certain investments, pay dividends or make certain distributions on our stock, merge, consolidate, make certain acquisitions or dispositions and enter into transactions with affiliates.

     We estimate that our total capital expenditures in 2000 will be approximately $32.5 million, approximately $7.2 million of which we have already spent. Our major capital expenditures in 2000 are expected to be:

- approximately $20.4 million to expand our existing North American manufacturing facilities and build and equip a new slurry manufacturing facility adjacent to our current facility in Aurora, Illinois;

- approximately $8.1 million to expand our existing manufacturing facility in Japan and establish new distribution facilities in Asia;

- approximately $0.7 million to expand and improve our Barry, Wales facility;
  and

- approximately $3.4 million for polishing and other equipment used in our research and development activities.

     We believe that cash generated by our operations, the net proceeds of this offering, borrowings under our credit facility and up to $10 million of additional financing which we expect to be able to borrow on acceptable terms will be sufficient to pay the $ dividend to Cabot and fund our operations and expected capital expenditures for the next 24 months. However, we plan to expand our business and continue to improve our technology and, to do so, we may be required to raise additional funds in the future through public or private equity or debt financing, strategic relationships or other arrangements. We cannot be certain any such financing will be available on acceptable terms, or at all, and our failure to raise capital when needed could have a material adverse effect on our business, financial condition or results of operations. Additional equity financing could be dilutive to the holders of our common stock and debt financing, if available, may involve restrictive covenants. See "Risk Factors -- Risks Relating to Our Business -- Our ability to raise capital in the future may be limited".

     Cabot is currently a defendant in two lawsuits involving Rodel. We will indemnify Cabot for any liabilities or damages resulting from these lawsuits. See "Business -- Legal Proceedings".

      EFFECT OF CURRENCY EXCHANGE RATES AND EXCHANGE RATE RISK MANAGEMENT

     We conduct business operations outside of the United States through our foreign subsidiaries. Our foreign subsidiaries maintain their accounting records in their local currencies. Consequently, period to period comparability of results of operations is affected by fluctuations in exchange rates. The primary currencies to which we have exposure are the Japanese Yen and the British Pound. Our exposure to foreign currency exchange risks has not been significant because a significant portion of our foreign sales are denominated in U.S. dollars. As foreign markets become a more significant portion of our business, we

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

may enter into forward contracts in an effort to manage foreign currency exchange exposure.

                      MARKET RISK AND SENSITIVITY ANALYSIS

FOREIGN EXCHANGE RATE RISK

     During 1999, less than 10% of our revenue was transacted in currencies other than the U.S. dollar. We generally do not enter into forward exchange contracts as a hedge against foreign currency exchange risk on transactions denominated in foreign currencies or for speculative or trading purposes. We have performed a sensitivity analysis assuming a hypothetical 10% adverse movement in foreign exchange rates. As of September 30, 1999, the analysis demonstrated that such market movements would not have a material adverse effect on our consolidated financial position, results of operations or cash flows. Actual gains and losses in the future may differ materially from this analysis based on changes in the timing and amount of foreign currency rate movements and our actual exposures. We believe that our exposure to foreign currency exchange rate risk at September 30, 1999 was not material.

                         YEAR 2000 READINESS DISCLOSURE

     The Year 2000 problem is the potential for system and processing failures of date-related data arising from the use of two digits by computer controlled systems, rather than four digits, to define the applicable year. We completed our Year 2000 assessment in 1999 and have not experienced any material Year 2000 difficulties to date. Subsequent to 1999, we do not expect to incur any material costs related to Year 2000. Any failure on the part of Cabot's or our principal internal systems or other business systems as a result of the Year 2000 problem could harm our business, reputation, financial condition or results of operations.

                            NEW ACCOUNTING STANDARDS

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". Statement of Position 98-1 provides guidance regarding whether computer software is internal-use software, the capitalization of costs incurred for computer software developed or obtained for internal use and accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. We do not expect the impact of adopting Statement of Position 98-1, which will be effective for us in fiscal 2000, to be material to our financial condition or results of operations.

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities". Statement of Position 98-5 requires companies to expense start-up and organization costs as incurred. Statement of Position 98-5 broadly defines start-up activities and provides examples to help entities determine costs that are and are not within the scope of Statement of Position 98-5. Statement of Position 98-5 will be effective for us in fiscal 2000, and its initial application is to be reported as the cumulative effect of a change in accounting principle. We do not expect the impact of adopting Statement of Position 98-5 to be material to our financial condition or results of operations.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities". Statement of Financial Accounting Standards No. 133 establishes new standards of accounting and reporting for derivative instruments and hedging activities. Statement of Financial Accounting Standards No. 133 requires all derivatives be recognized at fair value in the statement of financial position, and the corresponding gains or losses be reported either in the statement of operations or as a component of comprehensive income, depending on the type of hedging relationship that exists. We do not expect the impact of adopting Statement of Financial Accounting Standards No. 133, which will apply to us in 2001, to be material to our financial condition or results of operations.

     In December 1999, the SEC released Staff Accounting Bulletin No. 101, which pro-

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

vides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. We are required to be in conformity with the provisions of Staff Accounting Bulletin No. 101 no later than October 1, 2000 and do not expect a material change in our financial condition or results of operations as a result of SAB 101.

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

                                    BUSINESS

                                  OUR COMPANY

     We are the leading supplier of slurries used in chemical mechanical planarization, or CMP. We believe that we have an approximately 80% share of the slurries sold to IC device manufacturers worldwide. CMP is a polishing process used by IC device manufacturers to planarize many of the multiple layers of material that are built upon silicon wafers to produce advanced IC devices. Planarization is a polishing process that levels and smooths, and removes the excess material from, the surfaces of these layers. CMP slurries are liquids containing abrasives and chemicals that facilitate and enhance this polishing process. CMP assists IC device manufacturers in producing smaller, faster and more complex IC devices with fewer defects. We believe CMP will become increasingly important in the future as manufacturers seek to further shrink the size of these devices and improve their performance. Most of our CMP slurries are used to polish insulating layers and the tungsten plugs that go through the insulating layers and connect the multiple wiring layers of IC devices. We are in the process of introducing CMP slurries for polishing the substrates and magnetic heads used in hard disk drives. In addition, we have recently begun producing and selling polishing pads used in the CMP process.

                            IC DEVICE MANUFACTURING

     Today's advanced IC devices are composed of millions of transistors and other electronic components connected by miles of wiring. The wiring, composed primarily of aluminum and tungsten, carries electric signals through the multiple layers of the IC device. Insulating material is used throughout the IC device to isolate the electronic components and wiring to prevent short circuiting and to improve the efficiency of electric signal travel within the device. To increase performance, IC device manufacturers have progressively increased the number, or density, of transistors and other electronic components in each IC device.

     The manufacturing process for IC devices typically begins with a circular wafer of pure silicon. A large number of identical IC devices are manufactured on each wafer at the same time, and at the end of the process, the wafer is cut into the individual devices. The first step in the manufacturing process is to build transistors and other electronic components on the silicon wafer. These components are then wired together in a particular sequence to produce an IC device with the desired characteristics. Once the transistors and other electronic components are in place on the silicon wafer, they are usually covered with a layer of insulating material, most often silicon dioxide.

     CMP is used to planarize the insulating layers of an IC device and prepare them for a process known as metallization. During metallization, wiring is added to the surface of the insulating layer through a series of steps involving:

- depositing metal, usually aluminum, onto the surface of the layer;

- projecting an image of the desired wiring pattern on the layer using a process known as photolithography; and

- removing the excess deposited metal from the surface of the insulating layer using a process known as etching, which leaves behind the desired wiring pattern.

When the wiring is finished, another layer of insulating material is added and planarized using CMP. This process of alternating insulating and wiring layers is repeated until the IC device is completed. The electronic components and wiring layers are connected by conductive plugs that are formed by making holes in the insulating layers and filling those holes with metal, usually tungsten. After these holes have been filled with tungsten, CMP is used to remove all the excess tungsten above the surface of the insulating layer so that the top of the plug is level with the surface of the insulating layer before the next wiring layer is built. Manufacturing IC devices requires precision processing in ultra clean, controlled environments.

     The semiconductor industry has a generally accepted set of design rules that describe current and projected feature size and spacing of electronic components and wiring in IC devices. The feature size and spacing in these design rules have been progressively decreasing to accommodate the demand for increased circuit density and miniaturization. As the density of IC devices increases, the amount of wiring needed to connect the transistors and other electronic components to each other also increases. As IC devices become smaller, this increase in wiring requires tighter and more precise spacing of the wiring and has led to an increase in the layers of IC devices.

     According to the Semiconductor Industry Association's National Technology Roadmap for Semiconductors, the trends toward increased density and miniaturization of IC devices are expected to continue. While the number of layers varies by IC device type, an advanced logic device built with today's common 0.25 micron feature size has approximately seven insulating and six wiring layers and a typical memory device built with the same feature size has approximately three insulating and two wiring layers. By 2001, the Semiconductor Industry Association predicts that advanced IC devices will be manufactured with a 0.15 micron feature size and that advanced logic devices will have approximately eight insulating and seven wiring layers and advanced memory devices will have approximately four insulating and three wiring layers. CMP is currently used to polish both the insulating layers and the tungsten plugs in IC devices in separate steps. As a result, even though CMP is not currently used to polish the wiring layers, the number of CMP steps used to produce an IC device is typically at least equal to the total number of insulating and wiring layers in the device. While CMP is currently used more in the manufacture of logic devices than memory devices, we believe that the use of CMP in the manufacture of memory devices will increase in the future as the feature size and spacing of these devices decreases and the number of layers in the device increases.

     The increased density and miniaturization of IC devices has also resulted in an increased emphasis on reduction of defects and residue remaining after the CMP process. A defect is any imperfection on a layer of an IC device that causes a short circuit or other problem with the performance of the device. Residue from the CMP process consists of particle and chemical residue left on the layer surface as a result of the CMP process. The likelihood that a defect or residue of a given size will negatively effect the performance of an IC device increases as the density and miniaturization of the device increase. IC device manufacturers are requiring that the number of defects per given area decline and that the residues from the CMP process be reduced.

                       CHEMICAL MECHANICAL PLANARIZATION

     The CMP process involves both chemical reactions and physical means to planarize the insulating layers of an IC device that are built upon a silicon wafer and the conductive tungsten plugs that go through the insulating layers and connect the multiple wiring layers of IC devices. The wafer is typically held on a rotating carrier which is spun at high speeds and pressed against a rotating, polishing table. The portion of the table that comes in contact with the wafer is covered by a textured, polishing pad. A CMP slurry is continuously applied to the polishing pad during the CMP process to facilitate and enhance the polishing process. CMP slurries are liquid compounds composed of high purity deionized water, chemical additives and abrasive agents that chemically interact with the surface material of the IC device at an atomic level.

     The following diagram demonstrates the CMP process as applied to the insulating layers of an IC device:

                    [CMP OF OXIDE INSULATING LAYER GRAPHIC]

     The following diagram demonstrates the CMP process as applied to the conductive tungsten plugs of an IC device:

                     [CMP OF OXIDE TUNGSTEN PLUGS GRAPHIC]

                                BENEFITS OF CMP

     CMP provides IC device manufacturers with a number of advantages. CMP enables IC device manufacturers to produce smaller IC devices with greater density, both of which improve the performance of the device. As IC devices shrink and become more dense, they require smaller feature sizes and tighter spacing between the wiring of the device. If the surface is not level, the smaller feature size and tighter spacing make it more difficult for the photolithography equipment to focus accurately and create the desired wiring pattern. In addition, because today's smaller, denser IC devices have more layers, any uneveness of a layer at or near the bottom of an IC device will get magnified in the additional layers that are added to the device. Defects caused by problems in the photolithography process or uneveness in the layers can lead to short circuits, reduced performance and, at worst, failure of the IC device. By using CMP, IC device manufacturers can eliminate or minimize these problems.

     By enabling IC device manufacturers to make smaller IC devices, CMP allows them to increase their throughput, or the number of IC devices that they can manufacture in a given time period. CMP also helps reduce the number of defective or substandard IC devices produced, which increases the device yield. Improvements in throughput and yield reduce an IC device manufacturer's total production costs. Manufacturers can achieve further improvements in throughput and yield through improvements in the CMP process that reduce defectivity rates and decrease the amount of time required for the polishing process.

                                  CMP SLURRIES

     The characteristics that make an effective CMP slurry include:

- high polishing rates, which increase productivity and throughput;

- high selectivity, which means enhancing the polishing of specific materials while inhibiting polishing of other materials;

- uniform polishing of different surface materials at the same time, which avoids problems such as dishing and erosion;

- low levels of chemical and physical impurities, which reduce defects and residues on the polished surface that can adversely affect IC device performance; and

- colloidal stability, which means the abrasive particles within the slurry do not settle, which is important for uniform polishing with minimum defects.

     Most of the foregoing qualities of CMP slurries affect and enhance not only the performance of the IC devices but can also positively impact the cost of ownership of the CMP process. Cost of ownership is a calculation by which IC device manufacturers evaluate the benefits and costs of each production step by analyzing the impact of that step on throughput and yield and the costs of the production inputs of that step. This calculation allows IC device manufacturers to compare competing production processes and inputs. An input that improves throughput and yield may reduce the cost of ownership even though it costs more.

     Prior to introducing a new or different CMP slurry into its manufacturing process, an IC device manufacturer generally requires that the slurry be qualified at each of its plants through a series of tests and evaluations intended to ensure that the slurry will function properly in the manufacturing process and to optimize the slurry's application. These tests may require changes to the CMP process, the CMP slurry and/or the CMP polishing pad. While this qualification process varies depending on numerous factors, it is not unusual for this process to be very expensive and take six months or more to complete. IC device manufacturers must take the cost, time delay and impact on production into account when they consider switching to a new CMP slurry.

                                INDUSTRY TRENDS

     The rapid growth of the CMP slurry market has been driven in large part by the significant growth and technological advances the semiconductor industry has experienced over the past decade. IC devices are critical components in an increasingly wide variety of products and applications, including computers, data processing, communications, telecommunications, the Internet, automobiles and consumer and industrial electronics. As the performance of IC devices has increased and their size and cost have decreased, the use of IC devices in these applications has grown significantly. According to industry sources, the worldwide semiconductor market as measured by total sales grew at an average annual compound rate of 11% in the period from 1988 through 1998. Dataquest and other industry sources project continued growth at similar rates in the future.

     The rapid growth in the semiconductor industry, increasing demand for smaller, higher performance and more complex IC devices and pressure on IC device manufacturers to reduce their costs have led to increased use of CMP and consumption of CMP slurries and polishing pads. We believe that worldwide revenues from the sale of CMP slurries to IC device manufacturers grew to approximately $120 million in 1999. Industry surveys project that annual worldwide revenues in this market will grow to between approximately $350 and $450 million by 2002. This projected growth assumes increases in the number of IC devices produced, the percentage of IC devices that are produced using CMP and the number of polishing steps used to produce each device.

     Although some sectors of the semiconductor industry have been highly cyclical, sales of CMP slurries and polishing pads have not been adversely affected by these trends. We believe this is because sales of CMP slurries and polishing pads are driven primarily by the number of IC devices sold, which has been much less cyclical than the prices of IC devices. In addition, we believe that IC manufacturers have continued to increase their use of CMP because the CMP process represents only a small percentage of the total production cost of an IC device and is very important to the continued improvement of IC device performance.

                        OTHER APPLICATIONS OF CMP IN THE
                        IC DEVICE MANUFACTURING PROCESS

     CMP is primarily used today for polishing the insulating layers and tungsten plugs in IC devices. However, we believe there are a number of other applications for CMP in the IC device manufacturing process and have undertaken research and have developed slurries for these applications. For example, we have developed CMP slurries for polishing copper because we believe copper will increasingly be used in the future for both wiring and conductive plugs because it conducts electricity better than aluminum and tungsten.

     CMP is currently being used by some of the leading IC device manufacturers in connection with a process known as shallow trench isolation. Shallow trench isolation is a relatively new method of isolating the electronic components built on silicon wafers of an IC device to prevent short circuits and other electrical interference. Shallow trench isolation uses CMP before the first insulating layer is put down on the wafer. Isolation methods used prior to shallow trench isolation did not use CMP. By using CMP in conjunction with shallow trench isolation, IC device manufacturers can achieve greater miniaturization and density of their IC devices.

     An additional application of CMP in the IC device manufacturing process includes planarizing the polysilicon material often used to build the electronic components of both logic and memory devices. As the number of these electronic components per IC device increases, we believe that the use of polysilicon CMP will increase.

                                    STRATEGY

     Our objective is to maximize our profitability and stockholder value by maintaining and leveraging our leading position in the CMP slurry market. We believe our leading market position provides us with significant competitive advantages. Our proven track record increases the propensity for IC device manufacturers to work with us in the early stages of product development for their next generation IC devices. It also gives us a competitive advantage because of the evaluation and qualification costs incurred by an IC device manufacturer if it is required to switch to a new CMP slurry.

     To maintain and leverage our leading position in the CMP slurry market, we will pursue the following strategies:

REMAIN THE TECHNOLOGY LEADER IN CMP SLURRIES

     We believe that technology is key to success in the CMP slurry market and we plan to continue to devote significant resources to research and development. We need to keep pace with the rapid technological advances in the semiconductor industry so we can continue to deliver products that meet our customers' evolving needs. We intend to use our advanced research and development, polishing and metrology capabilities to:

- advance our understanding of our customers' technology, processes, and performance requirements for qualified products;

- further improve the chemical and mechanical qualities of our CMP products; and

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

- demonstrate and deliver advanced CMP solutions to the semiconductor industry.

BUILD AND MAINTAIN CUSTOMER INTIMACY

     We believe that building close relationships with our customers is another key to success in the CMP slurry market. We work closely with our customers to research and develop new and better CMP slurries, to integrate our slurries into their manufacturing processes and to assist them with supply, warehousing, packaging and inventory management. We plan to continue to devote significant resources to enhancing our close customer relationships.

EXPAND GLOBALLY

     We believe that having production facilities and personnel and other resources in strategic locations around the world is key to the success of our business, particularly in light of increased IC device manufacturing in Asia. Accordingly, we have established a global presence by opening production facilities in Barry, Wales and Geino, Japan. We also have assembled a team of account managers and independent distributors strategically located in Europe, Taiwan, Singapore, Japan and Korea and technical support and sales personnel throughout the United States and in Europe and Asia. We intend to expand our production capacity, technical support and sales in many of the locations around the world where IC device production is concentrated.

ATTRACT AND RETAIN TOP QUALITY PERSONNEL

     We have assembled a highly skilled and dedicated workforce that includes a wide range of scientists and applications specialists, many of whom have significant experience in the semiconductor industry. We plan to continue to attract and retain experienced personnel committed to providing high performance products and strong customer and applications support.

MAINTAIN TOP QUALITY PRODUCTS AND SUPPLY

     Our customers demand consistent high quality products and a reliable source of supply. We will continually advance our strict quality controls to improve the uniformity and consistency of performance of our CMP products. The capacity and location of our production facilities throughout the United States and in Europe and Asia allow us to provide a reliable supply chain to meet our customers' CMP slurry requirements in a consistent, timely manner.

EXPAND INTO NEW APPLICATIONS AND PRODUCTS

     We intend to leverage our CMP experience and technology into new applications and products. Starting from our core CMP slurries designed for polishing the insulating layers of IC devices, we have developed and introduced new slurries for CMP polishing of the tungsten plugs currently used to connect the wiring between multiple layers of IC devices. We have also developed CMP slurries for polishing the aluminum and copper wiring layers of IC devices and for CMP polishing of substrates and magnetic heads used in hard disk drives. Additionally, we are using our knowledge of CMP materials to expand into the production of CMP polishing pads so that we can provide our customers with a broader range of applications and materials used in the CMP process.

                                    PRODUCTS

CMP SLURRIES FOR IC DEVICES

     We produce CMP slurries of various formulations for polishing a wide variety of materials. We have developed new, improved generations of each of our slurries as well as new slurries to keep pace with our customers' evolving needs. We currently produce more than ten slurries for polishing the oxide insulating layers of IC devices, which is the most common use of CMP in the IC device manufacturing process. We have introduced new generations of oxide slurries that reduce both defectivity in IC devices and the required polishing time. While our oxide CMP slurries are also used to polish poly-silicon material, we have developed a CMP slurry specifically engineered to polish this material which offers improved selectivity to poly-silicon and fine poly-silicon surface finish.

     We also manufacture more than seven slurry products for polishing tungsten. As with our oxide slurries, we have introduced new generations of slurries for polishing tungsten that offer improvements in polishing performance. These improvements include faster polishing rates, greater polishing uniformity and reduced defectivity.

CMP SLURRIES FOR HARD DISK DRIVES

     In 1998 we introduced CMP slurries for CMP polishing of substrates and magnetic heads used in hard disk drives. We believe this CMP application can significantly improve the surface finish of these substrates, resulting in greater storage capacity of the substrates. We also believe that this CMP application will improve the speed and reliability of information exchange between the hard disk substrate and the magnetic head. In addition, we believe that, as with IC device manufacturers, CMP can also improve the production efficiency of manufacturers of hard disk drives by helping them increase their throughput and yield.

     We developed our CMP slurries for hard disk drives by leveraging our core slurry technology and manufacturing capacity and hiring personnel directly from the industry who understand the needs of hard disk drive manufacturers. We also established a dedicated research and development team and an applications support team who employ a process solution approach similar to what we use for our other slurry products. We believe that these markets offer significant potential and that our products in this area offer superior performance over currently used materials. We began commercial sale of these products in 1999. We have generated more than $1.5 million of sales from these products during 1999.

POLISHING PADS

     CMP polishing pads are consumable materials used in the CMP process that work in conjunction with the CMP slurry to facilitate the polishing process. There are two principal types of CMP polishing pads used with CMP slurries: (1) a round pad that is designed to be affixed to a platform which moves in a rotary or orbital motion and (2) a developing technology in which a belt, roll or web polishing pad is affixed to a platform that moves in a linear motion. Both types of polishing pads are consumed during the CMP process as their surface becomes worn by the polishing action.

     The CMP polishing pad market is currently led by one principal supplier which we believe has an approximately 90% share of the CMP polishing pad market. Based on discussions with our customers as well as our own examination of the CMP polishing pad market, we identified demand for higher quality, more reliable and consistent polishing pads and the opportunity to jointly market our CMP slurries and polishing pads to our existing customers.

     Our first series of polishing pads, which was introduced in July 1999, is designed for tungsten applications. In early 2000, our tungsten pad was qualified by a major semiconductor manufacturer's process and we made our first commercial sales of CMP polishing pads to this customer. We expect to introduce an extended line of polishing pads in 2000. We believe that our CMP polishing pads offer advantages over currently available CMP polishing pads, including higher removal rates, longer life and more uniform polishing, and that our new pad production technology provides fundamental improvements over existing manufacturing methods that will result in increased pad consistency and reliability. We further believe the compatibility of our CMP polishing pads and slurries will enhance our ability to jointly market these products to our existing and future customers.

                         CUSTOMERS, SALES AND MARKETING

     We primarily market our products directly to IC device manufacturers, a relatively concentrated market. For the year ended September 30, 1999, our five largest customers accounted for approximately 58% of our revenue, with Intel accounting for approximately 22% of our revenue, Marketech accounting for approximately 15% of our revenue, and

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
Takasago accounting for approximately 10% of our revenue. Marketech and Takasago are distributors. We believe that in the same year sales of our products to our five largest end user customers accounted for approximately 45% of our revenue. We currently have a supply contract with Intel for the supply of CMP slurry products over the three year period beginning in January 1999 at specified prices.

     Our marketing begins with development teams who work closely with our customers, using our research and development facilities, to design CMP slurry products tailored to our customers needs. We then employ our applications teams who work with customers to integrate our slurry products into customers' manufacturing processes. Finally, we utilize our logistics and sales personnel to ensure reliable supply, warehousing, packaging and inventory management. Through our interactive approach, we build close relationships with our customers across a variety of areas.

     We also market our products through independent distributors and other industry suppliers. We currently utilize independent distributors in Europe, Taiwan and Singapore, who add to our global presence by complementing our support personnel already located in those regions. By using our relationships with other suppliers in the CMP industry, such as suppliers of polishing equipment, we obtain client leads and recommendations of our products.

     The IC device manufacturing industry is currently experiencing significant growth in Asia. As a result, we have increased our focus on markets in Asia over the last few years by increasing the number of account managers and applications and customer support personnel present in this region. By building this regional infrastructure, we have demonstrated a commitment to the Asian marketplace and global expansion generally. We intend to make additional concentrated investments in this region over the next few years.

                      CABOT AS OUR RAW MATERIALS SUPPLIER

     The base ingredients for most of our slurries are fumed metal oxides, primarily fumed silica, which is an ultra-fine, high purity silica produced by a flame process, and, to a much lesser extent, fumed metal alumina. Cabot is currently our exclusive supplier of fumed metal oxides. Under our new fumed metal oxide supply agreement with Cabot, which will become effective upon completion of this offering, Cabot will continue to be our exclusive supplier of fumed metal oxides, including fumed silica, for our existing slurry products. Although the agreement does not require us to purchase fumed metal oxides from Cabot for slurry products that we develop in the future, we expect that Cabot will be our primary supplier of fumed metal oxides for these products as well.

     It is difficult to assess whether the prices we will pay to Cabot for fumed metal oxides under our new agreement with Cabot are the same as or different than the prices we could have obtained in arm's-length negotiations with an unaffiliated third party in light of the long-term nature of the contract, the volumes provided for under the agreement and our particular quality requirements.

     Our agreement with Cabot contains the following terms with respect to fumed silica:

- Provisions for a fixed annual increase in the price of fumed silica of approximately 2% of the initial price and additional increases if Cabot's raw material costs increase.

- Provisions requiring Cabot to supply us with fumed silica in volumes specified by us.

- Provisions limiting Cabot's obligation to supply us with fumed metal oxides from each of its Tuscola, Illinois and Barry, Wales facilities to specified volumes from each facility.

- Provisions requiring us to supply Cabot with quarterly, six-month, annual and 18-month forecasts of our expected fumed silica purchases and limiting Cabot's obligations to provide us with fumed silica to specified percentages in excess of these forecasted volumes.

- Provisions that limit the amount we can forecast for any month to an amount no greater than 20% of the forecasted amount for the previous month.

- Provisions requiring us to purchase at least 90% of the six-month volume forecast and to pay specified damages to Cabot if we purchase less than that amount.

- Provisions obligating us to pay all reasonable costs incurred by Cabot to provide quality control testing at levels greater than Cabot provides to its other customers.

- Provisions that generally prohibit us from reselling any fumed silica purchased from Cabot.

Under the new agreement, Cabot will also supply us with fumed alumina on terms generally similar to those described above, except that the forecast requirements do not apply to fumed alumina. The new agreement prohibits Cabot from selling fumed metal oxides to third parties for use in CMP applications.

     Under the new agreement, Cabot warrants that its products will meet our agreed upon product specifications. We have no right to any consequential, special or incidental damages for breach of that warranty or any other provision of the agreement. Cabot will be obligated to replace noncompliant products with products that meet the agreed upon specifications. The new agreement also provides that any change to product specifications for fumed metal oxides must be by mutual agreement. Any increased costs due to product specification changes will be paid by us. If we require product specification changes that Cabot cannot meet, we will have the right to purchase products meeting those specifications from other suppliers.

     Historically, we did not provide detailed product specifications to Cabot and Cabot permitted us to return some products even if they met our specifications. Under our new agreement, we will provide detailed specifications to Cabot and will have no contractual right to return products that meet these specifications.

     The agreement has an initial term that expires in June 2005. Thereafter, the agreement may be terminated by either party on June 30 or December 31 in any year with at least 18 months prior written notice.

DISPERSIONS SERVICES AGREEMENT WITH DAVIES

     Cabot has assigned to us a dispersions services agreement with Davies Imperial Coatings, Inc. pursuant to which Davies produces slurries for us. Under this agreement, we provide raw materials, primarily fumed silica, to Davies and it performs dispersion services. The price for these services is set at a negotiated price, subject to increases. We have agreed to purchase minimum amounts of services for each year of the agreement. If Davies fails to supply us with required dispersions services, we have the right to provide these services for ourselves or purchase them from third parties. The agreement provides for renegotiation of the price paid for dispersions services on each two-year anniversary of the agreement in order to reflect changes in Davies' manufacturing costs. We have also agreed to invest during each year $150,000 in capital improvements, capacity expansions and other expenditures to maintain capacity at the Davies dispersions facility in Hammond, Indiana. We own most of the dispersions equipment at the Davies facility.

     Under the agreement, we must give Davies the opportunity to bid to provide dispersion services for some of our products. Davies and its controlling stockholders agree that, during the term of the agreement and for a period after the termination of the agreement, they will not provide, nor assist any other person or entity in providing, metal oxide dispersion services to any of our competitors. Under some circumstances, we must pay these individuals noncompetition payments on the date of the termination of the agreement and on the first anniversary of the termination.

     The agreement has an initial term that expires in October, 2004, and is automatically renewed for one-year periods thereafter, unless either party gives written notice to the other of its intention to terminate the agreement at least 90 days prior to the expiration of the term.

                  DISPERSIONS SERVICES ARRANGEMENTS WITH CABOT

     Dispersions of fumed metal oxides are used in a variety of applications in addition to CMP. In the past, Cabot has developed and sold fumed metal oxides dispersions for these non-CMP applications, and intends to continue this business after this offering and the expected spin-off. We performed dispersion services for Cabot prior to our incorporation and Cabot intends to continue to rely on us for these services in the future. Accordingly, we have entered into a dispersions services agreement with Cabot, which will become effective upon completion of this offering, under which we will continue to offer fumed metal oxide dispersions services to Cabot, including the manufacturing, packaging and testing of dispersions. Less than 10% of our current dispersions capacity will be devoted to Cabot. The agreement provides that some dispersion services may be subcontracted by us to Davies but we will remain liable for these services. The dispersions services that we will provide to Cabot must be performed at our facilities in Aurora, Illinois and Barry, Wales or at the Davies facility. Under the agreement, Cabot will supply us with the fumed metal oxide particles necessary for the manufacture of the dispersions.

     Our agreement with Cabot contains the following terms:

- Provisions for the pricing of dispersions services to be determined pursuant to a cost-plus formula.

- Provisions limiting our obligation to provide Cabot with dispersions to stated maximum annual volumes for each of the three facilities.

- Provisions requiring Cabot to supply us with quarterly, six-month, annual and 18-month forecasts of their expected dispersions purchases and limiting our obligation to provide Cabot with dispersions to specified percentages in excess of these forecasted volumes.

- Provisions that provide that if we develop any intellectual property in the course of performing dispersion services for Cabot, that intellectual property will be jointly owned by us and Cabot.

- Provisions that provide that if we develop any intellectual property outside of performing dispersion services for Cabot and use that intellectual property in performing dispersion services for Cabot, then we are obligated to license Cabot that intellectual property in exchange for a royalty payment.

- Provisions that generally prohibit Cabot from engaging a third party to provide dispersion services unless we are unable to supply the requested or agreed upon services, although Cabot retains the right to manufacture fumed metal oxide dispersions itself or have Davies provide these services.

- Provisions that generally prohibit us from performing dispersion services for third parties whose products compete with any Cabot product or from selling dispersion products in applications, other than CMP, that compete with any Cabot product.

     The agreement has an initial term that expires in June 2005. Thereafter, the agreement may be terminated by either party on June 30 or December 31 in any year with at least 18 months prior written notice. If Cabot terminates the agreement, Cabot cannot purchase fumed metal oxides dispersion services from one of our competitors. If we terminate the agreement, Cabot may purchase fumed metal oxide dispersions services from any party without restriction.

                            RESEARCH AND DEVELOPMENT

     We believe our future competitive position depends in part on our ability to develop CMP applications tailored to our customers' needs. To this end, we have established a technology center at our Aurora facility to provide applications and product support to customers and to develop new products to meet the needs of the semiconductor industry. The technology center is staffed by a team that includes experts from the semiconductor industry and scientists from key disciplines required for the development of high-performance CMP products. The technology center is equipped with an advanced polishing and metrology lab in a Class 10 clean room, a polishing lab in a Class 1000 clean room, laboratories for product development and dispersion technology, and a dispersions pilot plant. In our product development and dispersion technology laboratory, our skilled technical personnel conduct kinetic studies of the chemical reactions on the surface of the wafer. These kinetic data allow us to adjust the composition of our slurries to avoid, among other things, non-uniform polishing patterns. Understanding the chemical processes on the surface of the polished wafer allows us to compose slurries specifically tailored to interact with one element and to slow or essentially stop planarization as soon as this particular element has been polished. We have also assembled dedicated development teams that work closely with customers to identify their specific technology and manufacturing challenges and to translate these challenges into viable CMP process solutions.

     We have historically purchased most of the equipment we use for research and development. In September 1998, we entered into an agreement with a customer under which we lease some CMP equipment in exchange for CMP slurries. This equipment includes five IC polishing machines, one hard disk drive polishing machine and various metrology equipment. The cost of this equipment can be significant and we need to upgrade our equipment periodically to keep pace with equipment developments in the semiconductor industry.

     We expensed approximately $14.6 million for research and development in 1999. Investments in research and development equipment are capitalized over their useful life and depreciated.

                             INTELLECTUAL PROPERTY

     Our intellectual property is important to our success and ability to compete. We currently have eight U.S. patents and 28 pending U.S. patent applications covering CMP products and processes. In most cases we file counterpart foreign patent applications. Many of these patents are important to our continued development of new and innovative CMP products. We attempt to protect our intellectual property rights through a combination of patent, trademark, copyright and trade secret laws, as well as employee and third-party nondisclosure and assignment agreements. Our failure to obtain or maintain adequate protection of our intellectual property rights for any reason could have a material adverse effect on our business, results of operations and financial condition.

     Significant litigation regarding intellectual property rights exists in our industry. Cabot is currently involved in two separate legal actions brought against it by Rodel alleging that Cabot is infringing some of Rodel's patents. Although Cabot is the only named defendant in these lawsuits, we have agreed to indemnify Cabot for any and all losses and expenses arising out of this litigation. For a further discussion of this litigation, see "--Legal Proceedings". We cannot be certain that other third parties will not make a claim of infringement against us. Any claims, even those without merit, could be time consuming to defend, result in costly litigation and/or require us to enter into royalty or licensing agreements. These royalty or licensing agreements, if required, may not be available to us on acceptable terms or at all. A successful claim of infringement against us could adversely affect our business, results of operations and financial conditions. See "-- Legal Proceedings".

     In addition, we have obtained a patent license from a third party covering a polishing process used in the manufacturing of non-IC devices. Although we expect to independently develop a new technology which will eliminate our need for this licensed technology, there is no assurance that we will be successful in doing so or that we will be able to continue to license this technology beyond the eight years currently provided for in our license agreement.

                                  COMPETITION

     We are aware of only four other manufacturers with significant commercial sales of CMP slurries for IC devices. We expect the competition to continue to intensify. These manufacturers include Rodel, Fujimi, ChemFirst and Clariant. We are aware of only three manufacturers with significant commercial sales of CMP slurries for polishing of substrates and magnetic heads in hard disk drives. These manufacturers include Rodel, Fujimi and Praxair. We may also face competition from:

- other companies that develop CMP products;

- customers that currently have, or that may develop, in-house capacity to produce their own CMP products; and

- the development of polishing pads containing abrasives or other significant changes in technology.

     We compete primarily on the basis of our product design, level of service and, to a lesser extent, price. We believe that we presently compete favorably with respect to each of these factors. CMP products are evolving, however, and we cannot give you any assurance that we will compete successfully in the future.

                                   PROPERTIES

     Our principal U.S. facilities consist of:

- our global headquarters in Aurora, Illinois, comprising approximately 65,000 square feet;

- a commercial dispersions plant in Aurora, Illinois, comprising approximately 20,000 square feet; and

- a technical center in Aurora, Illinois, comprising approximately 20,000 square feet.

     We are in the process of constructing an additional manufacturing and distribution center in Aurora, Illinois. The initial phase of this construction is planned to provide a facility of approximately 170,000 square feet that is scheduled to be in operation by our third fiscal quarter of 2000.

     We also have a commercial dispersions plant in Geino, Japan, comprising approximately 40,000 square feet. In addition, we own dispersion equipment located at Cabot's dispersion facility in Barry, Wales and sublease from Cabot the land and building space where the equipment is located. We are in the process of constructing a distribution center in Ansung, South Korea. This approximately 16,000 square foot facility is scheduled for completion by our third fiscal quarter 2000. Substantially all of our foreign properties and assets are held through our wholly owned subsidiary, Cabot Microelectronics International Corporation.

     We believe that our current facilities are suitable and adequate for their intended purposes and, together with our facilities under construction, provide us with sufficient capacity to meet our current and expected demand in the foreseeable future. However, if we were to encounter delays in the construction of our new facilities, we may face capacity constraints.

                             ENVIRONMENTAL MATTERS

     Our facilities are subject to various environmental laws and regulations, including those relating to air emissions, wastewater discharges, the handling and disposal of solid and hazardous wastes, and occupational safety and health. We believe that our facilities are in substantial compliance with applicable environmental laws and regulations. Our facilities have incurred, and will continue to incur, capital and operating expenditures and other costs in complying with these laws and regulations in both the United States and abroad. However, we do not anticipate that the future costs of environmental compliance will have a material adverse effect on our business, financial condition or results of operations.

                                   EMPLOYEES

     As of December 31, 1999, we employed a total of 242 individuals, including 24 in sales and marketing, 80 in research and development, 27 in administration and 111 in operations. None of our employees are covered by collective bargaining agreements. We have not experienced any work stoppages and consider our relations with our employees to be satisfactory.

                               LEGAL PROCEEDINGS

     In June 1998, one of our major competitors, Rodel Inc., filed a lawsuit against Cabot in the United States District Court for the

District of Delaware entitled Rodel, Inc. v. Cabot Corporation (Civil Action No. 98-352). In this lawsuit, Rodel has requested a jury trial and is seeking a permanent injunction and an award of compensatory, punitive, and other damages relating to allegations that Cabot is infringing United States Patent No. 4,959,113 (entitled "Method and Composition for Polishing Metal Surfaces"), which is owned by an affiliate of Rodel. We refer to this patent as the Roberts patent and this lawsuit as the Roberts lawsuit. Cabot filed an answer and counterclaim seeking dismissal of the Roberts lawsuit with prejudice, a judgment that Cabot is not infringing the Roberts patent and/or that the Roberts patent is invalid, and other relief. Cabot subsequently filed a motion for a summary judgment that the Rodel patent is invalid because all of the claims contained in the patent are anticipated or made obvious by prior art, including United States Patents Nos. 4,705,566, 4,956,015 and 4,929,257, each of which is owned by a third party not affiliated with Rodel or us. This motion was denied on September 30, 1999 based on the court's finding that there were genuine issues of material fact to be determined at trial. The Roberts lawsuit is presently in the discovery stage and trial is scheduled to begin in November 2000, and the trial date has not yet been scheduled. After the ruling on the summary judgment motion, Rodel filed a request for reexamination of the Roberts patent with the United States Patent and Trademark Office, which was granted on November 12, 1999.

     In April 1999, Rodel commenced a second lawsuit against Cabot in the United States District Court for the District of Delaware entitled Rodel, Inc. v. Cabot Corporation (Civil Action No. 99-256). In this lawsuit, Rodel has requested a jury trial and is seeking a permanent injunction and an award of compensatory, punitive, and other damages relating to allegations that Cabot is infringing two other patents owned by an affiliate of Rodel. These two patents are United States Patent No. 5,391,258 (entitled "Compositions and Methods for Polishing") and United States Patent No. 5,476,606 (entitled "Compositions and Methods for Polishing"). We refer to these patents as the Brancaleoni patents and this lawsuit as the Brancaleoni lawsuit. Cabot has filed an answer and counterclaim to the complaint seeking dismissal of the complaint with prejudice, a judgment that Cabot is not infringing the Brancaleoni patents and/or that the Brancaleoni patents are invalid, and other relief. The Brancaleoni lawsuit is presently in the discovery stage which is currently scheduled to be completed by February 25, 2000. Trial is presently scheduled to commence on December 4, 2000.

     In the Roberts lawsuit, the only product that Rodel to date has alleged infringes the Roberts patent is our W2000 slurry, which is used to polish tungsten and which currently accounts for a significant portion of our total revenue. In the Brancaleoni lawsuit, Rodel has not alleged that any specific product infringes the Brancaleoni patents; instead, Rodel alleges that our United States Patent No. 5,858,813 (entitled "Chemical Mechanical Polishing Slurry for Metal Layers and Films" and which relates to a CMP polishing slurry for metal surfaces including, among other things, aluminum and copper) is evidence that Cabot is infringing the Brancaleoni patents through the manufacture and sales of unspecified products. At this stage, we cannot predict whether or to what extent Rodel will make specific infringement claims with respect to any of our products other than W2000 in these or any future proceedings. It is possible that Rodel will claim that many of our products infringe its patents.

     Although Cabot is the only named defendant in these lawsuits, we have agreed to indemnify Cabot for any and all losses and expenses arising out of this litigation as well as any other litigation arising out of our business. While we believe we have meritorious defenses to the pending actions and intend to defend them vigorously, we can give you no assurances that we will be successful in our defense. If Rodel wins either of these cases, we may have to pay damages and, in the future, may be prohibited from producing any products found to infringe or required to pay Rodel royalty and licensing fees with respect to sales of those products. In addition, we cannot assure you that we will not be subject to future infringement claims by Rodel or others with respect to our products and processes. Such claims, even if they are without merit, could be expensive and time consuming to defend and if we were to lose any future infringement claims we could be subject to injunctions, damages and/or royalty or licensing agreements. Royalty or licensing agreements, if required as a result of any pending or future claims, may not be available to use on acceptable terms or at all. Successful claims of infringement against us could adversely affect our business, financial condition and results of operations.

                                   MANAGEMENT
                        DIRECTORS AND EXECUTIVE OFFICERS

     The following table contains information regarding our executive officers and directors.

                NAME              AGE                            POSITIONS
    ----------------------------  ---      ------------------------------------------------------
    Kennett F. Burnes             56       Chairman of the Board
    Samuel W. Bodman              61       Director
    William P. Noglows            41       Director
    Matthew Neville               45       President and Chief Executive Officer, Director
    William C. McCarthy           56       Vice President and Chief Financial Officer
    Daniel J. Pike                36       Vice President of Operations
    J. Michael Jenkins            46       Vice President of Human Resources
    Chris C. Yu                   41       Vice President of Research and Technology
    Bruce M. Zwicker              47       Vice President of Sales and Marketing

                            ------------------------

     KENNETT F. BURNES was elected Chairman of the Board of our company in December 1999. He has served as Cabot's Chief Operating Officer since 1996 and Cabot's President since 1995. He was elected a director of Cabot in 1992. Before joining Cabot in 1987, Mr. Burnes was a partner at Choate, Hall & Stewart, a Boston-based law firm, where he practiced corporate and business law for nearly 20 years. He received both his bachelor's and law degrees from Harvard University.

     SAMUEL W. BODMAN was elected a director of our company in December 1999. He has served as Cabot's Chairman and Chief Executive Officer since 1988. Before joining Cabot, Mr. Bodman was President, Chief Operating Officer and a director of FMR Corp., the holding company overseeing all activities of Fidelity Investments. Mr. Bodman received his Ph.D. in chemical engineering from Massachusetts Institute of Technology. In addition to serving on Cabot's board, Mr. Bodman serves on the boards of John Hancock Mutual Life Insurance Company, Security Capital Group Incorporated, Thermo Electron Corporation and Westvaco Corporation.

     WILLIAM P. NOGLOWS was elected a director of our company in January 2000. He has served as Cabot's Executive Vice President and Director of Global Manufacturing since 1998. From 1984 to 1998, he held various positions at Cabot, including General Manager of Cabot's Cab-O-Sil Division and Managing Director of Cabot Australasia. Mr. Noglows received his BS from Georgia Institute of Technology.

     MATTHEW NEVILLE has served as our President and Chief Executive Officer since December 1999. He was elected a director of our company in December 1999. Mr. Neville has served as a Vice President of Cabot since 1997 and as General Manager of our company since 1996. From 1983 to 1996, Mr. Neville held various positions at Cabot, including Director of Research and Development for the Cabot's Cab-O-Sil Division. Mr. Neville received his Ph.D. in chemical engineering from Massachusetts Institute of Technology.

     WILLIAM C. MCCARTHY has served as our Vice President and Chief Financial Officer since December 1999. Mr. McCarthy has served as Chief Financial Officer since February 1999. From 1976 to 1998, Mr. McCarthy held various positions at Texas Instruments, including controller of Texas Instruments' Corporate Services division. Mr. McCarthy received his BS in business and his MBA from Texas A&M University.

     DANIEL J. PIKE has served as our Vice President of Operations since December 1999. Mr. Pike served as our Director of Global Operations from 1996 to 1999. Prior to joining us, Mr. Pike worked for FMC Corporation as a marketing manager for the Pharmaceutical Division. Mr. Pike received his BS in chemical engineering from the University of

Buffalo and his MBA from Wharton School of Business of University of Pennsylvania.

     J. MICHAEL JENKINS has served as our Vice President of Human Resources since December 1999. Mr. Jenkins has served as our Director of Human Resources since May 1999. Prior to joining us, Mr. Jenkins was employed for 15 years by Gas Chromatography Division of Hewlett-Packard holding various positions, including Human Resources and Quality Manager. Mr. Jenkins received his MA in human resources from Lincoln University.

     CHRIS C. YU has served as our Vice President of Research and Technology since December 1999. From 1996 to 1999, Mr. Yu served as our Director of Interconnect Technology. From 1994 to 1996, Mr. Yu was employed by Rockwell International as Advanced Process Methods principal engineer leading the development of planarization technologies. Mr. Yu has also held various positions with Motorola and Micron Technology. Mr. Yu received his Ph.D. in physics from Pennsylvania State University.

     BRUCE M. ZWICKER has served as our Vice President of Sales and Marketing since December 1999. Mr. Zwicker has served as our Director, Global Business and Sales from 1997 to 1999. Since 1988, Mr. Zwicker has held various positions with Cabot, including Dispersion Products Line Manager. Prior to Joining Cabot, Mr. Zwicker worked for Unocal Corporation. Mr. Zwicker received his BS in microbiology from Purdue University.

                               BOARD OF DIRECTORS

     Our board of directors is currently composed of four directors. Prior to the completion of this offering, we will increase our board of directors to include three independent directors.

     We intend to amend our certificate of incorporation to divide the board of directors into three classes: Class I, whose terms will expire at the annual meeting of stockholders to be held in 2001, Class II, whose terms will expire at the annual meeting of stockholders to be held in 2002, and Class III, whose terms will expire at the annual meeting of stockholders to be held in 2003. At each annual meeting of stockholders beginning in 2000, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election.

     In addition, our certificate of incorporation will provide that the authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors.

                      COMMITTEES OF THE BOARD OF DIRECTORS

     Our committees consist of an audit committee and a compensation committee. The audit committee recommends the annual appointment of our auditors with whom the audit committee reviews the scope of audit and non-audit assignments and related fees, accounting principles we use in financial reporting, internal auditing procedures and the adequacy of our internal control procedures. The compensation committee reviews and approves the compensation and benefits for our employees, directors and consultants, administers our employee benefit plans, authorizes and ratifies stock option grants and other incentive arrangements and authorizes employment and related agreements.

                           COMPENSATION OF DIRECTORS

     Directors who are also our employees receive no additional compensation for their services as directors. Directors who are not our employees will receive a fee for attendance in person at meetings of our board of directors or committees of our board of directors, and they will be reimbursed for travel expenses and other out-of-pocket costs incurred in connection with the attendance of meetings.

                               EXECUTIVE OFFICERS

     Our board of directors appoints our executive officers. Our executive officers serve at the discretion of our board of directors.

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

     In our fiscal year ended September 30, 1999, we did not have a compensation committee or any other committee serving a similar function. Decisions as to the compensation of executive officers were made by Cabot.

                             EXECUTIVE COMPENSATION

     The following table sets forth certain compensation information for the Chief Executive Officer and our four other executive officers who, based on employment with Cabot, were the most highly compensated for the fiscal year ended September 30, 1999. All of the information in this table reflects compensation earned by the listed individuals for services rendered to Cabot. In connection with this offering, we have established employee benefit plans and arrangements so that, following this offering, the compensation and employee benefits of our executive officers and all of our other employees will be provided primarily by us. See "--Compensation and Employee Benefit Plans" and "Relationships Between Our Company and Cabot Corporation -- Employee Matters Agreement".

    SUMMARY COMPENSATION TABLE FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1999

                                                                                LONG TERM
                                                                               COMPENSATION
                                               ANNUAL COMPENSATION             ------------
                                      --------------------------------------    RESTRICTED
                                                                OTHER ANNUAL      STOCK        ALL OTHER
NAME AND                                                        COMPENSATION     AWARD(S)     COMPENSATION
PRINCIPAL POSITIONS            YEAR   SALARY($)    BONUS($)         ($)           ($)(1)         ($)(2)
-------------------            ----   ----------   ---------    ------------   ------------   ------------
Matthew Neville..............  1999    190,000      100,000                      378,000          28,929
President and Chief Executive
Officer
William C. McCarthy..........  1999    106,250       53,000(3)      82,711(4)    190,350(5)       10,102
  Vice President and Chief
  Financial Officer
Daniel J. Pike...............  1999    146,250       60,000                      170,100          18,453
  Vice President of
  Operations
Chris C. Yu..................  1999    162,637       65,000         45,000(6)    344,475(5)       21,078
  Vice President of Research
  and Technology
Bruce M. Zwicker.............  1999    132,728       48,000                       94,500          15,642
  Vice President of Sales and
  Marketing

---------------
(1) The value of the shares of Cabot restricted stock set forth in the table was determined by subtracting the amount paid by the named executive officer to Cabot for the shares from the fair market value of the shares on the date of grant. The following named executive officers were granted the following shares of Cabot restricted stock in the fiscal year ended September 30, 1999 under an equity incentive plan of Cabot: Mr. Neville, 20,000 shares; Mr. McCarthy, 7,500 shares; Mr. Pike, 9,000 shares; Mr. Yu, 15,000 shares; and Mr. Zwicker, 5,000 shares.

    The number of shares and value (calculated at fair market value as of September 30, 1999 ($23.75 per share), less the amount paid by the named executive officer for the shares) of all shares of Cabot restricted stock held by the named executive officers on September 30, 1999 (including the shares referred to in the column of the Table headed "Restricted Stock Award(s)"), were as follows: Mr. Neville, 44,000 shares ($589,750); Mr. McCarthy, 5,500 shares ($118,475); Mr. Pike, 15,500 shares ($210,275); Mr.
    Yu, 14,500 shares ($247,600); and Mr. Zwicker, 11,500 shares ($154,538).

    Except for a portion of the shares of Cabot restricted stock granted to Mr. McCarthy and Mr. Yu (see note 5 below), the restricted stock set forth in the table vests, in whole, three years from the date of grant. In accordance with Cabot's long-term incentive compensation program under its equity incentive plans, each of the named individuals paid to Cabot 30-40% of the fair market value of the shares of stock listed in this footnote on the date of grant. Some of the funds for the payment for this restricted stock were borrowed from Merrill Lynch Bank & Trust Co. by all of the named executive officers under a loan facility available to all recipients of restricted stock grants under this program. The recipients (including the named executive officers) borrowing funds from Merrill Lynch Bank & Trust are obligated to pay interest on the loans at the prime rate and to repay the funds borrowed. Shares purchased with borrowed funds must be pledged to Merrill Lynch Bank & Trust as collateral for the loans when the restrictions lapse. Cabot also guarantees payment of the loans in the event the recipients fail to honor their obligations. The loans are full recourse. Dividends are paid on the shares of restricted stock. In 1999, Cabot ceased using the loan facility, purchased the outstanding loan balance from Merrill Lynch Bank & Trust, and commenced to make loans under the program on terms substantially identical to the bank loans.

(2) The information in the column headed "All Other Compensation" includes (a) matching contributions to Cabot's tax-qualified savings plan and accruals under a non-qualified supplemental savings plan, or CRISP, for the fiscal year ended September 30, 1999 and (b) contributions to Cabot's tax-qualified employee stock ownership plan and accruals under a supplemental employee stock ownership plan, or ESOP, for the fiscal year ended September 30, 1999 on behalf of the named executive officers in the following amounts:

             NAME                 CRISP      ESOP
             ----                 -----      ----
Mr. Neville....................  $ 15,763   $13,166
Mr. McCarthy...................  $  5,180   $ 4,337
Mr. Pike.......................  $ 11,039   $ 6,723
Mr. Yu.........................  $ 11,961   $ 8,288
Mr. Zwicker....................  $  9,435   $ 5,572

     Cabot provides Mr. Neville (but none of our other named executive officers) with death benefit protection in the amount of three times his salary, including $50,000 of group life insurance coverage. No amount has been included in the column headed "All Other Compensation" for this benefit because Cabot accrued no amount for the benefit and the benefit, other than the group life insurance (which is available to all Cabot employees in amounts determined by the level of their salaries), is not funded by insurance on Mr. Neville's life. Cabot funds the cost of the program generally by insurance on the lives of various other present and former Cabot employees. The value of this benefit, based upon the taxable income it would constitute if it were insurance, does not exceed approximately $1,500 per year for Mr. Neville. Cabot also provides our other named executive officers with death benefit protection in the amount of one times their salary. The value of this benefit to each of our named executive officers other than Mr. Neville (Mr. McCarthy, $585; Mr. Pike, $691; Mr. Yu, $829; and Mr. Zwicker, $636) is reflected in the column headed "All Other Compensation".

(3) This figure reflects a $10,000 sign-on bonus paid to Mr. McCarthy. Mr. McCarthy's hire date was February 2, 1999.

(4) This figure reflects reimbursement of relocation expenses.

(5) 6,000 of the 7,500 shares of Cabot restricted stock Mr. McCarthy received, and 6,000 of the 15,000 shares of Cabot restricted stock Mr. Yu received, were granted for no cash purchase price; Mr. McCarthy's 6,000 shares vest in equal increments in June, 1999, February, 2000 and February, 2001; Mr. Yu's 6,000 shares vest annually as follows: one-half in November, 1998, one-quarter on November 15, 1999 and one-quarter on November 15, 2000.

(6) This figure reflects a reimbursement to Mr. Yu for income tax obligations on shares of restricted stock awarded to him.

  AGGREGATE OPTION EXERCISES FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1999 AND
                         FISCAL YEAR-END OPTION VALUES

     The following table sets forth information with respect to the exercise of Cabot stock options by our named executive officers during 1999, the number of unexercised Cabot stock options held by named executive officers on September 30, 1999, and the value of the unexercised in-the-money Cabot stock options on that date.

                                                           SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                            UNEXERCISED OPTIONS         IN-THE-MONEY OPTIONS AT
                                                           AT FISCAL YEAR-END(#)         FISCAL YEAR-END($)(1)
                        SHARES ACQUIRED      VALUE      ---------------------------   ---------------------------
NAME                    ON EXERCISE(#)    REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                    ---------------   -----------   -----------   -------------   -----------   -------------
Matthew Neville.......       2,400          37,275         5,000             --          80,031             --
Chris C. Yu...........          --              --            --          7,150              --             --

---------------
(1) We determined the value of unexercised in-the-money options as of September 30, 1999 by taking the difference between the fair market value of a share of Cabot common stock on September 30, 1999 ($23.75 per share) and the option exercise price, multiplied by the number of shares underlying the options as of that date. Options held by Mr. Yu were out of the money on that date, and we have therefore recorded no value for them.

                             PENSION PLAN BENEFITS

     Prior to this offering, our employees, including our named executive officers, participated in Cabot's tax-qualified cash balance plan. This plan provides retirement benefits to plan participants based on their compensation and years of service, expressed as an account balance. In addition, prior to this offering, some of our named executive officers participated in Cabot's non-qualified supplemental cash balance plan, which provides supplemental retirement benefits not available under the cash balance plan by reason of limitations set by the Internal Revenue Code and the Employee Retirement Income Security Act. We do not intend to sponsor a tax-qualified or a supplemental cash balance plan, and, accordingly, all of our employees will stop accruing benefits under these plans in connection with this offering. At fiscal year ended September 30, 1999, we estimate that our named executives had accrued the following annual pension benefits under these plans: Mr. Neville, $107,400; Mr. McCarthy, $13,400; Mr. Pike, $91,500; Mr. Yu, $74,200; and Mr. Zwicker, $50,800.

                    COMPENSATION AND EMPLOYEE BENEFIT PLANS

     We have adopted and will adopt various employee benefit plans and arrangements for the purpose of providing compensation and employee benefits to our employees after this offering, including our executive officers. Some of these plans are described below. These plans and arrangements include an equity incentive plan, an employee stock purchase plan, a tax-qualified savings plan and a non-qualified supplemental savings plan. To the extent necessary or advisable under applicable law, Cabot, as our sole stockholder, will approve these plans prior to this offering.

LONG-TERM INCENTIVES

     Prior to the completion of this offering, we will adopt the Cabot Microelectronics Corporation 2000 Equity Incentive Plan, and Cabot, as our sole stockholder, will approve the plan. The following description of certain features of the plan is qualified in its entirety by reference to the full text of the plan.

     Some of our employees (including our executive officers) hold options to acquire Cabot common stock and shares of Cabot restricted stock granted under Cabot's equity incentive plans. In connection with the distribution, we and Cabot are considering giving these employees the choice of retaining these awards or receiving, in consideration for the cancellation of these awards, replacement awards under our 2000 Equity Incentive Plan. These replacement awards will be subject to the same terms and conditions as in effect prior to the cancellation of the prior Cabot awards, except that (1) our common stock will be substituted for Cabot common stock, and (2) the replacement awards will be adjusted to preserve the intrinsic value to the holders immediately prior to cancellation of the prior Cabot awards.

     General; Shares Available for Issuance under the Plan. The 2000 Equity Incentive Plan will enable us to make awards of shares, options and restricted stock (including purchase restricted stock) to eligible employees, including our executive officers. We believe that the plan will also provide us with flexibility in designing and providing incentive compensation in order to attract and retain employees who are in a position to make significant contributions to our success, to reward employees for past contributions and to encourage employees to take into account our long-term interests through ownership of our common stock. Subject to adjustment for stock splits and similar events, the maximum number of shares of common stock that may be issued
under the plan is the sum of (1)           and (2) the number of shares of our
common stock subject to awards granted to replace awards granted under Cabot's equity incentive plans as described above. This number does not include shares which will become available under the plan because of events such as forfeitures and methods of cashless exercise.

     Administration; Eligible Employees. The 2000 Equity Incentive Plan will be administered by our compensation committee, consisting of at least three members of our board of directors, none of whom may be one of our employees. Officers and other key employees (including employees of our subsidiaries) who are responsible for or contribute to the management, growth or profitability of our business and the business of our subsidiaries are eligible to receive awards under the plan, but no employee may receive awards under the plan covering more
than           shares of common stock.

     Stock Options. The compensation committee may grant stock options under the 2000 Equity Incentive Plan. Stock options enable the holder of the option to purchase shares of our common stock at a price specified by the compensation committee at the time the award is made. The plan permits the granting of stock options that qualify as incentive stock options under Section 422 of the Internal Revenue Code and stock options that do not qualify for incentive stock option treatment. The compensation committee determines the per share exercise price of all stock options and, as a general rule, this price may not be less than the fair market value of a share of common stock at the time of grant. The compensation committee will determine when an option may be exercised and its term, but the term may not exceed ten years.

     Restricted Stock. The compensation committee may grant restricted stock under the 2000 Equity Incentive Plan. In general, an award of restricted stock entitles the recipient to shares of common stock, subject to restrictions determined by the compensation committee. The compensation committee may require the recipient to provide consideration for the restricted stock as a condition to the grant of the restricted stock. Restrictions on restricted stock lapse as specified by the compensation committee at the time of grant. Until the restrictions lapse, shares of restricted stock are non-transferable. Recipients of restricted stock have all rights of a stockholder with respect to the shares, including voting and dividend rights, subject only to the conditions and restrictions generally applicable to restricted stock or to other restrictions and conditions specifically set forth in the award agreement.

     Effect of Termination of Employment. As a general rule, the effect that a termination of employment will have on a holder's awards will be set forth in his or her award agreement. We expect that some terminations, such as terminations upon death or for permanent disability, will result in the accelerated vesting of options and the lapsing of restrictions on restricted stock. We also expect that other terminations will result in the forfeiture of unvested options and restricted stock.

     Adjustments for Changes in Capitalization; Change in Control. The compensation committee will make appropriate adjustments to the maximum number of shares of common stock that may be delivered under the plan and to outstanding awards to reflect stock dividends, stock splits, and similar changes in capitalization. The compensation committee may also make appropriate adjustments to take into account material changes in law or accounting matters or other corporate changes or events. The plan provides for the accelerated vesting of options, and for the immediate lapsing of restrictions on restricted stock in the event of a "Change in Control" (as defined in the plan).

     Amendment and Termination. The compensation committee may at any time discontinue granting awards under the plan. Our board of directors may at any time amend the plan or any outstanding award for any purpose permitted by law, or terminate the plan as to any further grants of awards. However, none of these actions may, without the approval of our stockholders, increase the maximum number of shares of common stock available under the plan, extend the time within which awards may be granted, or amend the provisions of the plan relating to amendments. Nor may any of these actions adversely affect the rights of a holder of any previously granted award.

                  GRANTS UNDER THE 2000 EQUITY INCENTIVE PLAN

     In connection with this offering, we have made initial grants of stock options to all of our employees, including our executive officers, under the
2000 Equity Incentive Plan. An aggregate of           shares of common stock are
issuable upon the exercise of these options, and these options were granted at
an exercise price of $     per share. The following table sets forth the number
of shares of our common stock underlying these options:

                                                               NUMBER OF SHARES
NAME AND POSITIONS                                            UNDERLYING OPTIONS
------------------                                            ------------------
Matthew Neville.............................................
  President and Chief Executive Officer, Director
William C. McCarthy.........................................
  Vice President and Chief Financial Officer
Daniel J. Pike..............................................
  Vice President of Operations
Chris C. Yu.................................................
  Vice President of Research and Technology
Bruce M. Zwicker............................................
  Vice President of Sales and Marketing
Executive officers as a group (  persons)...................
Non-employee directors as a group (  persons)...............
All employees as a group (  persons)........................

     In addition, we intend to grant      options under the 2000 Equity
Incentive Plan to Cabot employees who are not directors of our company.

ANNUAL INCENTIVES

     We intend to make annual cash bonuses to our employees, including our executive officers, to provide them with an incentive to carry out our business plan and to reward them for having done so. We intend to set performance goals in each fiscal year at the beginning of the fiscal year, and we intend to base the bonuses on an evaluation of our performance in the light of those goals.

EMPLOYEE STOCK PURCHASE PLAN

     Prior to the completion of this offering, we will adopt a 2000 Employee Stock Purchase Plan, under which we have initially reserved for issuance 20,000 shares of our common stock, and Cabot, as our sole stockholder, will approve the plan. We intend that the plan will become effective as soon as practicable after the completion of this offering. We also intend that the plan will qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code.

     Administration; Eligible Employees. The compensation committee will administer the plan. The compensation committee, as plan administrator, will have full authority to adopt administrative rules and procedures and to interpret the provisions of the plan. Each of our full-time employees, and each full-time employee of present or future subsidiaries that we designate as eligible to participate in the plan, will be eligible to participate in the plan. In addition, the Internal Revenue Code requires us to exclude some employees from participating in the plan and sets limits on how much common stock a participant may purchase under the plan, and we will comply with these exclusions and limitations.

     Securities Subject to the Plan. The plan limits the number of shares of common stock initially reserved for issuance under the plan to 20,000 shares. The shares issuable under the plan will be made available from authorized but unissued shares of our common stock. We expect to increase the number of shares
of common stock reserved for issuance under the plan by        shares shortly
after the distribution.

     Adjustments; Change in Control. In the event that any change to the outstanding common stock occurs (whether by reason of any recapitalization, stock dividend, stock split, exchange or combination of shares or other change in corporate structure), we will make appropriate adjustments to (1) the maximum number and class of securities issuable under the plan, (2) the maximum number and class of securities purchasable per participant during any plan offering, and (3) the number and class of securities and the price per share in effect under each outstanding purchase right. It is intended that any adjustments will prevent any dilution or enlargement of rights under the plan. In the event of various corporate events such as our dissolution or liquidation, or a merger, or a sale of all or substantially all of our assets, the plan offering which would otherwise be in effect on the date of the event will accelerate and will end on the last payday before the date of the event. On that date, all outstanding purchase rights will automatically be exercised.

     Plan Offering Periods and Purchase Rights. The plan will offer shares of common stock from time to time through a series of plan offerings, each with a duration of six months. (However, the first plan offering may be slightly longer or shorter than six months, depending on when the offering occurs.) The plan offerings will commence as designated from time to time by the compensation committee. Each plan offering will in any event begin and end on a business day. On the day a plan offering begins, each participant with respect to that plan offering will receive a right to purchase shares of our common stock through payroll deductions made during that plan offering. In general, each participant may authorize periodic payroll deductions in an amount of between one percent and ten percent of his or her gross cash compensation for each pay period during the plan offering. A participant may elect to reduce or increase future payroll deductions. The purchase date of shares under the plan will occur on the day that the plan offering ends, and shares will be purchased using the aggregate payroll deductions withheld from the participant for the plan offering. We will not issue fractional shares under the plan, and we will retain any cash in lieu of fractional shares (without interest) and use that cash to purchase shares of common stock in the next following plan offering. In general, a participant may withdraw from the plan at any time by giving written notice.

     Plan Offering Price. The price per share of common stock in any plan offering will in general be 85% of the lower of (1) the fair market value per share of common stock on the day the plan offering begins and (2) the fair market value per share of common stock on the day the plan offering ends. The fair market value will be determined by reference to the closing price of our common stock on the Nasdaq on the relevant date.

     Amendment and Termination. We may, in our sole discretion, terminate or amend the plan, but the amendment and termination of the plan may not adversely affect outstanding purchase rights without the consent of the holders of those rights. If we terminate the plan, we may end a plan offering and accelerate the exercise date of all outstanding purchase rights. We will refund (without interest) any remaining payroll deductions after we terminate the plan.

     New Plan Benefits. Because the benefits under the plan will depend on elections to participate and the fair market value of our common stock on various future dates, we cannot determine the benefits that our executive officers and other employees may receive under the plan.

RETIREMENT BENEFITS

     We have adopted a tax-qualified savings plan for the benefit of our employees, including our executive officers. Our employees will begin to participate in this plan as of the first day of the month immediately following the month in which the offering occurs. The savings plan will provide that we will make discretionary contributions to participants' accounts, as well as cash matching contributions in amounts based on participants' deferral elections. In addition, we have adopted a non-qualified savings plan to provide supplemental benefits to those employees who are affected by limits on compensation contained in the Internal Revenue Code.

     We do not currently sponsor a tax-qualified or supplemental defined benefit pension plan, and we do not currently have any intention to adopt such a plan.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

     In connection with this offering and the spin-off, we expect to adopt change-in-control arrangements covering our executive officers and other key employees. These arrangements will likely provide for a cash severance payment, continued medical benefits and other ancillary payments and benefits upon some terminations of a covered employee's employment following a change in control. Terminations of employment entitling a covered employee to these payments and benefits will likely include (1) termination of the employee by us (or a successor) other than for cause and (2) termination by the covered employee upon reduction in compensation, duties or responsibilities, or relocation, or other circumstances constituting constructive termination.

            RELATIONSHIPS BETWEEN OUR COMPANY AND CABOT CORPORATION

                      CABOT AS OUR CONTROLLING STOCKHOLDER

     Immediately prior to this offering, Cabot will be our sole stockholder.
Upon completion of this offering, Cabot will beneficially own   % of the
outstanding shares of our common stock, or   % if the underwriters'
over-allotment option is exercised in full. For as long as Cabot continues to beneficially own more than 50% of the outstanding shares of common stock, Cabot will be able to direct the election of all of the members of our board of directors and exercise a controlling influence over our business and affairs, including any determinations with respect to mergers or other business combinations involving our company, the acquisition or disposition of assets by our company, the incurrence of indebtedness by our company, the issuance of any additional common stock or other equity securities, and the payment of dividends with respect to the common stock. Similarly, Cabot will have the power to determine matters submitted to a vote of our stockholders without the consent of our other stockholders, will have the power to prevent a change in control of our company and could take other actions that might be favorable to Cabot.

     Cabot has announced that after the offering it intends to distribute pro rata to its common stockholders all of the shares of common stock it owns by means of a tax-free distribution. Cabot's final determination to proceed will require a declaration of the spin-off by Cabot's board of directors. Such a declaration is not expected to be made until certain conditions, many of which are beyond the control of Cabot, are satisfied, including: (1) receipt by Cabot of a ruling from the Internal Revenue Service as to the tax-free nature of the spin-off and (2) the absence of any future change in future market or economic conditions (including developments in the capital markets) of Cabot's or our company's business and financial condition that causes Cabot's board of directors to conclude that the spin-off is not in the best interest of Cabot's stockholders. We have been advised by Cabot that it expects the spin-off to occur six to twelve months after the completion of this offering. If Cabot completes the spin-off, the increased number of shares available in the market may have an adverse effect on the market price of the common stock. See "Risk Factors -- Risks Relating to Our Separation from Cabot".

     For a description of certain provisions of our certificate of incorporation concerning the allocation of business opportunities that may be suitable for both us and Cabot, see "Description of Capital Stock -- Corporate
Opportunities".

     For the purposes of governing some of the relationships between us and Cabot following the spin-off and this offering, we and Cabot have entered or will enter into commercial arrangements, principally the fumed metal oxide supply agreement, the dispersions services agreement and the facilities lease arrangements. In addition, we have entered into a master separation agreement and an intellectual property agreement providing for the transfer of the assets and liabilities of our business, as operated by Cabot, to us. We have also entered into a trademark license agreement which provides for the license to us by Cabot of some of its trademarks. Furthermore, we have also entered into various agreements with Cabot regarding certain arrangements between the parties during the interim period between the effective date of the transfer of assets and liabilities to our company under the master separation agreement and the completion of the spin off. These agreements are the management services agreement, the initial public offering and distribution agreement, the employee matters agreement and the registration rights agreement. In addition, we and Cabot have entered into a tax sharing agreement to address the allocation of certain tax liabilities between the parties.

     All of the foregoing agreements will be effective on or prior to the completion of this offering. Because these agreements have been entered into at a time when we were still a wholly owned subsidiary of Cabot, they were not the result of arm's-length negotiations between the parties. Some of the agreements summarized below have been filed as exhibits to the registration statement of which this prospectus forms a part and the summaries of these agreements are qualified in their entirety by reference to the full text of these agreements. See "Where You Can Find More Information".

                       COMMERCIAL ARRANGEMENTS WITH CABOT

FUMED METAL OXIDE SUPPLY AGREEMENT

     We have entered into a fumed metal oxide supply agreement with Cabot, which will be effective upon the completion of this offering, under which Cabot will continue to be our exclusive supplier of fumed silica and fumed alumina for existing products and our primary supplier for future products. For a more complete description of this agreement, see "Business -- Cabot as Our Raw Materials Supplier".

DISPERSIONS SERVICES AGREEMENT WITH CABOT

     We have entered into a dispersions services agreement with Cabot, which will be effective upon the completion of this offering, under which we will continue to offer fumed metal oxide dispersions services to Cabot. For a more complete description of this agreement, see "Business -- Dispersions Services Arrangements with Cabot".

FACILITIES LEASE ARRANGEMENTS

     We have entered into an agreement with Cabot to sublease the land and building space at its dispersions facility in Barry, Wales that houses dispersions equipment that we are acquiring from Cabot. This building space comprises approximately 62,300 square feet, at the Barry, Wales facility. Payments by us to Cabot under this lease are approximately $10,000 per month, including taxes. This lease will expire after ten years, subject to earlier termination in some circumstances.

                          MASTER SEPARATION AGREEMENT

     To effect our separation from Cabot, Cabot and its subsidiaries have transferred to us substantially all of the assets and liabilities of Cabot that are used in, relate to or arise out of the business previously conducted by us when we were a division of Cabot, including the assets and liabilities that are used in, relate to or arise out of

- all business operations whose financial performance is reflected in our financial statements for the period ended September 30, 1999 as set forth elsewhere in this prospectus, except for some dispersions assets at our Tuscola, Illinois facility and the building space at our Barry, Wales facility that we will sublease from Cabot; and

- all business operations initiated or acquired by us after the date of those financial statements.

     We have assumed and have agreed to perform all liabilities and obligations of Cabot other than various excluded liabilities relating to or arising out of these business operations any time on or before the date of the transfer of these business operations to us, which we refer to as the contribution date. These assumed liabilities also include, without limitation, all liabilities relating to or arising out of these business operations as conducted through the contribution date that are unknown to Cabot and/or unrealized as of the contribution date and that become known to Cabot or are realized or otherwise arise after the contribution date.

     Except as expressly set forth in the master separation agreement or any other agreement entered into between Cabot and us in connection with our separation from Cabot, neither Cabot nor our company is making any representation or warranty as to the business, assets or liabilities transferred or assumed as part of the separation. Except as otherwise expressly set forth in the separation agreement or in an ancillary agreement, all assets are being transferred on an as is, where is, basis.

INDEMNIFICATION

     Pursuant to the master separation agreement, we have agreed to indemnify, defend and hold harmless Cabot and each of its subsidiaries and their respective successors-in-interest against any losses, claims, dam-ages, liabilities or actions arising out of or in connection with

- the liabilities assumed by us as part of the separation, including any liabilities arising out of the current litigation with Rodel; and/or

- our conduct of our business and affairs after the contribution date.

     Cabot has agreed to indemnify, defend and hold harmless us and each of our subsidiaries and their respective successors-in-interest against any losses, claims, damages, liabilities or actions, resulting from, relating to or arising out of or in connection with

- the excluded assets, meaning assets used or owned in connection with any businesses and operations of Cabot and its affiliates other than our business; and/or

- the excluded liabilities, including liabilities that are not incidental to or do not arise out of our business and various liabilities in respect of indebtedness, income taxes, employee or retirement benefit plans and other liabilities.

DISPUTE RESOLUTION

     The master separation agreement contains provisions that govern the resolution of disputes, controversies or claims that may arise between us and Cabot except to the extent otherwise provided for in any other agreement entered into between Cabot and us in connection with our separation from Cabot. The master separation agreement provides that the parties will use all commercially reasonable efforts to settle all disputes arising in connection with the agreement without resorting to mediation, arbitration or otherwise. If these efforts are not successful, either party may submit the dispute for non-binding mediation by delivering notice to the other party of the dispute and expressly requesting mediation of the dispute.

FURTHER ASSURANCES

     In addition to the actions specifically provided for elsewhere in the master separation agreement, each of our company and Cabot have agreed to use its reasonable best efforts on and after the closing date, to take all actions, reasonably necessary or appropriate, to complete the transactions contemplated by the master separation agreement and the ancillary agreements.

                        INTELLECTUAL PROPERTY AGREEMENT

     We and our wholly owned subsidiary, Cabot Microelectronics International Corporation, have entered into an intellectual property agreement with Cabot, effective as of the contribution date, under which Cabot will transfer to us its intellectual property rights related solely to the business previously conducted by us when we were a division of Cabot. This transferred intellectual property includes:

- patents;

- copyrights;

- trademarks;

- the right to sue for infringements of these patents, copyrights and trademarks;

- technology and know-how; and

- licenses and other rights concerning third party technology and intellectual property.

The agreement provides that Cabot will retain its fumed metal oxide particle technology and process technology for manufacturing and/or treating fumed metal oxide particles, and the patents related to such technology. Cabot agrees to assign to us various contracts with third parties relating to our business, including confidentiality, co-operation, research, technical service, technology and license agreements.

     Under the agreement, we and Cabot agree to keep confidential any unpublished or other confidential information concerning the business of the other party, including unpublished technology and intellectual property. Additionally, Cabot is assigning to us an undivided one-half interest in and to various patents that relate to dispersion technology, which are owned by Cabot and used in Cabot's dispersion business and our business.

     Any costs, taxes or other fees related to the assignments and transfers of intellectual property to us are to be paid by us.

                          TRADEMARK LICENSE AGREEMENT

     We and our wholly owned subsidiary, Cabot Microelectronics International Corporation, have entered into a trademark license agreement with Cabot that governs our use of various trademarks used in our business. Under the agreement, Cabot grants to CMIC an exclusive, worldwide royalty-free license to use the trademarks solely in connection with the manufacture, sale or distribution of products related to our business. The license includes the right to use the term "Cabot" as a trade name, either individually or in combination with other terms. This license includes the right to grant sublicenses to subsidiaries and affiliates of CMIC, for so long as they remain a subsidiary or affiliate. CMIC has granted our company a sublicense to use all of the trademarks covered by the license. CMIC may not transfer or assign the license without Cabot's prior written consent.

     Under the agreement, CMIC agrees to refrain from various actions that could interfere with Cabot's ownership of the trademarks. The agreement contains provisions regarding:

- the creation of quality standards for CMIC's products;

- the ability of Cabot to inspect CMIC's products and facilities; and

- CMIC's obligation to cease production of and correct or properly destroy, any products marketed under the licensed trademarks that fail to meet the quality standards.

     The agreement provides that our license to use the trademarks may be terminated for various reasons, including our discontinued use of the trademarks, our breach of the agreement or a change in control of us.

     CMIC will indemnify Cabot and its directors, officers and employees from claims for damage or injury to persons or property or for loss of life or limb if Cabot is found liable to any third party under any tort or products liability or similar action in connection with the use by CMIC of the licensed trademarks.

                         MANAGEMENT SERVICES AGREEMENT

     We and Cabot have entered into a management services agreement, to be effective as of the date of this offering, pursuant to which Cabot will provide administrative and corporate support services to us on an interim or transitional basis, including human resource, accounting, treasury, tax, facilities, legal and information services. Specified charges for such services are generally intended to allow Cabot to recover the fully allocated costs of providing the services, plus all out-of-pocket, third-party costs and expenses, but without any profit to Cabot. If Cabot incurs third-party expenses on behalf of us as well as a Cabot entity, Cabot is required to allocate these expenses in good faith between us and the Cabot entity, as Cabot shall determine in the exercise of its reasonable judgment. The agreement provides that Cabot and we may from time to time, upon mutual agreement, adjust the service charges to the extent the charges are insufficient to cover or exceed the actual costs incurred by Cabot. The agreement provides for monthly invoicing of service charges. If we do not pay the invoiced amount within 90 days following receipt of the invoice, we are required to pay interest at a specified rate, unless the invoiced amount is in dispute. Cabot and we are required to use reasonable efforts to resolve any disputes promptly.

     The management services agreement provides that the services provided by Cabot will be substantially similar in scope, quality and nature to those services provided to us prior to the contribution date. Cabot will also be required to provide the services to us through the same or similarly qualified personnel and the same or similar facilities as it has in the past, but the selection of personnel to perform the various services will be within the sole control of Cabot. In addition, Cabot is not required to increase the volume, scope or quality of the services provided beyond the level at which they were performed for us in the past. The agreement provides that Cabot may cause any third party to provide any service to us that Cabot is required to provide, but that Cabot will remain responsible for any services it causes to be provided in this manner. Cabot is not required to provide any service to the extent the performance of the service becomes impracticable due to a cause outside the control of Cabot, such as natural disasters, governmental actions or similar events of force majeure. Similarly, Cabot is not required to provide any service if doing so would require Cabot to violate any laws, rules or regulations. The agreement also provides that Cabot and we may agree to additional services to be provided by Cabot. The terms and costs of these additional services will be mutually agreed upon by Cabot and us. These additional services may include services that were not provided to the Microelectronics Division of Cabot prior to the contribution date.

     Pursuant to the management services agreement, we have agreed to indemnify and hold harmless Cabot, each of its subsidiaries and their directors, officers, agents and employees from any claims, damages and expenses arising out of the services rendered to us unless resulting from their breach of contract, gross negligence or willful misconduct on their part. In addition, we have agreed that these same persons shall be liable to us only for any claims, damages or expenses resulting from breach of contract, gross negligence or willful misconduct on their part.

     The management services agreement will commence on the date of this offering and will continue until the earlier of the date of the spin-off or two years from the completion of this offering. Cabot and CMC may, by mutual agreement, provide for the continuation of some services after the spin-off. In addition, either Cabot or our company may on each anniversary of the agreement reduce the number, type, scope or amount of services or terminate the management services agreement with respect to one or more of the services provided
thereunder upon giving   days prior written notice.

                          INITIAL PUBLIC OFFERING AND
                             DISTRIBUTION AGREEMENT

GENERAL

     We have entered into an initial public offering and distribution agreement with Cabot, which will be effective as of the closing of this offering, governing our respective rights and duties with respect to this offering and the spin-off. Although Cabot has announced that it plans to complete the spin-off within six to twelve months of the completion of this offering, Cabot is not obligated to do so. We have agreed to cooperate with Cabot in all respects to complete the spin-off. See "Risk Factors -- Risks Relating to Our Separation from Cabot".

COVENANTS

     After this offering, Cabot will continue to own a significant portion of our common stock. As a result, Cabot will continue to include us as a subsidiary for various financial reporting, accounting and other purposes. Accordingly, we have agreed to certain covenants in the initial public offering and distribution agreement, which will be binding on us as long as Cabot owns at least 50% of our outstanding common stock. Some of these covenants are described below:

- Covenants Regarding the Incurrence of Debt. We will not, and will not permit any of our subsidiaries to:

     - create, incur or assume any indebtedness in excess of an aggregate of $ million outstanding at any time, except for indebtedness resulting from an acquisition and meeting various financial tests; and

     - complete, or agree to complete, any acquisition of any acquisition target that does not meet various financial tests.

- Other Covenants.  We have also agreed that:

     - we will not take any action which would have the effect of limiting Cabot's ability to freely sell, pledge or otherwise dispose of shares of our common stock or limiting the legal rights of or denying any benefit to Cabot as our stockholder in a manner not applicable to our stockholders generally;

     - we will not amend our stockholder rights plan, or any successor plan, in a manner that would result in Cabot's ownership of our common stock causing the rights to detach or become exercisable as described under "Description of Capital Stock -- Rights Plan"; and

     - we will not issue any shares of common stock or any rights, warrants or options to acquire our common stock, if after giving effect to such issuance Cabot would own less than 80% of the then outstanding shares of our common stock.

     In addition, we have agreed that, for so long as Cabot is required to consolidate our results of operations and financial position or account for its investment in our company, we will provide Cabot financial information regarding our company and our subsidiaries, consult with Cabot regarding the timing and content of our earnings releases and cooperate fully with Cabot in connection with its public filings.

INDEMNIFICATION

     We have generally agreed to indemnify Cabot and its affiliates against all liabilities arising out of any material untrue statements or omissions in this prospectus and the registration statement of which it is a part and in any and all registration statements, information statements and/or other documents filed with the SEC in connection with the spin-off. Cabot, however, has agreed to indemnify us for liabilities we may incur as a result of material untrue statements or omissions regarding Cabot that are contained in such documents.

EXPENSES

     We will pay the costs and expenses incurred in connection with our separation from Cabot and this offering including the costs and expenses of financial, legal, accounting and other advisers, if any. Cabot will pay the costs and expenses incurred in connection with the spin-off, including the costs and expenses of financial, legal, accounting and other advisors, if any.

                             TAX SHARING AGREEMENT

     We are, and after this offering but prior to the spin-off will continue to be, included in Cabot's consolidated federal income tax group, and our federal income tax liability will be included in the consolidated federal income tax liability of Cabot. We and Cabot have entered into a tax sharing agreement pursuant to which the amount of taxes to be paid or received by us with respect to consolidated or combined returns of Cabot in which we are included generally are determined as though we file separate federal, state, local and foreign income tax returns. Under the terms of the tax sharing agreement, Cabot is not required to make any payment to us for the use of our tax attributes that come into existence prior to the spin-off until such time as we would otherwise be able to utilize such attributes.

     Until the spin-off, Cabot will:

- continue to have all the rights of a parent of a consolidated group;

- have sole and exclusive responsibility for the preparation and filing of consolidated federal and consolidated or combined state, local and foreign income tax returns (or amended returns); and

- have the power, in its sole discretion, to contest or compromise any asserted tax adjustment or deficiency and to file, litigate or compromise any claim for refund relating to these returns.

     In general, we will be included in Cabot's consolidated group for federal income tax purposes for so long as Cabot beneficially owns at least 80% of the total voting power and value of the outstanding common stock, which we expect will be the case until the time of the spin-off. Each member of a consolidated group is jointly and severally liable for the federal income tax liability of each other member of the consolidated group. Accordingly, although the tax sharing agreement allocates tax liabilities between us and Cabot during the period in which we are included in Cabot's consolidated group, we could be liable in the event that any federal tax liability is incurred, but not discharged, by any other member of Cabot's consolidated group. See "Risk Factors -- Risks Relating to Our Separation from Cabot -- We face risks associated with being a member of Cabot's consolidated group for federal income tax purposes".

     Under the terms of the tax sharing agreement, we agree to indemnify Cabot in the event that the spin-off is not tax free to Cabot as a result of various actions taken by or with respect to us or our failure to take various actions.

                         REGISTRATION RIGHTS AGREEMENT

     Although Cabot has announced its plans to complete the spin-off within six to twelve months of the completion of this offering, we cannot assure you that the spin-off will occur within this time frame or at all. See "Risk
Factors -- Risk Factors Relating to Our Separation from Cabot". In the event that Cabot does not complete the spin-off, Cabot could not freely sell all of our shares that it owns without registration under the Securities Act.

     Accordingly, we have entered into a registration rights agreement with Cabot to provide it with registration rights relating to the shares of our common stock which it holds. These registration rights generally become effective at such time as Cabot informs us that it no longer intends to proceed with or complete the spin-off. Cabot can require us to register under the Securities Act all or any portion of our shares covered by the registration rights agreement. In addition, the registration rights agreement also provides for various piggyback registration rights for Cabot. Whenever we propose to register any of our securities under the Securities Act for ourselves or others, subject to certain customary exceptions, we must provide prompt notice to Cabot and include in that registration all shares of our stock which Cabot requests to be included.

     The registration rights agreement sets forth customary registration procedures, including a covenant by us to make available our employees and personnel for road show presentations. All registration expenses incurred in connection with the registration rights agreement will be paid by us. In addition, we must reimburse Cabot for the fees and disbursements of its outside counsel retained in connection with any such registration. The registration rights agreement also imposes customary indemnification and contribution obligations on us for the benefit of Cabot and any underwriters with respect to liabilities resulting from untrue statements or omissions in any registration statement used in any such registration, although Cabot must indemnify us for those liabilities resulting from information provided by Cabot.

     The registration rights under the registration rights agreement will remain in effect with respect to the shares covered by the agreement until those shares have been sold pursuant to an effective registration statement under the Securities Act or such shares have been sold other than in a privately negotiated sale pursuant to Rule 144 under the Securities Act.

                           EMPLOYEE MATTERS AGREEMENT

     We and Cabot have entered into an employee matters agreement that sets forth our mutual understanding with respect to the responsibilities, obligations and liabilities relating to the compensation and benefits of our employees in connection with the offering and spin-off. Under this agreement, with certain exceptions, we will be solely responsible for the compensation and benefits of our employees on and following the offering. The principal exception to this rule is retirement benefits for our employees; Cabot's tax-qualified retirement plans will retain all assets and liabilities relating to our employees on and after the offering (subject to any distributions from the plans that are required or permitted by the plans and applicable law). The employee matters agreement also describes our agreement with Cabot as to the conversion of Cabot stock options and Cabot purchase restricted stock into similar awards relating to our common stock.

                        OPTION GRANTS TO CABOT EMPLOYEES

     We intend to grant options under the 2000 Equity Incentive Plan to Cabot employees. See "Management -- Grants Under the 2000 Equity Incentive Plan".

           SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDER AND MANAGEMENT

                             PRINCIPAL STOCKHOLDER

     The following table sets forth information with respect to beneficial ownership of common stock by Cabot as of December 31, 1999, and as adjusted to reflect the sale of the shares of common stock offered by us in this offering. Cabot is the only person or entity that owns beneficially more than 5% of the outstanding shares of common stock.

                                                                                   PERCENTAGE OF
                                                                                    OUTSTANDING
                                                                                      SHARES
                                                                                BENEFICIALLY OWNED
                                                               SHARES OF        -------------------
NAME AND ADDRESS                                              COMMON STOCK       BEFORE     AFTER
OF BENEFICIAL OWNER                                        BENEFICIALLY OWNED   OFFERING   OFFERING
-------------------                                        ------------------   --------   --------
Cabot Corporation.......................................                          100%
75 State Street
  Boston, Massachusetts

                                   MANAGEMENT

     The following table sets forth information with respect to beneficial ownership of the outstanding common stock of Cabot, as of November 30, 1999, for
(1) each of our directors; (2) each of our executive officers named in the Summary Compensation Table; and (3) all of our directors and executive officers as a group.

     Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying options held by such person that are exercisable within 60 days of November 30, 1999, but excludes shares of common stock underlying options held by any other person.

                                                        PERCENTAGE
                                                        OWNERSHIP                         PERCENTAGE
                                      SHARES OF           OF OUR       SHARES OF CABOT     OWNERSHIP
NAME                               OUR COMMON STOCK      COMPANY        COMMON STOCK      OF CABOT(1)
----                               ----------------     ----------     ---------------    -----------
Samuel W. Bodman.................         --
Kennett F. Burnes................         --
William C. McCarthy..............         --
Matthew Neville..................         --
William P. Noglows...............         --
Daniel J. Pike...................         --
Chris C. Yu......................         --
Bruce M. Zwicker.................         --
All directors and executive
  officers as a group............

---------------

* Denotes less than 1% beneficial ownership.
(1) Other than Mr. Bodman, no named executive officer or director beneficially owns 1% or more of Cabot's common stock, nor do executive officers and directors as a group.

                          DESCRIPTION OF CAPITAL STOCK

     We intend to amend our certificate of incorporation and bylaws upon the completion of this offering. The forms of our amended certificate of incorporation and bylaws will be filed as exhibits to the registration statement of which this prospectus is a part. The following summarizes the terms and provisions of our capital stock upon the closing of this offering. The summary is not complete, and you should read the forms of our certificate of incorporation and bylaws.

     Upon the completion of this offering, our authorized capital stock will
consist of                shares, $0.001 par value per share, of common stock
and                shares, par value $0.001 per share, of preferred stock.

                                  COMMON STOCK

     Each share of our common stock will be identical in all respects and will entitle its holder to the same rights and privileges enjoyed by all other holders of common stock and will subject them to the same qualifications, limitations and restrictions to which all other holders of common stock will be subject. Holders of our common stock will be entitled to one vote per share on all matters to be voted on by our stockholders. Holders of common stock will not have cumulative rights, so that holders of a majority of the shares of common stock present at a meeting at which a quorum is present will be able to elect all of our directors eligible for election in a given year. The holders of a majority of the voting power of the issued and outstanding common stock will constitute a quorum. Holders of our common stock will be entitled to receive ratably the dividends, if any, that are declared by our board of directors out of funds legally available for the declaration of dividends, subject to the preferential rights of any holder of preferred stock that may from time to time be outstanding. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share pro rata in the distribution of all of our assets available for distribution after satisfaction of all of our liabilities and the payment of the liquidation preference of any preferred stock that may be outstanding. The holders of our common stock will have no preemptive or other subscription rights to purchase common stock, and there will be no redemptive rights or sinking fund provisions.

                                PREFERRED STOCK

     Our board of directors will be authorized to cause shares of preferred stock to be issued in one or more series, to determine the numbers of shares of each series, to fix the rights, powers, preferences and privileges of each series and any qualifications, limitations or restrictions thereon and to increase or decrease the number of shares of each such series. Among the specific matters that may be determined by the board of directors are: the annual rate of dividends, the redemption price, if any; the terms of a sinking or purchase fund, if any; the amount payable in the event of any voluntary liquidation, dissolution or winding up of the affairs of our company; conversion rights, if any; and voting powers, if any. Depending upon the terms of the preferred stock established by our board of directors, any or all series of preferred stock could have preferences over the common stock with respect to dividends and other distributions and upon liquidation or could have voting or conversion rights that could adversely affect the holders of the outstanding common stock.

     In addition, the preferred stock could delay, defer or prevent a change of control of our company. We have no present plans to issue shares of preferred stock. Prior to the spin-off, however, it is anticipated that our board of directors will adopt a preferred share purchase rights plan. See "-- Rights Plan".

                      LIMITATION ON DIRECTORS' LIABILITIES

     Our certificate of incorporation will limit the liability of our directors to us and our stockholders to the fullest extent permitted by Delaware law. Specifically, our directors will not be personally liable for money damages for breach of fiduciary duty as a director, except for liability

- for any breach of the director's duty of loyalty to us or our stockholders;

- for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

- under Section 174 of the Delaware General Corporation Law, which concerns unlawful payments of dividends, stock purchases or redemptions; and

- for any transaction from which the director derived an improper personal benefit.

    ANTI-TAKEOVER EFFECTS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS AND
                           PROVISIONS OF DELAWARE LAW

     Our certificate of incorporation, our bylaws and Section 203 of the Delaware General Corporation Law will contain provisions summarized below that may delay, discourage or prevent the acquisition or control of our company by means of a tender offer, open market purchase, proxy fight or otherwise, including acquisitions that might result in a premium being paid over the market price of the common stock.

STOCKHOLDER ACTION BY WRITTEN CONSENT UNTIL THE SPIN-OFF; SPECIAL MEETINGS

     Our certificate of incorporation and bylaws will permit stockholder action by written consent until the time that Cabot and its affiliates cease to beneficially own an aggregate of at least a majority of our then outstanding shares of common stock. Thereafter, any action required or permitted to be taken by our stockholders may be effected only at a duly called annual or special meeting of stockholders and may not be effected by a written consent in lieu of a meeting of stockholders. Prior to Cabot and its affiliates ceasing to beneficially own an aggregate of at least a majority of our then outstanding shares of common stock, we will call a special meeting of stockholders promptly upon the request of Cabot. After Cabot and its affiliates cease to beneficially own an aggregate of at least a majority of our then outstanding shares of common stock, except as otherwise required by law and subject to the rights of the holders of any preferred stock, special meetings of stockholders for any purpose may be called only by our board of directors, its chairman or, at the written request of a majority of our board of directors, our president, and the power of stockholders to call a special meeting will be specifically denied.

ADVANCE NOTICE PROCEDURES

     Our bylaws will require advance notice of the nomination, other than by or at the direction of our board of directors, of candidates for election as directors, as well as for other stockholder proposals, to be considered at annual meetings of stockholders. Subject to some exceptions, notice of intent to nominate a director or raise matters at these meetings will have to be received in writing by us not less than 90 nor more than 120 days prior to the anniversary of the previous year's annual meeting of stockholders, and must contain specific information concerning the person to be nominated or the matters to be brought before the meeting and concerning the stockholder submitting the proposal. If the chairman of a meeting determines that an individual was not nominated, or other business was not brought before the meeting, in accordance with the advance notice procedures, that individual will not be eligible for election as a director, or that business will not be conducted at such meeting, as the case may be.

BOARD OF DIRECTORS

     Our certificate of incorporation and bylaws will provide that the number of directors shall be determined from time to time by a resolution adopted by the majority of our directors. Our certificate of incorporation and bylaws will also provide that the board of directors shall be divided into three classes, as nearly equal in number as possible. Each director will hold office until that person's successor is duly elected and qualified. Vacancies on the board of directors shall be filled by a majority of the remaining directors, or by a sole remaining director, or by our stockholders if the vacancy was caused by the action of our stockholders.

     Subject to the rights of the holders of any series of preferred stock or any other series or class of stock to elect additional directors under specified circumstances, prior to the date when Cabot and its affiliates cease to beneficially own an aggregate of at least a majority of our then outstanding shares of common stock, any director may be removed from office, with or without cause, by the affirmative vote of the holders of at least a majority of the outstanding common stock, voting together as a single class and, on and after the date when Cabot and its affiliates cease to beneficially own an aggregate of at least a majority of our then outstanding shares of common stock, any director may be removed from office only for cause upon the affirmative vote of holders of at least 80% of our outstanding common stock, voting as a single class. A director may not be removed by the stockholders at a meeting unless the notice of the meeting states that the purpose, or one of the purposes, of the meeting is removal of the director.

     The provisions of our certificate of incorporation and bylaws described above would preclude a third party from removing incumbent directors and simultaneously gaining control of our board of directors by filling the vacancies created by removal with its own nominees. Under the classified board provisions described above, it would take at least two elections of directors for any individual or group to gain control of our board of directors.

ADOPTION, AMENDMENT OR REPEAL OF CERTIFICATE OR BYLAWS

     Our certificate of incorporation will provide that the affirmative vote of holders of at least 80% of our outstanding common stock is required to amend, repeal or adopt any provision of our certificate of incorporation inconsistent with the provisions of that certificate regarding amendments to our bylaws, stockholder action by written consent, special meetings of stockholders, our board of directors and the election and removal of directors. Our certificate of incorporation will further provide that our bylaws may be altered, amended or repealed only by our board of directors or upon the affirmative vote of holders of at least 80% of our outstanding common stock, voting together as a single class.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

     We must comply with the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.

     A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns, or, in some cases, within three years prior, did own, 15% or more of the corporation's voting stock. Under Section 203, a business combination between our company and an interested stockholder is prohibited unless it satisfies one of the following three conditions:

- our board of directors must have previously approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

- upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, shares owned by
  (1) persons who are directors and also officers and (2) employee stock plans, in some instances; and

- the business combination is approved by our board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

                            CORPORATE OPPORTUNITIES

     Our certificate of incorporation will provide that we and Cabot and our and their respective subsidiaries may engage in the same or similar business activities and lines of business and have an interest in the same areas of corporate opportunities and that we and Cabot will continue to have contractual and business relations with each other (including service of directors and officers of Cabot as our directors and officers).

     Our certificate of incorporation will provide that, except as Cabot may otherwise agree in writing, Cabot will have the right to:

- engage in the same or similar business activities or lines of business as us;

- do business with any of our potential or actual customers or suppliers; and

- employ or otherwise engage, or solicit for such purpose, any of our officers, directors or employees.

Neither Cabot nor any officer, employee or director of Cabot will be liable to us or our stockholders for breach of any fiduciary or other duty by reason of these activities.

     If Cabot acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both Cabot and us, Cabot will have no duty to communicate that opportunity to us and will not be liable to us or our stockholders because Cabot pursues or acquires that corporate opportunity for itself, directs that corporate opportunity to another person or entity or does not present that corporate opportunity to us.

     If one of our directors, officers or employees who is also a director, officer or employee of a Cabot acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both us and Cabot, our certificate will require that our director, officer or employee act in good faith in accordance with the following policy:

- a corporate opportunity offered to any person who is one of our directors but not one of our officers or employees and who is also an officer or employee (whether or not a director) of Cabot will belong to Cabot, unless the opportunity is expressly offered to that person solely in his or her capacity as our director, in which case the opportunity will belong to us;

- a corporate opportunity offered to any person who is one of our officers or employees whether or not a director and who is also a director but not an officer or employee of Cabot will belong to us, unless the opportunity is expressly offered to that person solely in his or her capacity as a director of Cabot, in which case the opportunity will belong to Cabot; and

- a corporate opportunity offered to any other person who is (1) either one of our officers or employees and either an officer or employee of Cabot or (2) a director of both us and Cabot will belong to Cabot, unless such opportunity is expressly offered to the person solely in his or her capacity as one of our officers, directors or employees, in which case the opportunity will belong to us.

     For purposes of these corporate opportunity provisions, any of our directors who is chairman or vice chairman of our board of directors or a committee thereof will not be deemed to be one of our officers by reason of holding the position, unless the person is one of our full-time employees. If a corporate opportunity is offered to us or Cabot other than through a person who is an officer, director or employee of both us and Cabot, either we or Cabot can pursue that opportunity.

     Under our certificate of incorporation, any corporate opportunity that belongs to Cabot or to us pursuant to the policy described above will not be pursued by the other or directed by the other to another person or entity unless and until Cabot or we, as the case may be, determine not to pursue the opportunity. If the party to whom the corporate opportunity belongs does not, however, within a reasonable period of time, begin to pursue, or thereafter continue to pursue, such opportunity diligently and in good faith, the other party may pursue such opportunity or direct it to another person or entity.

     Our directors, officers or employees acting in accordance with the policy described above:

- will be deemed fully to have satisfied their fiduciary or other duties to us and our stockholders with respect to that corporate opportunity;

- will not be liable to us or our stockholders for any breach of fiduciary duty by reason of the fact that Cabot pursues or acquires that opportunity for itself or directs that corporate opportunity to another person or do not communicate information regarding such opportunity to us;

- will be deemed to have acted in good faith and in a manner they reasonably believe to be in our best interests; and

- will be deemed not to have breached any duty of loyalty or other duty those persons may have to us or our stockholders and not to have derived an improper benefit from these actions.

     The corporate opportunity provisions in our certificate of incorporation will expire on the date that Cabot ceases to beneficially own common stock representing at least 20% of the combined voting power of outstanding shares of our common stock and no person who is one of our directors or officers is also a director or officer of Cabot.

     Our certificate of incorporation will provide that any person purchasing or otherwise acquiring any interest in any shares of our capital stock shall be deemed to have notice of and to have consented to these provisions.

                          TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is Boston EquiServe, L.P.

                                  RIGHTS PLAN

     Prior to the completion of this offering, our board of directors intends to adopt a stockholders' rights plan. Under the rights plan:

- our board of directors will declare a dividend of one preferred share purchase right, or a right, for each outstanding share of our common stock; and

- each right will entitle the registered holder to purchase from us one one-hundredth of a share of a new Series A Junior Participating Preferred
  Stock, par value $1.00 per share, at a price of $     per one one-hundredth of
  a share, with adjustment.

     The description and terms of the rights are described in a rights agreement between us and the designated rights agent. The description presented below is intended as a summary only and is qualified in its entirety by reference to the rights agreement, a form of which has been filed as an exhibit to the registration statement of which this prospectus forms a part. See "Where You Can Find More Information".

     The rights are attached to all certificates representing outstanding shares of our common stock, and no separate right certificates were distributed. The rights will separate from the shares of our common stock on the close of business on the tenth day after the earlier to occur of:

- a public announcement that, without the prior consent of our board of directors, a person or group, known as an acquiring person, including any affiliates or associates of that person or group, acquired beneficial ownership of securities having 15% or more of the voting power of all our outstanding common stock. Cabot, its subsidiaries, employee benefit plans established by or for the benefit of employees of Cabot or its subsidiaries, and members of the Godfrey L. Cabot family and various trusts, estates, corporations and other entities established for the benefit of or directly or indirectly owned by the members of the Godfrey L. Cabot family, are not included in the definition of acquiring person except in cases where Cabot family members or these trusts, estates, corporations and other entities are acting with certain third parties; and

- the date of the commencement of, or announcement of an intention to commence, a tender offer or exchange offer that would result in any person or group becoming an acquiring person.

     We refer to the date on which the rights separate from our common stock as the distribution date. The first date of public announcement that a person or group has become an acquiring person is the stock acquisition date.

     Until the distribution date, rights will be transferred only with the shares of our common stock. In addition, until the distribution date, or earlier redemption or expiration, of the rights:

- new common stock certificates issued upon transfer or new issuance of shares of common stock will contain a notation incorporating the rights agreement by reference; and

- the surrender for transfer of any certificates for shares of common stock outstanding, even without a notation, will also constitute the transfer of the rights associated with the shares of common stock represented by the certificate.

     As soon as practicable following the distribution date, separate certificates evidencing the rights will be mailed to holders of record of the shares of common stock as of the close of business on the distribution date, and to each initial record holder of various shares of common stock issued after the distribution date. The separate right certificates alone will evidence the rights.

     The rights are not exercisable until the distribution date and will expire at 5:00 P.M., New York time, on the tenth anniversary of the date of issuance, unless earlier redeemed by us as described below.

     If any person becomes an acquiring person, except by a permitted offer as defined below, or in the event that more than 50% of our assets or earning power is sold or transferred in either case with or to an acquiring person, each holder of a right will have, under the terms of the rights agreement, the right, known as a flip-in right, to receive upon exercise the number of shares of common stock, or, in the discretion of our board of directors, the number of one-hundredths of a share of preferred stock, or, in some circumstances, our other securities, having a value immediately before the triggering event equal to two times the exercise price. Notwithstanding the description above, following the occurrence of the event described above, all rights that are, or generally were, beneficially owned by any acquiring person or any affiliate or associate of an acquiring person will be null and void.

     A permitted offer is a tender or exchange offer for all outstanding shares of our common stock that is at a price and on terms determined, before the purchase of shares under the tender or exchange offer, by our board of directors, to be adequate, taking into account all factors that our board of directors deems relevant, and otherwise in our best interests and our stockholders' best interest, other than the person or any affiliate or associate on whose behalf the offer is being made.

     If, at any time following the stock acquisition date,

- we are acquired in a merger or other business combination transaction in which the holders of all of the outstanding shares of common stock immediately before the completion of the transaction are not the holders of all of the surviving corporation's voting power; or

- more than 50% of our assets or earning power is sold or transferred with or to an acquiring person; or

- if in the transaction all holders of shares of common stock are not offered the same consideration;

then each holder of a right, except rights which previously have been voided as described above, shall afterwards have the right, known as a flip-over right, to receive, upon exercise, shares of common stock of the acquiring company having a value equal to two times the exercise price. The holder of a right will continue to have the flip-over right whether or not the holder exercises or surrenders the flip-in right.

     The purchase price payable, and the number of one-hundredths of a share of preferred stock or other securities issuable, upon exercise of the rights may be adjusted from time to time to prevent dilution in the event of any one of the following:

- a stock dividend on, or a subdivision, combination or reclassification of, the preferred stock;

- the grant to holders of the shares of preferred stock of various rights or warrants to subscribe for or purchase shares of preferred stock at a price, or securities convertible into shares of preferred stock with a conversion price, less than the then current market price of the shares of preferred stock; or

- the distribution to holders of the shares of preferred stock of evidences of indebtedness or assets, excluding regular quarterly cash dividends, or of subscription rights or warrants, other than those referred to above.

     The purchase price may also be adjusted in the event of a stock split of the shares of common stock, or a stock dividend on the shares of common stock payable in shares of common stock, or subdivisions, consolidations or combinations of the shares of common stock occurring, in any case, before the distribution date.

     With some exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1% in the purchase price. No fractional one-hundredth of a share of preferred stock will be issued and, instead, an adjustment in cash will be made based on the market price of the shares of preferred stock on the last trading day before the date of exercise.

     At any time before the earlier to occur of (1) a person becoming an acquiring person or (2) the expiration of the rights and various other circumstances, we may redeem the rights in whole, but not in part, at a price of $0.01 per right, or the redemption price, which redemption shall be effective upon the action of our board of directors. Additionally, we may redeem the then outstanding rights in whole, but not in part, at the redemption price in connection with a merger or other business combination transaction or series of transaction is which all holders of common stock are treated alike but not involving an interested stockholder, as defined below.

     The shares of preferred stock purchasable upon exercise of the rights will be non-redeemable. Each share of preferred stock will have a minimum preferential quarterly dividend equal to the greater of $
per share and an amount equal to 100 times the aggregate amount of all cash dividends per share and non-cash dividends and distributions per share other than dividends payable in the form of common stock. In the event of liquidation, the holders of preferred stock will receive a minimum preferential liquidation payment of $ per share; thereafter, and after the holders of the common stock
receive liquidation payment of $     per share, the holders of the preferred and
common stock will share the remaining assets in the ratio of one hundred to one (as adjusted) for each preferred and common share so held. Each share of junior preferred stock will have 1,000 votes, voting together with the shares of common stock. In the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each share of preferred stock will be entitled to receive 100 times the amount and type of consideration received per share of common stock. The rights of the preferred stock as to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary anti-dilution provisions. In the event that the amount of accrued and unpaid dividends on the preferred shares is equivalent to at least six full quarterly dividends, the holders of the preferred shares shall have the right, voting as a class, to elect two directors in addition to the directors elected by the holders of the common shares until all cumulative dividends on the preferred shares have been paid through the last quarterly dividend payment date or until non-cumulative dividends have been paid regularly for at least one year.

     Until a right is exercised, the holder will have no rights as a stockholder with respect to the shares covered by that right, including, without limitation, the right to vote or to receive dividends. While the distribution of the rights was not taxable to our stockholders, stockholders may, depending upon the circumstances, recognize taxable income should the rights become exercisable or upon the occurrence of some subsequent events.

     Interested stockholder means any acquiring person or any of their affiliates or associates, or any other person in which an acquiring person or their affiliates or associates have in excess of 5% of the total combined economic or voting power, or any person acting in concert or on behalf of any acquiring person or their affiliates or associates.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon the completion of this offering,
shares of common stock will be outstanding, or      shares if the underwriters
exercise their over-allotment option in full. Of these shares, the      shares
of common stock, assuming the underwriters exercise their over-allotment option in full, sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless held by an "affiliate" of our company as that term is defined in Rule 144 under the Securities Act. All of the shares of common stock outstanding prior to this offering are "restricted securities", as defined under Rule 144. These shares are restricted securities because they were issued in private transactions not involving a public offering and may not be sold in the absence of registration other than in accordance with Rule 144 or Rule 701 promulgated under the Securities Act or another exemption from registration. This prospectus may not be used in connection with any resale of shares of common stock acquired in this offering by our affiliates.

     The shares of our common stock that will continue to be held by Cabot after the offering constitute "restricted securities" within the meaning of Rule 144, and will be eligible for sale by Cabot in the open market after the offering, subject to contractual lockup provisions and the applicable requirements of Rule
144. In connection with this offering, we and Cabot have agreed that, subject to specified exceptions, for a period of 180 days after the date of this prospectus, we and they will not, without the prior written consent of Goldman, Sachs & Co., dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock.

     In general, under Rule 144 as currently in effect, if a minimum of one year has elapsed since the later of the date of acquisition of the restricted securities from the issuer or from an affiliate of the issuer, a person or persons whose shares of common stock are aggregated, including persons who may be deemed our affiliates, would be entitled to sell within any three-month period a number of shares of common stock that does not exceed the greater of

- one percent of the then-outstanding shares of common stock, which equals
  approximately      shares immediately after this offering, and

- the average weekly trading volume during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

     Sales under Rule 144 are also subject to certain restrictions as to the manner of sale, notice requirements and the availability of current public information about us. In addition, under Rule 144(k), if a period of at least two years has elapsed since the later of the date restricted securities were acquired from us or the date they were acquired from one of our affiliates, a stockholder who is not our affiliate at the time of sale and who has not been our affiliate for at least three months prior to the sale would be entitled to sell shares of common stock in the public market immediately without compliance with the foregoing requirements under Rule 144. Rule 144 does not require the same person to have held the securities for the applicable periods. The foregoing summary of Rule 144 is not intended to be a complete description.

     In addition, any employee, director or officer of, or consultant to our company who acquired shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701 of the Securities Act, which permits non-affiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144, and permits our affiliates to sell their Rule 701 shares without having to comply with the holding period restrictions of Rule 144, in each case, commencing 90 days after the date of this prospectus.

     Cabot has announced that it currently plans to complete its divestiture of us by distributing all of the shares of our common stock which it owns to the holders of its common stock. See "Relationships Between Our Company and Cabot Corporation" and

"Risk Factors -- Risks Relating to Our Separation from Cabot". Any shares distributed by Cabot will be eligible for immediate resale in the public market without restrictions by persons other than our affiliates. Our affiliates would be subject to the restrictions of Rule 144 described above other than the one-year holding period requirement.

     Immediately following this offering, none of the           "restricted
securities" will be available for immediate sale in the public market pursuant to Rule 144(k). Beginning 90 days after the date of this prospectus, and without
consideration of the contractual restrictions described above,           shares
issued under or acquired upon exercise of options issued under the 2000 Equity Incentive Plan will be outstanding and eligible for sale in reliance upon Rule
701. Additional shares may be available if options are exercised in the 180-day period following the date of this prospectus. Shares of common stock issued pursuant to the 2000 Equity Incentive Plan generally will be available for sale in the open market by holders who are not our affiliates and, subject to the volume and other applicable limitations of Rule 144, by holders who are our affiliates, unless those shares are subject to vesting restrictions or the contractual restrictions described above.

     Prior to this offering, there has been no public market for the common stock. No information is currently available and we cannot predict the timing or amount of future sales of shares, or the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the common stock prevailing from time to time. Sales of substantial amounts of the common stock (including shares issuable upon the exercise of stock options) in the public market after the lapse of the restrictions described above, or the perception that such sales may occur, could materially adversely affect the prevailing market prices for the common stock and our ability to raise equity capital in the future. See "Risk Factors -- Risks Relating to this Offering -- Shares eligible for future sale could reduce the market price of our common stock".

                              REGISTRATION RIGHTS

     Some holders of our common stock are entitled to registration rights, which are described under "Relationships Between Our Company and Cabot
Corporation -- Registration Rights Agreement".

                                 LEGAL MATTERS

     Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), New York, New York will pass upon the validity of the issuance of the shares of common stock offered hereby. The validity of the shares being issued in this offering will be passed upon for the underwriters by Sullivan & Cromwell, New York, New York.

                                    EXPERTS

     The financial statements as of September 30, 1998 and 1999 and for each of the three years in the period ended September 30, 1999 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-1 with respect to the common stock being offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to Cabot Microelectronics and the shares of common stock offered by this prospectus, reference is made to the registration statement, including its exhibits and schedules. Statements made in this prospectus to any contract or other document are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement, including its exhibits and schedules, at the SEC's public reference room, located at 450 Fifth Street, N.W., Washington, D.C. 20549, or at the SEC's regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, 13th Floor, New York, New York 10048 or on the Internet at http://www.sec.gov. You may obtain a copy of this registration statement from the SEC's public reference room upon payment of prescribed fees. Please call the SEC at (800) SEC-0330 for further information on the operation of the public reference room.

     As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, we will file periodic reports, proxy statements and other information with the SEC.

                   CABOT MICROELECTRONICS MATERIALS DIVISION

                     INDEX TO COMBINED FINANCIAL STATEMENTS

                                                              PAGE(S)
                                                              -------
Report of Independent Accountants...........................    F-2
Combined Balance Sheets at September 30, 1998 and 1999......    F-3
Combined Statements of Income for the years ended September
  30, 1997, 1998 and 1999...................................    F-4
Combined Statements of Division Equity for the years ended
  September 30, 1997, 1998 and 1999.........................    F-5
Combined Statements of Cash Flows for the years ended
  September 30, 1997, 1998 and 1999.........................    F-6
Notes to Combined Financial Statements......................    F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of Cabot Corporation:

In our opinion, the accompanying combined balance sheets and the related combined statements of income, of changes in division equity and of cash flows present fairly, in all material respects, the financial position of Cabot Microelectronics Materials Division (the "Division"), a division of Cabot Corporation, at September 30, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Division's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
November 5, 1999

                   CABOT MICROELECTRONICS MATERIALS DIVISION

                            COMBINED BALANCE SHEETS

                                                                  SEPTEMBER 30,
                                                              ----------------------
                                                                1998         1999
                                                                ----         ----
                                                              (amounts in thousands)
ASSETS
Current assets:
  Cash......................................................   $    38      $    38
  Accounts receivable, less allowance for doubtful accounts
     of $50 at September 30, 1998 and 1999..................     9,057       19,888
  Inventories...............................................     5,913        5,269
  Prepaid expenses and other current assets.................       142          285
  Deferred income taxes.....................................       431          640
                                                               -------      -------
          Total current assets..............................    15,581       26,120
Property, plant and equipment, net..........................    24,713       40,031
Goodwill, net...............................................     1,890        1,610
Other intangible assets, net................................     2,878        2,438
Deferred income taxes.......................................        69           75
                                                               -------      -------
          Total assets......................................   $45,131      $70,274
                                                               =======      =======
LIABILITIES AND DIVISION EQUITY
Current liabilities:
  Accounts payable..........................................   $   914      $   995
  Accrued expenses and other current liabilities............     3,956        6,780
                                                               -------      -------
          Total current liabilities.........................     4,870        7,775
Deferred compensation.......................................       233          422
                                                               -------      -------
          Total liabilities.................................     5,103        8,197
Commitments and contingencies (Note 14)
Division equity.............................................    40,028       62,077
                                                               -------      -------
          Total liabilities and division equity.............   $45,131      $70,274
                                                               =======      =======

    The accompanying notes are an integral part of these combined financial statements.

                   CABOT MICROELECTRONICS MATERIALS DIVISION

                         COMBINED STATEMENTS OF INCOME

                                                                YEARS ENDED SEPTEMBER 30,
                                                              -----------------------------
                                                               1997       1998       1999
                                                               ----       ----       ----
                                                                 (amounts in thousands)
Revenue.....................................................  $33,851    $56,862    $95,701
Revenue -- related party....................................    1,360      1,969      2,989
                                                              -------    -------    -------
                                                               35,211     58,831     98,690
                                                              -------    -------    -------
Cost of goods sold..........................................   18,561     27,686     44,902
Cost of goods sold -- related party.........................    1,360      1,969      2,989
                                                              -------    -------    -------
                                                               19,921     29,655     47,891
                                                              -------    -------    -------
          Gross profit......................................   15,290     29,176     50,799
Operating expenses:
  Research and development..................................    8,411     10,139     14,551
  Selling and marketing.....................................    1,028      3,293      4,572
  General and administrative................................    4,468      8,576     11,880
  Amortization of goodwill and other intangibles............      720        720        720
                                                              -------    -------    -------
          Total operating expenses..........................   14,627     22,728     31,723
                                                              -------    -------    -------
Income before income taxes..................................      663      6,448     19,076
Provision for (benefit from) income taxes...................      (45)     2,211      6,796
                                                              -------    -------    -------
          Net income........................................  $   708    $ 4,237    $12,280
                                                              =======    =======    =======

    The accompanying notes are an integral part of these combined financial statements.

                   CABOT MICROELECTRONICS MATERIALS DIVISION

               COMBINED STATEMENTS OF CHANGES IN DIVISION EQUITY

                                                                                                          NOTES
                                                          ACCUMULATED                                   RECEIVABLE
                                                             OTHER                                         FOR        TOTAL
                                   PARENT     RETAINED   COMPREHENSIVE   COMPREHENSIVE     DEFERRED     RESTRICTED   DIVISION
                                 INVESTMENT   EARNINGS   INCOME (LOSS)      INCOME       COMPENSATION     STOCK       EQUITY
                                 ----------   --------   -------------   -------------   ------------   ----------   --------
                                                              (amounts in thousands)
Balance at September 30, 1996..   $27,147     $  (511)       $ 25                          $  (452)                  $26,209
Capital contribution from Cabot
Corporation....................     1,214                                                                              1,214
Issuance of Cabot restricted
  stock under employee
  compensation plans...........       451                                                     (451)                       --
Amortization of deferred
  compensation.................                                                                242                       242
Net income.....................                   708                       $   708
Foreign currency translation
  adjustment...................                                51                51
                                                                            -------
Total comprehensive income.....                                             $   759                                      759
                                  -------     -------        ----           =======        -------       -------     -------
Balance at September 30, 1997..    28,812         197          76                             (661)                   28,424

Capital contribution from Cabot
  Corporation..................     6,822                                                                              6,822
Issuance of Cabot restricted
  stock under employee
  compensation plans...........       878                                                     (878)                       --
Amortization of deferred
  compensation.................                                                                449                       449
Net income.....................                 4,237                       $ 4,237
Foreign currency translation
  adjustment...................                                96                96
                                                                            -------
Total comprehensive income.....                                             $ 4,333                                    4,333
                                  -------     -------        ----           =======        -------       -------     -------
Balance at September 30, 1998..    36,512       4,434         172                           (1,090)                   40,028

Capital contribution from Cabot
  Corporation..................     9,450                                                                              9,450
Issuance of Cabot restricted
  stock under employee
  compensation plans...........     1,385                                                   (1,385)                       --
Amortization of deferred
  compensation.................                                                                900                       900
Notes receivable for restricted
  stock........................                                                                          $(1,383)     (1,383)
Net income.....................                12,280                       $12,280
Foreign currency translation
  adjustment...................                               802               802
                                                                            -------
Total comprehensive income.....                                             $13,082                                   13,082
                                  -------     -------        ----           =======        -------       -------     -------
Balance at September 30, 1999..   $47,347     $16,714        $974                          $(1,575)      $(1,383)    $62,077
                                  =======     =======        ====                          =======       =======     =======

    The accompanying notes are an integral part of these combined financial statements.

                   CABOT MICROELECTRONICS MATERIALS DIVISION

                       COMBINED STATEMENTS OF CASH FLOWS

                                                               YEARS ENDED SEPTEMBER 30,
                                                             ------------------------------
                                                              1997       1998        1999
                                                              ----       ----        ----
                                                                 (amounts in thousands)
Cash flows from operating activities:
Net income.................................................  $   708    $ 4,237    $ 12,280
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization.........................    1,911      2,208       2,777
     Noncash compensation expense..........................      242        449         900
     Provision for inventory writedown.....................       30        140         130
     Deferred income tax expense...........................       91       (143)       (215)
     Loss on disposal of property, plant and equipment.....       --         30         141
     Changes in operating assets and liabilities:
       Accounts receivable.................................   (1,829)    (3,213)    (10,616)
       Inventories.........................................   (1,201)    (3,246)        646
       Prepaid expenses and other current assets...........       (1)      (139)       (143)
       Accounts payable....................................      165        290          74
       Accrued expenses and other current liabilities......      166      1,600       2,787
       Deferred compensation...............................       79        114         189
                                                             -------    -------    --------
Net cash provided by operating activities..................      361      2,327       8,950
                                                             -------    -------    --------
Cash flows from investing activities:
  Additions to property, plant and equipment...............   (1,692)    (9,313)    (17,194)
  Proceeds from sale of property, plant and equipment......       --          3          65
                                                             -------    -------    --------
Net cash used by investing activities......................   (1,692)    (9,310)    (17,129)
                                                             -------    -------    --------
Net cash flows from financing activities:
  Net capital contributed by Cabot Corporation.............    1,214      6,822       9,450
  Purchase of notes receivable for restricted stock........       --         --      (1,383)
                                                             -------    -------    --------
                                                               1,214      6,822       8,067
                                                             -------    -------    --------
Effect of exchange rate changes on cash....................      107        194         112
                                                             -------    -------    --------
Increase (decrease) in cash................................      (10)        33          --
Cash at beginning of year..................................       15          5          38
                                                             -------    -------    --------
Cash at end of year........................................  $     5    $    38    $     38
                                                             =======    =======    ========

    The accompanying notes are an integral part of these combined financial statements.

                   CABOT MICROELECTRONICS MATERIALS DIVISION

                     NOTES TO COMBINED FINANCIAL STATEMENTS
            (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

1.  DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION:

     Cabot Microelectronics Materials Division (the "Division") is a division of Cabot Corporation ("Cabot"). The Division is a leading supplier of Chemical Mechanical Planarization ("CMP") slurries to the semiconductor industry worldwide. The accompanying financial statements are derived from the historical books and records of Cabot and present the assets and liabilities, results of operations and cash flows applicable to the Division. The financial statements of the Division have been prepared for inclusion in a registration statement relating to the public offering of a portion of the common stock of Cabot Microelectronics Corporation ("CMC"), a wholly-owned subsidiary of Cabot which was incorporated in October 1999. Prior to the planned initial public offering, the assets and liabilities of the Division will be transferred to CMC.

     The combined financial statements include the accounts of each subsidiary or part of each subsidiary which forms Cabot's Microelectronics Materials Division. Intercompany transactions between entities within the Division have been eliminated.

     The combined balance sheets have been prepared using the historical basis of accounting and include all of the assets and liabilities specifically identifiable to the Division. The combined statements of income include all revenue and costs attributable to the Division, including a corporate allocation of employee benefits and costs of shared services (including legal, finance, human resources, information systems, corporate office, and safety, health and environmental expenses). These costs are allocated to the Division based on criteria that management believes to be equitable, such as the Division's revenue in proportion to Cabot's revenue, headcount, or actual utilization. Management believes this provides a reasonable estimate of the costs attributable to the Division. For the years ended September 30, 1997, 1998 and 1999, such allocated costs amounted to $2,358, $3,917, and $5,716, respectively, and are included in operating expenses. Allocated costs may not necessarily be indicative of the costs that would have been incurred by the Division on a standalone basis.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  CASH

     Cash management for the Division was provided by Cabot and net cash provided by Cabot was recorded as contributions of capital to the Division.

  INVENTORIES

     Inventories are stated at the lower of cost, determined on the first-in, first-out (FIFO) basis, or market.

  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are recorded at cost. Depreciation is based on the following estimated useful lives of the assets using the straight-line method:

Buildings...................................................  20-25 years
Machinery and equipment.....................................   5-10 years
Furniture and fixtures......................................   5-10 years
Information systems.........................................    3-5 years

                   CABOT MICROELECTRONICS MATERIALS DIVISION

            (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     Expenditures for repairs and maintenance are charged to expense as incurred. Expenditures for major renewals and betterments are capitalized and depreciated over the remaining useful lives. As assets are retired or sold, the related cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations.

  GOODWILL AND OTHER INTANGIBLE ASSETS

     Goodwill and other intangible assets were acquired in connection with a July 1995 purchase of selected assets (see Note 4). Other intangible assets consist of trade secrets and know-how, distribution rights, customer lists and workforce in place. Goodwill and other intangible assets are amortized on the straight-line basis over their estimated useful lives.

  IMPAIRMENT OF LONG-LIVED ASSETS

     The Division reviews long-lived assets, including goodwill, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable or that the useful lives of these assets are no longer appropriate. Each impairment test is based on a comparison of the undiscounted cash flows to the recorded value of the asset. If an impairment is indicated, the asset is written down to its estimated fair value on a discounted cash flow basis.

  FOREIGN CURRENCY TRANSLATION

     The Division's operations in Europe and Asia operate primarily using the local currency. Accordingly, all assets and liabilities of these subsidiaries are translated using exchange rates in effect at the end of the period, and revenue and costs are translated using weighted average exchange rates for the period. The related translation adjustments are reported in Comprehensive Income in division equity. Gains and losses resulting from foreign currency transactions are immaterial for all periods presented.

  FOREIGN EXCHANGE MANAGEMENT

     The Division has used forward exchange contracts solely to hedge firm commitments denominated in Japanese Yen associated with the construction of its Japan plant. The terms of the currency instrument used to hedge this exposure were consistent with the timing of the committed hedged transaction. The gains and losses on the forward exchange contracts that were designated as hedges of the firm commitment associated with the construction of its Japan plant were deferred and capitalized as part of the cost of the plant. During fiscal 1998, the Division had a $699 loss on these forward exchange contracts. Cash flows from these forward exchange contracts have been included in additions to property, plant and equipment in the combined statement of cash flows. The purpose of the Division's foreign currency management activity is to protect the Division from the risk that eventual cash flow requirements from significant foreign currency commitments may be adversely affected by changes in exchange rates. The Division has not entered into any other derivative transactions. The Division had no forward exchange contracts during 1997 or 1999. The Division does not use derivative financial instruments for trading or speculative purposes.

  FAIR VALUES OF FINANCIAL INSTRUMENTS

     The recorded amounts of cash, accounts receivable, accounts payable, and notes receivable for restricted stock approximate their fair values.

                   CABOT MICROELECTRONICS MATERIALS DIVISION

            (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

  CONCENTRATION OF CREDIT RISK

     Financial instruments that subject the Division to concentrations of credit risk consist principally of accounts receivable. The Division performs ongoing credit evaluations of its customers' financial condition and generally does not require collateral to secure accounts receivable. The Division's exposure to credit risk associated with nonpayment is affected principally by conditions or occurrences within the semiconductor industry. The Division historically has not experienced losses relating to accounts receivables from individual customers or groups of customers. The Division maintains an allowance for doubtful accounts based on an assessment of the collectibility of such accounts.

     At September 30, 1998, one customer accounted for 40.2% of net accounts receivable. At September 30, 1999, three customers accounted for 41.0% of net accounts receivable.

     Revenue from customers who represented more than 10% of revenue were as follows:

                                                       FOR THE YEAR ENDED
                                                         SEPTEMBER 30,
                                                    ------------------------
                                                    1997      1998      1999
                                                    ----      ----      ----
Customer A........................................  42%       38%       22%
Customer B........................................  11%       12%       10%
Customer C........................................   --        --       15%

     Customers B and C in the above table are distributors.

  REVENUE RECOGNITION

     Revenue is recognized upon completion of delivery obligations, provided acceptance and collectibility are reasonably assured. A provision for the estimated warranty cost is recorded at the time revenue is recognized based on the Division's historical experience.

     The Division manufactures certain dispersions which are sold to Cabot at cost. These sales are disclosed as revenue from related party in the combined statements of income. Cabot and the Division have entered into a dispersions services agreement, effective upon the closing date of the planned initial public offering, which provides for dispersions to be sold to Cabot at cost plus a margin. Under the new agreement, Cabot will supply the Division with fumed metal oxide raw materials for these dispersions at no cost. Accordingly, the cost of these fumed metal oxides will not be included in revenue or cost of goods sold (see Note 3). Had the dispersions services agreement been effective for the year ended September 30, 1999, pro forma unaudited revenue from related party would have been $1,994.

  COST OF GOODS SOLD

     The Division has historically purchased all of its fumed metal oxides, critical raw materials used in the manufacturing process, from Cabot at a budgeted standard cost. Purchases of fumed metal oxides from Cabot by the Division totaled $8,812, $16,273, and $20,310 during fiscal 1997, 1998, and 1999, respectively.

     The Division has entered into a new fumed metal oxide supply agreement with Cabot, effective immediately prior to the closing date of the planned initial public offering, under which it will purchase fumed metal oxides at a contractually agreed upon price (see Note 3). Had the

                   CABOT MICROELECTRONICS MATERIALS DIVISION

            (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

purchases of fumed metal oxides that were recorded in cost of goods sold for the year ended September 30, 1999 been at the price specified in the new supply agreement rather than at Cabot's budgeted standard cost of manufacturing, pro forma unaudited cost of goods sold would have been $50,827.

     Cost of sales made to Cabot is disclosed as cost of goods sold from related party in the combined statements of income. Had the dispersions services agreement discussed above been effective for the year ended September 30, 1999, pro forma unaudited cost of goods sold from related party would have been $1,645.

  RESEARCH AND DEVELOPMENT

     Research and development costs are expensed as incurred.

  INCOME TAXES

     The Division was not a separate taxable entity for federal, state or local income tax purposes. The Division's operations are included in the consolidated Cabot tax returns. An income tax provision has been calculated on a separate return basis. Prior to the consummation of the offering, the Division intends to enter into a tax-sharing agreement with Cabot as described in Note 3.

     Deferred income taxes are determined based on the estimated future tax effects or differences between financial statement carrying amounts and the tax bases of existing assets and liabilities. Provisions are made for the U.S. income tax liability and additional non-U.S. taxes on the undistributed earnings of non-U.S. subsidiaries.

  STOCK-BASED COMPENSATION

     The Division participates in Cabot's stock-based compensation plans. In accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), the Division has elected to account for stock-based compensation plans in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and related interpretations. The Division discloses the summary of pro forma effects to reported net income for fiscal 1997, 1998 and 1999, as if the Division had elected to recognize compensation cost based on the fair value of the options and restricted stock granted by Cabot to employees of the Division as prescribed by SFAS 123.

  EARNINGS PER SHARE

     Historical earnings per share data has not been presented because the Division did not operate as a separate legal entity of Cabot with its own capital structure.

  USE OF ESTIMATES

     The preparation of the combined financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenue and expenses during the reported period. Actual results could differ from those estimates.

                   CABOT MICROELECTRONICS MATERIALS DIVISION

            (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

  COMPREHENSIVE INCOME

     The Division implemented SFAS No. 130 "Reporting Comprehensive Income" ("SFAS 130"), effective October 1, 1998. This standard requires the Division to report the total changes in division equity that do not result directly from transactions with stockholders, including those which do not affect retained earnings. Other comprehensive income recorded by the Division is solely comprised of accumulated foreign currency translation adjustments, net of related tax effects. The deferred tax expense associated with foreign currency translation adjustments was $32, $58, and $492 during fiscal 1997, 1998 and 1999, respectively.

  RECENT ACCOUNTING PRONOUNCEMENTS

     In April 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 provides guidance regarding whether computer software is internal-use software, the capitalization of costs incurred for computer software developed or obtained for internal use and accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. The Division does not expect the impact of adopting SOP 98-1, which will be effective for the Division in fiscal 2000, to be material to its financial condition or results of operations.

     In April 1998, the AICPA issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP 98-5"). SOP 98-5 requires companies to expense start-up and organization costs as incurred. SOP 98-5 broadly defines start-up activities and provides examples to help entities determine costs that are and are not within the scope of SOP 98-5. SOP 98-5 will be effective for the Division in fiscal 2000, and its initial application is to be reported as the cumulative effective of a change in accounting principle. The Division does not expect the impact of adopting SOP 98-5 to be material to its financial condition or results of operations.

     In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes new standards of accounting and reporting for derivative instruments and hedging activities. SFAS 133 requires that all derivatives be recognized at fair value in the balance sheet, and the corresponding gains and losses be reported either in the statement of income or as a component of comprehensive income, depending on the type of hedging relationship that exists. The Division does not expect the impact of SFAS 133, which will be effective for fiscal 2001, to be significant given its limited use of derivatives.

     In December 1999, the Securities and Exchange Commission ("SEC") released Staff Accounting Bulletin No. 101 ("SAB 101"), which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. The Division is required to be in conformity with the provisions of SAB 101 no later than October 1, 2000 and does not expect a material change in its financial condition or results of operations as a result of SAB 101.

3.  ARRANGEMENTS WITH CABOT:

     These combined financial statements have been prepared for inclusion in a registration statement relating to the planned initial public offering (the "offering") of a portion of the common stock of CMC. Cabot will continue to beneficially own more than 80% of the outstanding

                   CABOT MICROELECTRONICS MATERIALS DIVISION

            (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

shares of common stock after the offering. In addition, Cabot has announced that sometime after the offering it intends to distribute, pro rata to its common stockholders, all of the shares that it owns by means of a tax-free distribution (subject to board of director's approval and other conditions) (the "spin-off").

     CMC's relationship with Cabot following the offering and spin-off will be governed by the following agreements.

  FUMED METAL OXIDE SUPPLY AGREEMENT

     The Division has entered into a fumed metal oxide supply agreement with Cabot which will become effective upon the closing of the offering. Cabot will continue to be the exclusive supplier of fumed metal oxides, including fumed silica, for currently existing slurry products. The agreement provides for a fixed annual increase in the price of fumed silica of approximately 2% and additional increases if Cabot's raw material costs increase. The agreement contains provisions requiring Cabot to supply the Division with fumed silica in specified volumes. The Division is obligated to purchase at least 90% of the six-month volume forecast and the Division must pay damages to Cabot if the Division purchases less than that amount. In addition, the Division is obligated to pay all reasonable costs incurred by Cabot to provide quality control testing at levels greater than that which Cabot provides to other customers.

     Under the agreement, Cabot will also supply fumed alumina on terms generally similar to those described above. Cabot is not permitted to sell fumed metal oxides to third parties for use in CMP applications.

     Under the agreement, Cabot warrants that its products will meet the Division's agreed upon product specifications. Cabot will be obligated to replace noncompliant products with products that meet the agreed upon specifications. The agreement also provides that any change to product specifications for fumed metal oxides must be by mutual agreement. Any increased costs due to product specification changes will be paid by the Division.

     Historically, the Division did not provide detailed product specifications to Cabot and the Division had the ability to return products that met specifications. Under the Division's new agreement, the Division will provide detailed specifications and its ability to return products may be limited.

     The agreement has an initial term that expires in June 2005 and may be terminated thereafter by either party on June 30 or December 31 in any year upon 18 months prior written notice.

  DISPERSIONS SERVICES AGREEMENT

     The Division has entered into a dispersions services agreement with Cabot which will become effective upon the closing of the offering. The Division will continue to offer fumed metal oxide dispersions services to Cabot, including the manufacturing, packaging and testing of the dispersions. Under the agreement, Cabot shall supply the Division with the fumed metal oxide particles necessary for the manufacture of the dispersions. The pricing of the dispersions services will be determined on a cost-plus basis. The Division's obligation to provide Cabot with dispersions will be limited to certain maximum volumes and Cabot will be obligated to purchase at least 90% of its six-month volume forecasts provided to the Division. Cabot agrees not to engage any third party to provide dispersion services unless the Division is unable to supply the requested or agreed-upon services. The agreement has an initial term that expires in June 2005

                   CABOT MICROELECTRONICS MATERIALS DIVISION

            (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

and may be terminated by either party on June 30 or December 31 in any year upon 18 months prior notice.

  FACILITIES LEASE ARRANGEMENTS

     Following the separation, the Division expects to sublease from Cabot the land and buildings located in Barry, Wales that the Division has historically occupied. The building has been included in the Division's property, plant, and equipment in the financial statements. These assets of the Division had a net book value of $827 at September 30, 1999 and will be recorded as a dividend to Cabot upon the offering. The lease will expire after ten years, subject to earlier termination under certain circumstances.

  MASTER SEPARATION AGREEMENT

     Prior to the offering, Cabot and its subsidiaries are expected to transfer substantially all of the assets and liabilities of the Division to CMC. In addition, the master separation agreement provides for a release and indemnification of all liabilities between the Division and Cabot existing or arising from all acts or events occurring or failing to occur prior to the closing date. The agreement also indemnifies Cabot against any losses in connection with the conduct of CMC's business and affairs after the spin-off.

  INTELLECTUAL PROPERTY AGREEMENT

     The Division is expected to enter into an intellectual property agreement, effective as of the offering, pursuant to which Cabot will transfer to the Division Cabot's intellectual property rights for the business previously conducted by the Division. Such intellectual property includes patents, copyrights, trademarks, the right to sue for infringement of these patents, copyrights and trademarks, technology and know-how, and licenses and other rights concerning third-party technology and intellectual property. In addition, Cabot is expected to assign an undivided one-half interest in various patents that relate to dispersion technology, which are owned by Cabot and used in Cabot's dispersion business and the Division's business. Any costs, taxes or other fees related to the assignments and transfers of intellectual property are to be paid by the Division.

  MANAGEMENT SERVICES AGREEMENT

     Effective as of the closing date of the offering, the Division and Cabot are expected to enter into a management service agreement pursuant to which Cabot will provide certain administrative and corporate support services to the Division on an interim or transitional basis. Such services are expected to include human resources, accounting, treasury, tax, facilities, legal and information services. The charges for such services are expected to allow Cabot to recover the fully allocated direct costs of providing such services plus all out-of-pocket, third party costs and expenses, but without any profit to Cabot. The management services agreement is expected to commence on the date of the offering and continue until the earlier of the date of the spin-off or two years from the completion of the offering. By mutual agreement, Cabot may provide for the continuation of some services after the spin-off.

  INITIAL PUBLIC OFFERING AND DISTRIBUTION AGREEMENT

     Prior to the offering, the Division is expected to enter into an initial public offering and distribution agreement with Cabot which governs the respective rights and duties of the Division and Cabot with respect to the offering and the spin-off. This agreement is expected to be effective as of the closing of the offering. After the offering, Cabot will continue to own a

                   CABOT MICROELECTRONICS MATERIALS DIVISION

            (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

significant portion of the common stock of CMC. As a result, Cabot will continue to include CMC as a "subsidiary" for financial reporting, accounting and other purposes. Accordingly, the Division has agreed to certain covenants in the initial public offering and distribution agreement, which will be binding on CMC as long as Cabot owns at least 50% of CMC's outstanding common stock. These covenants include restrictions on incurring debt over a certain amount and consummating acquisitions that do not meet various financial tests. It is expected that the Division will not be allowed to take any action which has the effect of limiting Cabot's ability to freely sell, pledge or otherwise dispose of shares of CMC common stock. In addition, CMC will not be allowed to issue any shares of common stock or any rights, warrants or options to acquire CMC common stock, if after giving effect to such issuance, Cabot would own less than 80% of the then outstanding shares of CMC common stock. The agreement is expected to indemnify Cabot against all liabilities out of any material untrue statements or omissions in the prospectus and registration statement related to the offering. The Division will be responsible for paying the costs and expenses incurred in connection with the offering.

  TAX-SHARING AGREEMENT

     After the offering, the Division will continue to be included in Cabot's consolidated federal income tax group for as long as Cabot beneficially owns at least 80% of the total voting power and value of the outstanding common stock. The Division and Cabot are expected to enter into a tax-sharing agreement pursuant to which the Division and Cabot will make payments between them to achieve the same effects as if the Division were to file separate federal, state and local income tax returns. Under the terms of the tax-sharing agreement, Cabot will not be required to make any payment to the Division for the use of the Division's tax attributes that arise prior to the spin-off until such time as the Division would otherwise be able to utilize such attributes. Each member of a consolidated group is jointly and severally liable for the federal income tax liability of each other member of the consolidated group. Accordingly, although the tax-sharing agreement allocates tax liabilities between the Division and Cabot, during the period in which the Division is included in Cabot's consolidated group, the Division could be liable in the event that any federal tax liability is incurred, but not discharged, by any other member of Cabot's consolidated group. The Division is also expected to indemnify Cabot in the event that the expected spin-off is not tax free to Cabot as a result of various actions taken by or with respect to the Division or the Division's failure to take various actions.

  EMPLOYEE MATTERS AGREEMENT

     The Division and Cabot are expected to enter into an employee matters agreement under which the Division will, with certain exceptions, be solely responsible for the compensation and benefits of employees of the Division. The principal exception is expected to be retirement benefits for employees of the Division. Cabot's tax-qualified retirement plans will retain all assets and liabilities relating to employees of the Division on and after the offering.

4.  ACQUISITION OF SELECTED ASSETS:

     On July 3, 1995, the Company acquired selected assets used or created in connection with the development and sale of polishing slurries. The acquisition was accounted for using the purchase method of accounting. Accordingly, the purchase price of $9,800 was allocated to the net assets acquired based on their estimated fair values. Identifiable intangible assets, consisting primarily of trade secrets and know-how, distribution rights, customer lists and workforce in place, were valued at $4,300 and are being amortized on a straight-line basis over their

                   CABOT MICROELECTRONICS MATERIALS DIVISION

            (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

estimated useful lives of 7-10 years. The excess of purchase price over the fair value of the net assets acquired (goodwill) was approximately $2,800, and is being amortized on a straight-line basis over ten years. Accumulated amortization of goodwill and other intangible assets as of September 30, 1998 and 1999 was $2,332 and $3,052, respectively. In addition to the purchase price, the Division also pays a royalty fee in the amount of 2.5% of total slurry revenue through June 30, 2002. Royalty fees are paid on a monthly basis and are included in cost of goods sold.

5.  INVENTORIES:

     Inventories consisted of the following:

                                                            SEPTEMBER 30,
                                                           ----------------
                                                            1998      1999
                                                            ----      ----
Raw materials............................................  $3,466    $3,297
Work in process..........................................      91        73
Finished goods...........................................   2,356     1,899
                                                           ------    ------
          Total..........................................  $5,913    $5,269
                                                           ======    ======

6.  PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment consisted of the following:

                                                           SEPTEMBER 30,
                                                         ------------------
                                                          1998       1999
                                                          ----       ----
Land...................................................  $ 1,889    $ 4,168
Buildings..............................................    9,539     21,448
Machinery and equipment................................   10,066     15,350
Furniture and fixtures.................................      271        939
Information systems....................................       53        374
Construction in progress...............................    6,285      2,778
                                                         -------    -------
Total property, plant and equipment....................   28,103     45,057
Less: accumulated depreciation.........................   (3,390)    (5,026)
                                                         -------    -------
Net property, plant and equipment......................  $24,713    $40,031
                                                         =======    =======

     Depreciation expense was $1,191, $1,488 and $2,057 during fiscal 1997, 1998 and 1999, respectively.

                   CABOT MICROELECTRONICS MATERIALS DIVISION

            (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

7.  ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES:

     Accrued expenses and other current liabilities consisted of the following:

                                                            SEPTEMBER 30,
                                                           ----------------
                                                            1998      1999
                                                            ----      ----
Raw material accruals....................................  $1,043    $1,265
Accrued compensation.....................................   1,177     1,568
Warranty accrual.........................................     348       891
Fixed asset accruals.....................................     280       712
Other....................................................   1,108     2,344
                                                           ------    ------
          Total..........................................  $3,956    $6,780
                                                           ======    ======

8.  DEFERRED COMPENSATION

     Under the Cabot Supplemental Employee Retirement Plan, certain officers and employees of the Division elected to defer certain percentages of their compensation to future periods. Amounts deferred as of September 30, 1998 and 1999 were $233 and $422, respectively.

9.  JOINT DEVELOPMENT AGREEMENT:

     In September 1998, the Division entered into a three-year joint development agreement with a customer in the semiconductor industry. Under the agreement, the Division provides the customer with CMP slurries of up to $3,000 over a three-year period in exchange for the use of CMP equipment provided by the customer. The arrangement was accounted for as a nonmonetary transaction in accordance with APB No. 29 "Accounting for Nonmonetary Transactions." The CMP equipment was accounted for as an operating lease in accordance with SFAS No. 13, "Accounting for Leases." The cost of leasing the CMP equipment was valued based upon the slurries that the customer is entitled to receive over the three-year period. Total revenue and lease expense recognized under this agreement were $776 and $1,000, respectively, for the year ended September 30, 1999. Deferred revenue of $224 was recorded as of September 30, 1999.

10.  PENSION PLANS AND POSTRETIREMENT BENEFITS:

     The Division participates in Cabot's noncontributory defined benefit pension plans which cover substantially all Cabot employees. Those Cabot employees who accept employment with Cabot Microelectronics Corporation will terminate employment with Cabot but will maintain their vested and unvested rights in the pension plans. Pension benefits accrue under several benefit plans including the Cash Balance Plan ("CBP"), a defined benefit pension plan, and the Employee Stock Ownership Plan ("ESOP"). Cabot's funding policy is to contribute annual amounts based on actuarial and economic assumptions designed to achieve adequate funding of projected benefit obligations. The net periodic pension cost allocated to the Division on behalf of the Division employees was $26, $96 and $61 during fiscal 1997, 1998 and 1999, respectively. In November 1988, the ESOP was funded with Cabot's newly issued Series B Convertible Preferred Stock, which was acquired with $75,000 borrowed by the ESOP. Benefits provided under Cabot's defined benefit pension plans are primarily based on years of service and the employee's compensation. ESOP costs incurred on behalf of employees of the Division were $75, $90, and $99 during fiscal 1997, 1998 and 1999, respectively.

                   CABOT MICROELECTRONICS MATERIALS DIVISION

            (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     The Division participates in Cabot's defined benefit postretirement plans that provide certain healthcare and life insurance benefits to retired employees. Substantially all of Cabot's U.S. employees become eligible for these benefits if they have met certain age and service requirements at retirement. Cabot funds the plans as claims or insurance premiums are incurred. Postretirement benefit expense is recognized as services are rendered by the employees. Postretirement benefit costs incurred on behalf of employees of the Division were $80, $81, and $99 during fiscal 1997, 1998 and 1999, respectively.

11.  SAVINGS PLAN AND OTHER INCENTIVE COMPENSATION PLANS:

     Cabot sponsors a profit sharing and savings plan called the Cabot Retirement Incentive Savings Plan ("CRISP"). Substantially all of the Division's employees are eligible to participate in the plan under which Cabot will make matching contributions of at least 75% of a participant's contribution up to 7.5% of the participant's eligible compensation, subject to limitations required by government laws or regulations. Cabot's contributions to the CRISP on behalf of employees of the Division were $199, $258, and $385 during fiscal 1997, 1998 and 1999, respectively.

12.  EQUITY INCENTIVE PLANS AND EMPLOYEE LOANS RECEIVABLE:

     Cabot sponsors an Equity Incentive Plan for key employees under which participants may be granted various types of stock-based awards. Awards under the 1996 plan have been made as part of Cabot's Long-Term Incentive Program, which constitutes a significant portion of the awards made under this plan, consist of restricted stock. Restricted stock could be purchased at a price equal to 40% of the fair market value on the date of the award or nonqualified stock options exercisable at the fair market value of Cabot's common stock on the date of the award. Variations of the restricted stock awards were made to international employees in order to try to provide results comparable to U.S. employees. The awards generally vest on the third anniversary of the grant for employees then employed by Cabot, and the options generally expire five years from the date of grant. In November 1998, Cabot Board of Directors adopted the 1999 Equity Incentive Plan. The 1999 plan was approved by the stockholders of Cabot in March 1999. This plan is similar to the 1996 Equity Incentive Plan with the exception of the purchase price, which was established at a price equal to 30% of the fair market value on the date of the award.

     Certain Cabot employees who will become employees of the Company have been granted nonqualified stock options and restricted stock under these plans. Stock options have been granted at the fair market value of Cabot's common stock on the date of grant, vest ratably over four years, and generally expire ten years from the date of grant. Restricted stock awards enable an employee to purchase restricted stock at a price equal to 30% or 40% of the fair market value on the date of the award and such awards generally vest on the third anniversary date of the award. Compensation expense, equal to the discount on the restricted stock, is deferred and recorded as a charge to income over the vesting period. Deferred compensation is recorded as a component of Division equity.

     In May 1999, Cabot adopted a stock purchase assistance plan whereby Cabot may extend credit to its employees to purchase restricted shares of Cabot Corporation common stock awarded under Cabot's 1999 Equity Incentive Plan. Prior to this date, loans were made available to employees by a third party financial institution. On June 30, 1999, Cabot purchased, from a financial institution, all such full recourse loans to Cabot employees outstanding as of that date. As of September 30, 1999, notes receivable from employees of the Division totaled approximately $1,383 and are included as a separate component of Division equity because the restricted stock

                   CABOT MICROELECTRONICS MATERIALS DIVISION

            (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

serves as collateral for the notes. Upon the closing of the planned initial public offering, any restricted stock receivables related to securities which employees have elected to convert from Cabot to CMC will become receivables of CMC.

  RESTRICTED STOCK

     Shares of restricted stock awarded to employees of the Division are summarized as follows:

                                                                       WEIGHTED
                                                                       AVERAGE
                                                         RESTRICTED    EXERCISE
                                                           STOCK        PRICE
                                                         ----------    --------
Outstanding at September 30, 1996......................    46,100       $ 9.67
Granted................................................    31,500        19.55
  Vested...............................................    (8,800)        6.14
  Canceled.............................................        --           --
                                                          -------
Outstanding at September 30, 1997......................    68,800        14.64
  Granted..............................................    48,200        17.09
  Vested...............................................   (10,000)       10.00
  Canceled.............................................      (300)       14.13
                                                          -------
Outstanding at September 30, 1998......................   106,700        16.19
  Granted..............................................    95,300        33.09
  Vested...............................................   (30,300)        9.62
  Canceled.............................................    (4,700)       17.70
                                                          -------
Outstanding at September 30, 1999......................   167,000       $26.98
                                                          =======

     Total compensation expense recognized by the Division for restricted stock based awards under APB 25 amounted to $242, $449, and $900 during fiscal 1997, 1998 and 1999, respectively.

                   CABOT MICROELECTRONICS MATERIALS DIVISION

            (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

  STOCK OPTIONS

     Cabot stock option activity related to employees of the Division is summarized as follows:

                                                                     WEIGHTED
                                                                     AVERAGE
                                                           STOCK     EXERCISE
                                                          OPTIONS     PRICE
                                                          -------    --------
Balance at September 30, 1996...........................  13,072      $ 9.13
Granted.................................................   1,300       23.88
  Exercised.............................................      --          --
  Canceled..............................................      --          --
                                                          ------
Balance at September 30, 1997...........................  14,372       10.46
  Granted...............................................  17,615       35.31
  Exercised.............................................  (4,000)       8.72
  Canceled..............................................      --          --
                                                          ------
Balance at September 30, 1998...........................  27,987       26.35
  Granted...............................................  63,000       27.00
  Exercised.............................................  (2,400)      10.47
  Canceled..............................................  (5,850)      35.31
                                                          ------
Balance at September 30, 1999...........................  82,737      $26.67
                                                          ======

     There were no options granted at prices below the quoted market price of common stock.

     Additional information about outstanding options to purchase Cabot common stock held by employees of the Division at September 30, 1999 is as follows:

                                         OUTSTANDING                        EXERCISABLE
                           ----------------------------------------    ---------------------
                                           WEIGHTED        WEIGHTED                 WEIGHTED
                                            AVERAGE        AVERAGE                  AVERAGE
                            NUMBER        CONTRACTUAL      EXERCISE     NUMBER      EXERCISE
RANGE OF EXERCISE PRICE    OF SHARES    LIFE (IN YEARS)     PRICE      OF SHARES     PRICE
-----------------------    ---------    ---------------    --------    ---------    --------
$7.59-$10.47.............    6,272            .97           $ 7.75       6,272       $ 7.75
$23.88-$35.31............   76,465           2.46            28.22         400        26.70
                            ------                          ------       -----       ------
                            82,737                          $26.67       6,672       $ 8.89
                            ======                          ======       =====       ======

     As permitted by SFAS 123, Cabot has chosen to continue to account for stock options in accordance with the provisions of APB 25 and, accordingly, no compensation expense related to stock option grants was recorded.

                   CABOT MICROELECTRONICS MATERIALS DIVISION

            (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     Pro forma information regarding net income is required by SFAS 123 and has been determined as if the Division had accounted for stock options under the fair value method using the Black-Scholes option-pricing model and the following assumptions:

                                                         YEAR ENDED SEPTEMBER 30,
                                                       -----------------------------
                                                        1997       1998       1999
                                                        ----       ----       ----
Expected stock price volatility......................      26%        34%        35%
Risk free interest rate..............................    6.54%      5.63%      5.42%
Expected life of options.............................  4 years    4 years    4 years
Expected annual dividends............................    $0.40      $0.44      $0.44

     The estimated weighted average fair value of options granted by Cabot to employees of the Division during fiscal 1997, 1998 and 1999 were $6.37, $11.00, and $8.24, respectively. Had the fair value based method been adopted, the Division's pro forma net income for fiscal 1997, 1998 and 1999 would have been $707, $4,218 and $12,213, respectively.

13.  INCOME TAXES:

     Income before income taxes was as follows:

                                                                SEPTEMBER 30,
                                                          -------------------------
                                                          1997     1998      1999
                                                          ----     ----      ----
Domestic................................................  $293    $6,178    $18,655
Foreign.................................................   370       270        421
                                                          ----    ------    -------
          Total.........................................  $663    $6,448    $19,076
                                                          ====    ======    =======

     Taxes on income consisted of the following:

                                                                SEPTEMBER 30,
                                                          -------------------------
                                                          1997      1998      1999
                                                          ----      ----      ----
U.S. federal and state:
Current.................................................  $(156)   $1,953    $6,522
  Deferred..............................................    (17)     (182)     (234)
                                                          -----    ------    ------
Total...................................................   (173)    1,771     6,288
                                                          -----    ------    ------
Foreign:
  Current...............................................     20       401       489
  Deferred..............................................    108        39        19
                                                          -----    ------    ------
Total...................................................    128       440       508
                                                          -----    ------    ------
Total U.S. and foreign..................................  $ (45)   $2,211    $6,796
                                                          =====    ======    ======

                   CABOT MICROELECTRONICS MATERIALS DIVISION

            (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     The provision for income taxes at the Division's effective tax rate differed from the provision for income taxes at the statutory rate as follows:

                                                                SEPTEMBER 30,
                                                          -------------------------
                                                          1997      1998      1999
                                                          ----      ----      ----
Computed tax expense at the federal statutory rate......  $ 232    $2,257    $6,677
U.S. benefits from research and development
activities..............................................   (353)     (367)     (344)
State taxes, net of federal effect......................     10        58       508
Impact of foreign taxation at different rates,
  repatriation and other................................     62       354       155
Foreign sales corporation...............................    (17)     (118)     (243)
Other, net..............................................     21        27        43
                                                          -----    ------    ------
(Benefit) provision for income taxes....................  $ (45)   $2,211    $6,796
                                                          =====    ======    ======

     Significant components of deferred income taxes were as follows:

                                                               SEPTEMBER 30,
                                                              ----------------
                                                               1998      1999
                                                               ----      ----
Deferred tax assets:
  Amortization..............................................  $  281    $  367
  Employee benefits.........................................     596     1,118
  Inventory.................................................     100        89
  Product warranty..........................................     122       168
  Accrued legal fees........................................      64       105
  State and local taxes.....................................      67       144
  Other.....................................................      58       133
                                                              ------    ------
          Total deferred tax assets.........................  $1,288    $2,124
                                                              ======    ======
Deferred tax liabilities:
  Depreciation and amortization.............................  $  698    $  827
  Translation adjustment....................................      90       582
                                                              ------    ------
          Total deferred tax liabilities....................  $  788    $1,409
                                                              ======    ======

14.  COMMITMENTS AND CONTINGENCIES:

  LEASE COMMITMENTS

     Cabot, on behalf of the Division, leases certain transportation vehicles, warehouse facilities, office space, machinery and equipment under cancelable and noncancelable leases, most of which expire within ten years and may be renewed by the Division. Rent expense under such arrangements during fiscal 1997, 1998 and 1999 totaled $160, $150 and $1,439, respectively.

                   CABOT MICROELECTRONICS MATERIALS DIVISION

            (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     Future minimum rental commitments under noncancelable leases as of September 30, 1999 are as follows:

2000................................................  $1,327
2001................................................   1,092
2002................................................      69
2003................................................      26
2004................................................      11
2005 and thereafter.................................      --
                                                      ------
                                                      $2,525
                                                      ======

  OTHER LONG-TERM COMMITMENTS

     Cabot, on behalf of the Division, has a long term supply agreement with the Division's largest customer. The agreement was designed to provide this customer with specified quantities of polishing slurries at agreed-upon prices. This agreement expires in January 2002.

     The Division has an agreement with Davies Imperial Coatings, Inc. ("Davies") pursuant to which Davies will perform certain agreed upon dispersion services for the Division. The Division has agreed to purchase minimum amounts of services per year and has also agreed to invest $150,000 per year in capital improvements or other expenditures to maintain capacity at the Davies dispersions facility. The initial term of this agreement expires in October 2004, with automatic one-year renewals, and contains a 90 day cancellation clause executable by either party.

  CONTINGENCIES

     In June 1998, a lawsuit was commenced by Rodel, Inc. ("Rodel") against Cabot seeking injunctive relief and damages relating to allegations that Cabot, through the Division, is infringing on a United States patent that Rodel owns. The action is presently in discovery and a trial is scheduled to begin in November 2000. In April 1999, Rodel commenced a second lawsuit against Cabot seeking injunctive relief and damages relating to allegations that Cabot is infringing two other United States patents owned by an affiliate of Rodel. In the first lawsuit, the only product that is specifically alleged to infringe a Rodel patent is the Division's W2000 slurry, which is used to polish tungsten and which currently accounts for a significant portion of the Division's revenue. The second lawsuit does not allege infringement by any specific products; instead, it cites one of Cabot's patents (which relates to a CMP polishing slurry for metal surfaces including, among other things, aluminum and copper) as evidence of infringement by Cabot through the manufacture and sale of unspecified products. At this stage, the Division cannot predict whether or to what extent Rodel will make specific infringement claims with respect to any of the Division's products other than the Division's W2000 slurry in these or any future proceedings. It is possible that Rodel will claim that many of the Division's products infringe its patents.

     Although Cabot is the only named defendant in these lawsuits, the Division has agreed to indemnify Cabot for any and all losses and expenses arising out of this litigation as well as any other litigation arising out of the Division's business. Cabot and the Division believe that they have meritorious defenses to these actions and intend to vigorously defend themselves. However, it is not possible to predict the ultimate outcome of these lawsuits. These claims, even

                   CABOT MICROELECTRONICS MATERIALS DIVISION

            (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

if they are without merit, could be expensive and time consuming to defend and could adversely affect the Division's business, financial condition and results of operations.

15.  FINANCIAL INFORMATION BY INDUSTRY SEGMENT AND GEOGRAPHIC AREA:

     The Division has adopted SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information" ("SFAS 131"), which was effective for the fiscal year ended September 30, 1999.

     The Division operates predominantly in one industry segment -- the development, manufacture, and sale of CMP slurries. Although the Division's products can be categorized into various product lines and periodic financial information is available by product line, management determined that the Division's business is considered one reportable segment in accordance with the aggregation criteria under SFAS 131.

     The Division does not classify export sales as foreign sales. Financial information by geographic area was as follows:

                                                               1997       1998       1999
                                                               ----       ----       ----
Revenue:
United States...............................................  $33,650    $55,600    $89,666
  Europe....................................................    1,561      3,231      4,789
  Asia......................................................        0          0      4,235
                                                              -------    -------    -------
Total.......................................................  $35,211    $58,831    $98,690
                                                              =======    =======    =======
Property, plant and equipment, net:
  United States.............................................  $14,975    $17,376    $25,324
  Europe....................................................    2,220      2,461      3,836
  Asia......................................................        0      4,876     10,871
                                                              -------    -------    -------
Total.......................................................  $17,195    $24,713    $40,031
                                                              =======    =======    =======

16.  SUBSEQUENT EVENT (UNAUDITED):

     In December 1999, the Company obtained a letter of commitment from a bank for a line of credit arrangement whereby the Company will be able to borrow an aggregate amount of up to $25,000 for working capital and expenditure needs. The term of the credit arrangement is three years. The Company will be required to pay a fee on the $25,000 commitment amount until the loan agreement is signed and will be required to pay a fee on unused portion of the commitment amount after the loan agreement is signed. The commitment from the bank will be subject to the consummation of the initial public offering of the Company's common stock and certain limits for the aggregate indebtedness of the Company and its subsidiaries at the time of closing of this credit arrangement.

                   CABOT MICROELECTRONICS MATERIALS DIVISION

            (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

17.  VALUATION AND QUALIFYING ACCOUNTS:

     The following table sets forth activities in the Division's allowance for doubtful accounts:

                                              BALANCE AT                                BALANCE AT
                                              BEGINNING     CHARGES TO                    END OF
                                               OF YEAR       EXPENSES     DEDUCTIONS       YEAR
            ACCOUNTS RECEIVABLE               ----------    ----------    ----------    ----------
Year ended:
September 30, 1997..........................     $50            $--          $--            $50
  September 30, 1998........................      50            --            --            50
  September 30, 1999........................      50            --            --            50

                                  UNDERWRITING

     Cabot Microelectronics, Cabot Corporation and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and FleetBoston Robertson Stephens Inc. are the representatives of the underwriters.

                        UNDERWRITERS                          NUMBER OF SHARES
                        ------------                          ----------------
Goldman, Sachs & Co. .......................................
Merrill Lynch, Pierce, Fenner & Smith
 Incorporated...............................................
FleetBoston Robertson Stephens Inc..........................
                                                                  --------
          Total.............................................
                                                                  ========

                            ------------------------

     If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional shares from us to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

     The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

                                 PAID BY
                         CABOT MICROELECTRONICS
                       ---------------------------
                       NO EXERCISE   FULL EXERCISE
                       -----------   -------------
Per Share............    $              $
Total................    $              $

     Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount
of up to $     per share from the initial public offering price. Any such securities dealers may resell any shares purchased from the underwriters to
certain other brokers or dealers at a discount of up to $     per share from the
initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

     We and Cabot have agreed with the underwriters not to sell or otherwise dispose any of our common stock or securities convertible into or exchangeable for shares of our common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives. This agreement does not apply to any existing employee benefit plans. See "Shares Eligible for Future Sale" for a discussion of transfer restrictions.

     Prior to this offering, there has been no public market for the shares. The initial public offering price will be negotiated among us and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be our historical performance, estimates of the business potential and earnings prospects of our company, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

     We will apply to have the common stock included for quotation on Nasdaq under the symbol "CCMP".

     In connection with this offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover posi-tions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

     The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

     These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on Nasdaq, in the over-the-counter market or otherwise.

     FleetBoston Robertson Stephens, an underwriter in this offering, is an affiliate of the lending bank under our credit facility. Merrill Lynch, Pierce, Fenner & Smith Incorporated, also an underwriter in this offering, is an affiliate of Merrill Lynch Bank & Trust, the lending bank for the loan facility available to all recipients of restricted stock grants.

     The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

     We estimate that our share of the total expenses of the offering, excluding
underwriting discounts and commissions, will be approximately $          .

     We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

-------------------------------------------------------
-------------------------------------------------------

  No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the common units offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                               ------------------

                               TABLE OF CONTENTS

Prospectus Summary......................    3
Risk Factors............................    8
Use of Proceeds.........................   17
Dividend Policy.........................   17
Capitalization..........................   18
Dilution................................   19
Selected Financial Data.................   20
Unaudited Pro Forma Combined
  Statement of Income...................   22
Management's Discussion And Analysis of
  Financial Condition And Results of
  Operations............................   24
Business................................   32
Management..............................   46
Relationships Between Our Company and
  Cabot Corporation.....................   55
Security Ownership of Principal
  Stockholder and Management............   63
Description of Capital Stock............   64
Shares Eligible for Future Sale.........   72
Legal Matters...........................   74
Experts.................................   74
Where You Can Find More Information.....   74
Index to Financial Statements...........  F-1
Underwriting............................  U-1

                               ------------------

     Through and including             , 2000 (the 25th day after the date of
this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriting and with respect to an unsold allotment or subscription.
-------------------------------------------------------
-------------------------------------------------------
-------------------------------------------------------
-------------------------------------------------------

                                            Shares

                             CABOT MICROELECTRONICS

                                  CORPORATION

                                  Common Stock

                               ------------------

                                     [LOGO]

                               ------------------

                              GOLDMAN, SACHS & CO.

                              MERRILL LYNCH & CO.

                               ROBERTSON STEPHENS

                      Representatives of the Underwriters
-------------------------------------------------------
-------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth expenses and costs payable by Cabot Microelectronics (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities described in this registration statement. All amounts are estimated except for the Securities and Exchange Commission's registration fee and the National Association of Securities Dealers' filing fee.

                                                              AMOUNT
                                                              ------
Registration fee under Securities Act.......................  $19,800
NASD filing fee.............................................    8,000
Nasdaq National Market fees.................................     *
Legal fees and expenses.....................................     *
Accounting fees and expenses................................     *
Printing and engraving expenses.............................     *
Registrar and transfer agent fees...........................     *
Miscellaneous expenses......................................     *
                                                              -------
          Total.............................................  $
                                                              =======

---------------
* To be filed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation -- a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement, or otherwise.

     Our bylaws and our certificate of incorporation require us to indemnify to the fullest extent authorized by the DGCL any person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise.

     As permitted by section 102(b)(7) of the DGCL, our certificate of incorporation eliminates the liability of a director to the corporation or its stockholders for monetary damages for such breach of fiduciary duty as a director, except for liabilities arising (a) from any breach of the director's duty of loyalty to the corporation or its stockholders; (b) from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under section 174 of the DGCL; or (d) from any transaction from which the director derived an improper personal benefit.

     We intend to obtain primary and excess insurance policies insuring its directors and officers and those of its subsidiaries against certain liabilities they may incur in their capacity as directors and officers. Under these policies, the insurer, on our behalf, may also pay amounts for which we have granted indemnification to the directors or officers.

     Additionally, reference is made to the Underwriting Agreement filed as
Exhibit 1.1 to this registration statement, which provides for indemnification by our Underwriters, their directors and officers who sign the registration statement and persons who control us, under certain circumstances.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     None.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (A) Exhibits

     The following documents are filed as exhibits to this registration statement:

EXHIBIT
NUMBER                       EXHIBIT DESCRIPTION
-------  ------------------------------------------------------------
   1.1   Form of Underwriting Agreement.*
   3.1   Certificate of Incorporation of Cabot Microelectronics
         Corporation.*
   3.2   By-Laws of Cabot Microelectronics Corporation.*
   4.1   Form of Cabot Microelectronics Corporation common stock
         certificate.*
   4.2   Form of Shareholder Rights Agreement.*
   5.1   Opinion of Fried, Frank, Harris, Shriver & Jacobson
         regarding the legality of the shares being registered.*
  10.1   Form of Master Separation Agreement, between Cabot
         Microelectronics Corporation and Cabot Corporation.*
  10.2   Form of IPO and Distribution Agreement, between Cabot
         Microelectronics Corporation and Cabot Corporation.*
  10.3   Form of Tax Sharing Agreement, between Cabot
         Microelectronics Corporation and Cabot Corporation.*
  10.4   Form of Management Services Agreement, between Cabot
         Microelectronics Corporation and Cabot Corporation.*
  10.5   Form of Fumed Metal Oxide Supply Agreement, between Cabot
         Microelectronics Corporation and Cabot Corporation.*
  10.6   Form of Intellectual Property and Confidentiality Agreement,
         between Cabot Microelectronics Corporation and Cabot
         Corporation.*
  10.7   Form of Trademark License Agreement, between Cabot
         Microelectronics Corporation and Cabot Corporation.*
  10.8   Form of Dispersion Services Agreement, between Cabot
         Microelectronics Corporation and Cabot Corporation.*
  10.9   Form of Employee Matters Agreement, between Cabot
         Microelectronics Corporation and Cabot Corporation.*

EXHIBIT
NUMBER                       EXHIBIT DESCRIPTION
-------  ------------------------------------------------------------
 10.10   Form of Registration Rights Agreement, between Cabot
         Microelectronics Corporation and Cabot Corporation.*
 10.11   Purchase Agreement between Cabot Corporation and Intel
         Corporation.*
 10.12   Form of Lease, between Cabot Microelectronics Corporation
         and Davies Imperial Coatings, Inc. for the property located in Hammond, IN.*
 10.13   Form of Sublease for Barry, Wales facility.*
 10.14   2000 Equity Incentive Plan.*
  21.1   List of Subsidiaries.*
  23.1   Consent of PricewaterhouseCoopers, LLP.
  23.2   Consent of Fried, Frank, Harris, Shriver & Jacobson
         (included in Exhibit 5.1).*
  24.1   Power of Attorney (included on signature page).
  27.1   Financial Data Schedule.

---------------
* To be filed by amendment.

(B) Financial Statement Schedules

     Financial statement schedules have been omitted because they are not applicable or the required information is shown in the combined financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

     (1) To provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     (2) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (3) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Aurora, State of Illinois, on January 20, 2000.

                                          CABOT MICROELECTRONICS CORPORATION

                                          By:     /s/ MATTHEW NEVILLE
                                            ------------------------------------
                                              Matthew Neville
                                              President and Chief Executive
                                              Officer

     The undersigned directors and officers of Cabot Microelectronics Corporation hereby constitute and appoint Matthew Neville and William C. McCarthy and each of them with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below this Registration Statement on Form S-1 and any and all amendments thereto, including post-effective amendments to this Registration Statement and to sign any and all additional registration statements relating to the same offering of securities as this Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm that all such attorneys-in-fact, or any of them, or their substitutes shall lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

               SIGNATURE                                  TITLE                          DATE
               ---------                                  -----                          ----
                                           Chairman of the Board
         /s/ KENNETT F. BURNES                                                     January 20, 2000
---------------------------------------
           Kennett F. Burnes

                                           President and Chief Executive
                                             Officer, Director (Principal
                                             Executive Officer)
          /s/ MATTHEW NEVILLE                                                      January 20, 2000
---------------------------------------
            Matthew Neville

                                           Vice President and Chief Financial
                                             Officer (Principal Financial and
                                             Accounting Officer)
        /s/ WILLIAM C. MCCARTHY                                                    January 20, 2000
---------------------------------------
          William C. McCarthy

                                           Director
         /s/ SAMUEL W. BODMAN                                                      January 20, 2000
---------------------------------------
           Samuel W. Bodman

                                           Director
        /s/ WILLIAM P. NOGLOWS                                                     January 20, 2000
---------------------------------------
          William P. Noglows

                                 EXHIBITS INDEX

EXHIBIT
NUMBER                        EXHIBIT DESCRIPTION
-------   ------------------------------------------------------------
 1.1      Form of Underwriting Agreement.*
 3.1      Certificate of Incorporation of Cabot Microelectronics
          Corporation.*
 3.2      By-Laws of Cabot Microelectronics Corporation.*
 4.1      Form of Cabot Microelectronics Corporation common stock
          certificate.*
 4.2      Form of Shareholder Rights Agreement.*
 5.1      Opinion of Fried, Frank, Harris, Shriver & Jacobson
          regarding the legality of the shares being registered.*
10.1      Form of Master Separation Agreement, between Cabot
          Microelectronics Corporation and Cabot Corporation.*
10.2      Form of IPO and Distribution Agreement, between Cabot
          Microelectronics Corporation and Cabot Corporation.*
10.3      Form of Tax Sharing Agreement, between Cabot
          Microelectronics Corporation and Cabot Corporation.*
10.4      Form of Management Services Agreement, between Cabot
          Microelectronics Corporation and Cabot Corporation.*
10.5      Form of Fumed Metal Oxide Supply Agreement, between Cabot
          Microelectronics Corporation and Cabot Corporation.*
10.6      Form of Intellectual Property and Confidentiality Agreement,
          between Cabot Microelectronics Corporation and Cabot
          Corporation.*
10.7      Form of Trademark License Agreement, between Cabot
          Microelectronics Corporation and Cabot Corporation.*
10.8      Form of Dispersion Services Agreement, between Cabot
          Microelectronics Corporation and Cabot Corporation.*
10.9      Form of Employee Matters Agreement, between Cabot
          Microelectronics Corporation and Cabot Corporation.*
10.10     Form of Registration Rights Agreement, between Cabot
          Microelectronics Corporation and Cabot Corporation.*
10.11     Purchase Agreement between Cabot Corporation and Intel
          Corporation.*
10.12     Form of Lease, between Cabot Microelectronics Corporation
          and Davies Imperial Coatings, Inc. for the property located in Hammond, IN.*
10.13     Form of Sublease for Barry, Wales facility.*
10.14     2000 Equity Incentive Plan.*
21.1      List of Subsidiaries.*
23.1      Consent of PricewaterhouseCoopers, LLP.
23.2      Consent of Fried, Frank, Harris, Shriver & Jacobson
          (included in Exhibit 5.1).*
24.1      Power of Attorney (included on signature page).
27.1      Financial Data Schedule.

---------------
* To be filed by amendment.